UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of

The Securities Exchange Act of 1934

(Amendment No.     )

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REGIONS FINANCIAL CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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REGIONS FINANCIAL CORPORATION

PROXY STATEMENT

AND

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

REGIONS FINANCIAL CORPORATION

1900 Fifth Avenue North

Birmingham, Alabama 35203

To our Stockholders:

You are cordially invited to attend the 2015 annual meeting of stockholders of Regions Financial Corporation, to be held at 9:00 A.M., local time, on April 23, 2015, in the Upper Lobby Auditorium of Regions Bank, 1901 Sixth Avenue North, Birmingham, Alabama 35203. We hope that you will be able to attend.

The formal notice of the annual meeting setting forth the business that is expected to come before the meeting follows this letter. Our materials include our proxy statement, which contains a letter from our Lead Independent Director and form of proxy. If you have elected to receive your proxy statement by mail, then accompanying the proxy statement is our Annual Report on Form 10-K for the year ended December 31, 2014 and Chairman’s Letter. If you have elected to receive your proxy statement electronically, then our Annual Report on Form 10-K for the year ended December 31, 2014 and Chairman’s Letter are available on the Internet with the proxy statement.

We are continuing to use the Securities and Exchange Commission rule that allows us to furnish our proxy materials to stockholders over the Internet. This means most of our stockholders will receive only a notice containing instructions on how to access the proxy materials over the Internet and vote online. We believe this offers a convenient way for stockholders to review the materials and substantially reduces our printing and mailing expenses. If you receive the notice but would still like to receive paper copies of the proxy materials, please follow the instructions on the notice or on the website referred to on the notice. We ask you to consider signing up to receive these materials electronically in the future by following the instructions after you vote your shares over the Internet. By delivering proxy materials electronically to our stockholders, we reduce the costs of printing and mailing our proxy materials. To enroll for electronic delivery, visit http://enroll.icsdelivery.com/rf.

Your vote is important, and in order that we may be assured of a quorum, we urge you to vote as soon as possible, even if you plan to attend the meeting. The notice and the proxy statement contain instructions on how you can vote your shares over the Internet, by telephone or by mail if you have received a printed copy of the materials and proxy card.

If your shares are held for you by your broker, it is important that you instruct your broker on how you want to vote. Under New York Stock Exchange rules, your broker will not be able to use its discretion to vote your shares for the election of Directors or matters related to executive compensation or the Regions Financial Corporation 2015 Long Term Incentive Plan. Please instruct your broker on how you want to vote by following the instructions on the form sent by your broker.

Thank you for your continued investment in and support of Regions Financial Corporation, and I look forward to welcoming you to our annual meeting.

March 10, 2015

Sincerely,

O. B. Grayson Hall, Jr.

Chairman, President and Chief Executive Officer

OTHER MATTERS	87

Important Notice Regarding Delivery of Security Holder Documents	87
Cost of Proxy Solicitation	87
Submission of Stockholder Proposals or Nominations for 2016 Annual Meeting of Stockholders	87
Other Business	88

APPENDIX A: GAAP TO NON-GAAP AND OTHER RECONCILIATIONS	A-1

APPENDIX B: REGIONS FINANCIAL CORPORATION 2015 LONG TERM INCENTIVE PLAN	B-1

REGIONS FINANCIAL CORPORATION

1900 Fifth Avenue North

Birmingham, Alabama 35203

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

To be held Thursday, April 23, 2015

TO THE STOCKHOLDERS OF REGIONS FINANCIAL CORPORATION:

The 2015 Annual Meeting of Stockholders of Regions Financial Corporation (“Regions”), a Delaware corporation, will be held:

Date: Thursday, April 23, 2015

Time: 9:00 A.M., local time

Place: Upper Lobby Auditorium of Regions Bank, 1901 Sixth Avenue North, Birmingham, Alabama 35203

Record Date: February 23, 2015

The annual meeting is being held for the following purposes:

1.	Election to our Board of Directors of the 12 Director nominees named in the proxy statement to serve as Directors until the next annual meeting of stockholders or in each case until their successors are duly elected and qualified;

2.	Ratification of the selection of Ernst & Young LLP as Regions’ independent registered public accounting firm for the year 2015;

3.	Nonbinding stockholder approval of executive compensation; and

4.	Approval of the Regions Financial Corporation 2015 Long Term Incentive Plan.

We also will act on any other business that may properly come before the meeting, although we have not received notice of any other matters that may be properly presented.

The Regions Board of Directors fixed the close of business on February 23, 2015, as the record date for the annual meeting of stockholders. This means that only Regions common stockholders of record at such date are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the annual meeting. A complete list of Regions stockholders of record entitled to vote at the annual meeting will be made available for inspection by any Regions stockholder for 10 days prior to the annual meeting at the principal executive offices of Regions and at the time and place of the annual meeting.

The annual meeting will begin promptly at 9:00 A.M., local time, and check-in will begin at 8:00 A.M., local time. Please allow ample time for the check-in process. To be admitted to our annual meeting, you must present proof of your stock ownership as of the record date and a valid, government-issued photo identification. See page 15 for further details regarding proof of stock ownership. Your vote is important. Whether or not you plan to attend the annual meeting, you are encouraged to submit your proxy with voting instructions. To vote your shares, please follow the instructions in the Notice of Internet Availability of Proxy Materials or the proxy card you received in the mail. If you vote by telephone or via the Internet, you need not return a proxy card. You may revoke your proxy at any time before the vote is taken by notifying the Corporate Secretary of Regions in writing or by validly submitting another proxy by telephone, Internet or mail. If you are present at the meeting, you may vote your shares in person, which will supersede your proxy. If you hold shares through a broker or other custodian, check the voting instructions provided to you by that broker or custodian.

March 10, 2015

By Order of the Board of Directors

Fournier J. Gale, III

Corporate Secretary

  ï  2015 Proxy Statement    1

REGIONS FINANCIAL CORPORATION

1900 Fifth Avenue North

Birmingham, Alabama 35203

March 10, 2015

PROXY STATEMENT

The Board of Directors (the “Board”) of Regions Financial Corporation (“Regions” or the “Company”) is furnishing you with this proxy statement to solicit proxies on its behalf to be voted at the 2015 annual meeting of stockholders of Regions. The 2015 annual meeting will be held in the Upper Lobby Auditorium of Regions Bank, 1901 Sixth Avenue North, Birmingham, Alabama 35203 on Thursday, April 23, 2015, at 9:00 A.M., local time. The proxies also may be voted at any adjournments or postponements of the annual meeting.

The mailing address of our principal executive offices is 1900 Fifth Avenue North, Birmingham, Alabama 35203. We are first furnishing the proxy materials to stockholders on March 10, 2015.

All properly executed written proxies and all properly completed proxies submitted by telephone or Internet that are delivered pursuant to this solicitation will be voted at the 2015 annual meeting of stockholders in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of voting at the meeting.

Only owners of record of shares of Regions common stock as of the close of business on February 23, 2015, the record date, are entitled to notice of, and to vote at, the meeting or at any adjournments or postponements of the meeting. Each owner of record on the record date is entitled to one vote for each share of common stock held. On February 23, 2015, there were 1,342,806,171 shares of common stock issued and outstanding.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 23, 2015:

The Notice of Annual Meeting and Proxy Statement,

Annual Report on Form 10-K for the year ended December 31, 2014 and Chairman’s Letter

are available at www.regions.com or www.proxyvote.com.

Admission to the Annual Meeting

Admission to our annual meeting is limited to our registered and beneficial stockholders as of the record date and persons holding valid proxies from stockholders of record. To be admitted to our annual meeting, you must bring a valid, government-issued photo identification and proof of your stock ownership as of the record date, such as:

¡	If you are a stockholder of record, bring the Admission Ticket appearing on the top of your proxy card or bring the Notice of Internet Availability of Proxy Materials received in the mail.

¡	If your shares are held at a bank or broker, bring the Notice of Internet Availability of Proxy Materials you received in the mail or a brokerage statement evidencing ownership of Regions common stock as of the record date.

¡	If you received our meeting materials electronically, bring a copy of the e-mail notification.

Stockholders who do not present the Admission Ticket or other proof of stock ownership will be admitted upon verification of ownership at the registration desk.

The use of any electronic devices such as cameras (including cell phones with photographic capabilities), recording devices, smart phones, tablets, laptops and other similar devices is strictly prohibited. See page 15 for further details.

Individuals with a disability requesting assistance please contact Regions’ Americans with Disabilities Act Manager Kathy Lovell by email at kathy.lovell@regions.com, by phone at 205-264-7495 or toll-free 1-800-734-4667, or using Regions’ Telecommunication Device for the Deaf (TTY/TDD) toll free at 1-800-374-5791.

2       ï  2015 Proxy Statement

PROXY SUMMARY

PROXY SUMMARY

This summary highlights certain information regarding Regions. This summary does not contain all of the information provided elsewhere in the proxy statement; therefore, you should read the entire proxy statement carefully before voting.

For more complete information regarding the Company’s 2014 performance, review the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

2015 Annual Meeting of Stockholders

• Date and Time:	April 23, 2015, 9:00 A.M. (CDT)

• Location:	Regions Bank, Upper Lobby Auditorium 1901 Sixth Avenue North Birmingham, AL 35203

• Record Date:	February 23, 2015

• Voting:	Stockholders as of the record date are entitled to vote. Stockholders of record can vote by proxy several ways:

To vote with your mobile device (tablet or smartphone) scan the Quick Response Code that appears on your proxy card or Notice of Internet Availability of Proxy Materials to vote with your mobile device (may require free software).

To vote over the Internet visit www.proxyvote.com and enter your 12 digit control number that appears on your proxy card, e-mail notification or Notice of Internet Availability of Proxy Materials.
To vote by phone call 1-800-690-6903 and follow the recorded instructions. If you vote by telephone, you also will need your control number referenced above.

If you request printed copies of the proxy materials be sent to you by mail, vote by filling out the proxy card and send it back in the envelope provided to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Vote in person at the meeting.

If you hold your stock in street name or through the Regions Financial Corporation 401(k) Plan, see Questions and Answers about the Annual Meeting and Voting beginning on page 14 for more information about how to vote your shares.

Admission to our annual meeting is limited to our registered and beneficial stockholders as of the record date and persons holding valid proxies from stockholders of record. To be admitted to our annual meeting, you must bring proof of your stock ownership as of the record date and a valid photo identification. See page 15 for further details.

  ï  2015 Proxy Statement    3

PROXY SUMMARY

Proposals That Require Your Vote

		Board Recommendation	More Information	Votes Required for Approval
PROPOSAL 1	Election of Directors	FOR each Director Nominee	Page 21	Affirmative “FOR” vote of a majority of the votes cast for or against each of these proposals. Abstentions and broker non-votes have no effect on the vote results for these proposals.
PROPOSAL 2	Ratification of Selection of Ernst & Young LLP as Independent Registered Public Accounting Firm	FOR	Page 48
PROPOSAL 3	Nonbinding Stockholder Approval of Executive Compensation	FOR	Page 51
PROPOSAL 4	Approval of the Regions Financial Corporation 2015 Long Term Incentive Plan	FOR	Page 80

Affirmative “FOR” vote of a majority of the votes cast on this proposal with abstentions treated as votes cast.

Abstentions have the same effect as a vote cast “Against” this proposal.

Broker non-votes have no effect on the vote results for this proposal.

Information about Regions

Regions is a financial holding company headquartered in Birmingham, Alabama that operates in the South, Midwest and Texas. Regions, through its subsidiaries, provides traditional commercial, retail and mortgage banking services, as well as other financial services in the fields of asset management, wealth management, securities brokerage, insurance, trust services, and specialty financing.

At December 31, 2014, Regions had total consolidated assets of approximately $119.7 billion, consolidated deposits of approximately $94.2 billion and total consolidated stockholders’ equity of approximately $17.0 billion.

Regions is a Delaware corporation. Regions’ principal executive offices are located at 1900 Fifth Avenue North, Birmingham, Alabama 35203.

Regions conducts its banking operations through Regions Bank, an Alabama state-chartered commercial bank that is a member of the Federal Reserve System. At December 31, 2014, Regions Bank operated 1,997 ATMs and 1,666 banking offices in 16 states.

2014 Business Highlights

Performance

•	Increased diluted earnings per share by 4 percent compared to prior year.
•	Increased stock price by 7 percent.
•	Reduced adjusted expenses by 2 percent.*

Capital

•	Returned approximately $500 million of capital through share repurchases and increased dividend.
•	Maintained strong capital levels as the Tier 1 Common ratio was 11.65 percent, an increase of 44 basis points during the year.
•	Improved overall asset quality as all credit metrics improved during 2014.

Customers

•	Increased number of quality households and grew number of checking, savings, credit card and wealth management accounts.
•	Increased loan balances by $3 billion or 4 percent.
•	Increased deposit balances by $2 billion or 2 percent, while deposit costs reached historic lows.

*	See reconciliation in Regions’ Annual Report on Form 10-K for the year ended December 31, 2014 on page 42.

4       ï  2015 Proxy Statement

PROXY SUMMARY

Stock Performance Graph

This graph shows the cumulative total stockholder return for Regions common stock in each of the five years from December 31, 2009 to December 31, 2014. The graph also compares the cumulative total returns for the same five-year period with the S&P 500 Index and the S&P Banks Index (also known as “S&P 500 Banks Index”).

The comparison assumes $100 was invested on December 31, 2009, in Regions common stock, the S&P 500 Index, and the S&P Banks Index (also known as “S&P 500 Banks Index”) and assumes that all dividends were reinvested.

	Cumulative Total Return
	12/31/09	12/31/10	12/31/11	12/31/12	12/31/13	12/31/14
Regions	$100.00	$133.08	$82.42	$137.49	$192.79	$209.43
S&P 500 Index	100.00	115.06	117.48	136.26	180.38	205.05
S&P Banks Index	100.00	119.84	107.00	132.74	180.15	208.10

  ï  2015 Proxy Statement    5

PROXY SUMMARY

Director Nominees (page 23)

	Age	Independent	Principal Occupation	Other Boards (1)	Regions Board Committee(s)
George W. Bryan (2)	70	Yes	Chief Executive Officer, Old Waverly Properties, LLC		• Audit Committee • Risk Committee (Chair)
Carolyn H. Byrd (2)	66	Yes	Chairman and CEO, GlobalTech Financial, LLC	• Popeyes Louisiana Kitchen, Inc. • Federal Home Loan Mortgage Corporation	• Audit Committee (Chair) • Risk Committee
David J. Cooper, Sr.	69	Yes	Vice Chairman, Cooper/T. Smith Corporation	• Alabama Power Company	• Compensation Committee • Nominating and Corporate Governance (“NCG”) Committee
Don DeFosset	66	Yes	Retired Chairman, President and CEO, Walter Industries, Inc.	• Terex Corporation • National Retail Properties • ITT Corporation	• Compensation Committee (Chair) • Risk Committee
Eric C. Fast (2)	65	Yes	Retired CEO, Crane Co.	• Automatic Data Processing, Inc. • Lord Abbett Family of Funds	• Audit Committee • Risk Committee
O. B. Grayson Hall, Jr.	57	No	Chairman, President and CEO, Regions Financial Corporation and Regions Bank	• Zep, Inc. • Vulcan Materials Company
John D. Johns (4)	63	Yes	Chairman, President and CEO, Protective Life Corporation	• Genuine Parts Company • The Southern Company	• NCG Committee • Risk Committee
Ruth Ann Marshall	60	Yes	Retired President, The Americas, MasterCard International, Inc.	• ConAgra Foods, Inc. • Global Payments, Inc.	• Compensation Committee • NCG Committee
Susan W. Matlock	68	Yes	Retired President and CEO, Innovation Depot, Inc.		• Compensation Committee • Risk Committee
John E. Maupin, Jr. (2)	68	Yes	Retired President, Morehouse School of Medicine	• LifePoint Hospitals, Inc. • VALIC Company I and II • HealthSouth Corporation	• Audit Committee • NCG Committee
Charles D. McCrary (3)	63	Yes	Retired President and CEO, Alabama Power Company		• NCG Committee (Chair)
Lee J. Styslinger III (2)	54	Yes	Chairman and CEO, Altec, Inc.	• Vulcan Materials Company	• Audit Committee • Compensation Committee
(1)	Corporations subject to the registration or reporting requirements of the Securities Exchange Act of 1934, as amended, or registered under the Investment Company Act of 1940.

(2)	Audit Committee Financial Expert.

(3)	Lead Independent Director.

(4)	Risk Management Expert.

Directors’ Skills and Qualifications

In addition to diversity, which is an important component of our Board’s composition, below are some of our current Directors’ skills and qualifications:

✓	Academia
✓	Ethics and integrity
✓	Business operations
✓	Corporate governance
✓	Environmental/sustainability/corporate responsibility
✓	Capital allocation
✓	Financial expertise/literacy
✓	Financial services industry
✓	Insurance industry
✓	International
✓	Investments
✓	Real estate
✓	Risk management
✓	Technology
✓	Outside board experience
✓	CEO or senior executive officer experience
✓	Regulatory acumen
✓	Innovator/growth creator
✓	Strategic planning
✓	Compliance and legal acumen
✓	Executive compensation and benefits

6       ï  2015 Proxy Statement

PROXY SUMMARY

Corporate Governance (page 32)

Regions has a longstanding commitment to providing effective governance of Regions’ business and affairs for the benefit of stockholders. The Board’s Nominating and Corporate Governance (“NCG”) Committee periodically reviews our Corporate Governance Principles to maintain effective and appropriate standards of corporate governance. A commitment to strong governance practices is a hallmark of the Board’s stewardship on behalf of stockholders and stakeholders. As such, we regularly review our practices to ensure effective collaboration between management and our Board. Below are some of the governance best practices that we follow.

What We Do

✓	Maintain an Overwhelmingly Independent Board	Of the Board’s current 13 Directors, 12 are independent, including the Lead Independent Director.
✓	Recruit the Best Directors	Our Board reflects a range of talents, ages, skills, diversity, and expertise.
✓	Strive for Board Diversity	Currently, 23 percent of our Directors are female and 15 percent are ethnically diverse.
✓	Maintain a Declassified Board	Directors are elected annually by a majority of votes cast in an uncontested election.
✓	Hold Frequent Board and Committee Meetings	The Board held 12 meetings in 2014, and the Board’s Committees held 27 meetings in 2014. The Board meets in executive session at each regular Board meeting and most conference call Board meetings.
✓	Expect Director Attendance at Meetings	Our current Director attendance for Board and Committee meetings averaged over 95 percent in 2014, and each Director attended over 75 percent of Board and Committee meetings on which the Director served.
✓	Maintain Independent Committees	The Board has four standing Committees to assist it in carrying out its work: Audit Committee, Compensation Committee, NCG Committee, and Risk Committee. Each of these Committees operate under a written charter approved by the Board and annually reviewed by each Committee and the NCG Committee.
✓	Maintain Corporate Governance Principles	The Board has adopted comprehensive Corporate Governance Principles to guide its oversight and independent governance leadership.
✓	Conduct Board Self-Evaluations	The Board and its Committees conduct annual self-evaluations.
✓	Facilitate a Director Education Program	The Board has a robust Director Education Program to keep abreast of products, services and lines of business offered by the Company and its affiliates; significant risks and compliance issues; laws, regulations and requirements applicable to the Company and its affiliates; corporate governance best practices; and changes in the financial industry.
✓	Conduct CEO Evaluation	The Board conducts an annual evaluation of the Chief Executive Officer.
✓	Administer Board Orientation	New Directors attend a Board orientation session, including Committee-specific orientation sessions, as appropriate.
✓	Maintain Stock Ownership Requirements	Robust stock ownership guidelines for Directors and Executive Officers have been implemented.
✓	Properly Align Executive Compensation	We have specific policies and practices to align executive compensation with long-term stockholder interests; these policies and practices are routinely reviewed by the Compensation Committee in conjunction with an independent consultant.
✓	Provide for a Strong Clawback Policy	We have adopted an enhanced clawback policy that applies to our Executive Officers, as well as a number of other senior officers.
✓	Review Management and Succession Planning	The Board reviews management talent and succession at least annually.
✓	Continuous Focus on Strategic Planning	The Board and management regularly focus on strategy and planning.
✓	Promote Cross-Committee Membership	The Chairs of the Audit Committee and Risk Committee serve on both Committees.
✓	Administer a Code of Conduct	The Company adopted a comprehensive Code of Business Conduct and Ethics (“Code of Conduct”) applicable to all Directors, Executive Officers and associates. Vendors and consultants are expected to adhere to any applicable Code of Conduct provisions.
✓	Maintain an Ethics Council	We established an internal Ethics Council to ensure proper oversight and application of the Code of Conduct.
✓	Actively Fight Cybersecurity Threats	The Company makes on-going investments in systems and technology as well as training and education for all associates to combat cybersecurity threats.
✓	Keep Directors Informed	Our Directors and Committees are routinely provided with articles to stay well informed of trends and best practices with respect to corporate governance, risk management, compensation, audit, regulatory and other topics.
✓	Remain Socially Responsible	We have a longstanding commitment to corporate social responsibility.

  ï  2015 Proxy Statement    7

PROXY SUMMARY

✓	Disclose Political Contributions	We disclose annually our independent expenditures and corporate political giving.
✓	Maintain Mandatory Director Retirement Policy	Directors retire on the date of the next annual meeting of stockholders after reaching age 72.
✓	Require Management Accountability	Management is accountable to the Board and the stockholders for their decisions.
✓	Keep Stockholder Voting Rights Consistent with Ownership	All common stockholders are entitled to one vote per share of common stock. Holders of preferred stock are not entitled to vote at the meeting.
✓	Pay for Performance	Majority of pay is not guaranteed. Executive compensation is tied to Company performance and aligned with the long-term interest of stockholders.
✓	Communicate with our Stockholders	If requested by major stockholders, our Lead Independent Director will ensure he is available for consultation and direct communication.

What We Don’t Do
X	No Hedging of Regions Securities	Policies restricting all hedging of Regions equity securities by Directors, Executive Officers and associates have been adopted.
X	No Pledging of Regions Securities	Polices restricting pledging of Regions equity securities by Directors and Executive Officers are enacted.
X	No Selective Disclosure of Information	We have a Fair Disclosure Policy applicable to all Directors, Executive Officers and associates to ensure timely, transparent, consistent and accurate financial and other information is provided to the investing community on a non-selective basis.
X	No Adoption of a “Poison Pill”	There is no stockholder rights plan or “poison pill.”
X	No Family Relationships among Directors and Executive Officers	No immediate family relationships exist between any of our Directors or Executive Officers and any of our other Directors or Executive Officers.

Board Leadership Structure

Our Board leadership structure currently consists of a Chairman, who also serves as our President and Chief Executive Officer, a Lead Independent Director, and independent Committee chairs and members. The Board is presently composed of 13 Directors, 12 of whom are independent.

The Board believes that Regions is currently best served in combining the Chairman and Chief Executive Officer positions, complemented by an independent, strong and effective Lead Independent Director with robust responsibilities and duties.

Lead Independent Director

Charles D. McCrary serves as Regions’ Lead Independent Director. Both the Board and management believe that strong, independent Board leadership is a critical aspect of effective corporate governance.

Lead Independent Director responsibilities and duties are listed on page 33 and include, but are not limited to:

•	Establishing the agenda and presiding at executive sessions of the independent Directors;

•	Coordinating the activities of the independent Directors, including the authority to call meetings of independent Directors;

•	If requested by major stockholders, ensuring that he or she is available for consultation and direct communication; and

•	Regularly communicating with our Chairman on a variety of issues including business strategy and succession planning.

Strong Board Committees

The four standing Committees established by the Board meet on a regular basis and operate under written charters approved by the Board and annually reviewed by each Committee and NCG Committee. Each Committee performs an annual self-evaluation to determine whether the Committee is functioning effectively and fulfilling its duties as prescribed by its charter. All members of the Audit Committee have been determined to be an Audit Committee Financial Expert. The Risk Committee includes at least one Director who has experience in identifying, assessing, and managing risk exposures of large, complex financial firms as defined by Regulation YY of the Board of Governors of the Federal Reserve System (“Regulation YY”).

All members of the Audit Committee, the Compensation Committee, the NCG Committee, and the Risk Committee are independent. Cross-Committee membership is considered when the NCG Committee recommends Committee member assignment to the Board. For example, the Chairs of the Audit Committee and the Risk Committee each serve on both Committees. In addition, the Chair of the Compensation Committee serves on the Risk Committee and attends the majority of the Audit Committee meetings. The Chair of the NCG Committee, who also serves as the Lead Independent Director, attends a majority of all other Committee meetings as well. Currently, a majority of Directors serve on at least two Committees, providing further opportunities for cross-Committee membership.

Board Risk Oversight

Our Board has oversight for risk management with a focus on the most significant enterprise risks facing the Company, including strategic, reputational, liquidity, market, operational, financial, legal, and compliance risks.

8       ï  2015 Proxy Statement

PROXY SUMMARY

Continuing Education

Regions’ Corporate Governance Principles provide for Directors to receive continuing education in areas that will assist them in discharging their duties. The Board’s Director Education Program includes regular reviews of compliance and corporate governance developments, business-specific learning opportunities through site visits and Board meetings, and briefing sessions on topics that present special risks and opportunities to the Company. Directors are provided training on products, services and lines of business offered by the Company and its affiliates; significant risks and compliance issues; laws, regulations and supervisory requirements applicable to the Company and its affiliates; corporate governance best practices; changes in the financial industry; and other topics identified by the Directors.

Stock Ownership and Holding Period Requirements

The Board believes that Directors should have a financial stake in Regions so their interests are aligned with those of the stockholders. Currently, non-management Directors are expected to own shares of Regions common stock with a value equal to or greater than five times the value of the cash portion of the annual retainer paid to Directors. Directors are required to retain 50 percent of the after-tax net value of any compensatory grant upon vesting until such time as the ownership guidelines are met. Each Director currently meets the robust Director Stock Ownership Guidelines.

Anti-Hedging and Pledging

Regions believes it is inappropriate for any Director, Executive Officer or associate to enter into speculative transactions in Regions equity securities and, therefore, prohibits all hedging transactions. Regions’ General Policy on Insider Trading prohibits all hedging transactions and future pledging of Regions equity securities by our Directors and Executive Officers. “Executive Officers” are those officers who perform a policy-making function.

Culture and Talent

Our management and Board believe a strong corporate culture is critically important to the long term sustainability of our business. We have implemented a very prescriptive process for building a stronger and more effective culture at Regions. In 2014, these efforts included:

•	Strengthening “tone from the top” with increased communication.

•	Introducing and embracing our commitment of creating “shared value.”

•	Executing the Risk Ownership & Awareness initiative.

•	Executing the Regions360TM relationship model.

•	Sustaining commitment to service quality.

•	Enhancing associate engagement.
•	Increasing community involvement – more than 10,000 volunteer hours and charitable giving increased 15 percent to $10.5 million.

Corporate Social Responsibility

Corporate social responsibility at Regions encompasses coordinating, tracking and reporting on our ongoing work around diversity and inclusion, our corporate response when disasters strike, and our economic development, sustainability and associate volunteer efforts. Key initiatives and activities include:

•	Annual Social Responsibility Report.

•	Annual Sustainability Report.

•	External Diversity Advisory Council and Internal Diversity Network.

•	Supplier Diversity Program.

•	Minority Capital Markets Initiative.

•	Partnerships with the United Negro College Fund and Historically Black Colleges and Universities providing scholarships and financial education.

•	“What A Difference A Day Makes” program, offering all associates an annual day of Company-paid time off to volunteer in his or her community.

At Regions, we recognize diversity and inclusion are essential to achieving and maintaining a competitive advantage, and our commitment is reinforced through our ongoing efforts to reflect, anticipate and adapt to the changing demographics of the communities where we live and work. Our public commitment to these efforts is supported by our Directors, Executive Officers, and associates. Our strategic approach to diversity and inclusion – inside and outside of Regions – is not only good business, it is the right thing to do for our customers, communities, associates and stockholders. We have a cross-functional network of Regions associates who work together to advance the Company’s comprehensive diversity and inclusion strategy. Additionally, the Regions Diversity Advisory Council, composed of academic, community, and business leaders, offers an objective perspective on matters of diversity and inclusion in our workplace and marketplace.

Policy on Political Contributions

Regions’ Policy on Political Contributions and Code of Business Conduct and Ethics govern and promote the highest standards of behavior by our Company and our associates with regard to political activities. The policies also ensure compliance with all current applicable federal and state campaign finance laws. Like most public companies, Regions recognizes that decisions made by governmental agencies and lawmakers can have a significant impact on our operations, stockholders, customers, and associates. Accordingly, we monitor and track issues that affect our business and express our views to lawmakers and regulators.

Regions may make corporate political contributions in states where permissible. These contributions may be directed to state party organizations and candidates for statewide offices, state legislatures, and, in rare instances, local offices.

  ï  2015 Proxy Statement    9

PROXY SUMMARY

Also, where legally permitted, Regions may make independent expenditures or corporate contributions in connection with state and local ballot initiatives and referenda on important policy issues that are likely to impact our business and our stakeholders. However, Regions does not make contributions to political entities organized under Section 527 of the Internal

Revenue Code or to special interest lobbying groups organized under Section 501(c)(4) of the Internal Revenue Code to support political activities, even when legally permissible.

Regions discloses annually its independent expenditures and corporate political giving on its website at www.regions.com.

Ratification of Auditors (page 48)

We are asking our stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year 2015. Below is summary information with respect to fees paid by us for the audit, tax and regulatory compliance advisory services provided by Ernst & Young LLP during 2014 and 2013.

	2014	2013
Audit fees	$6,181,738	$5,780,074
Audit related fees	485,650	744,900
Tax fees	218,062	372,016
All other fees	1,738,909	319,065
Total fees	$8,624,359	$7,216,055

See page 48 for more detail.

Executive Officers

Name	Age	Position
O. B. Grayson Hall, Jr.	57	Chairman, President and Chief Executive Officer
David J. Turner, Jr.	51	Chief Financial Officer
Fournier J. Gale, III	70	General Counsel and Corporate Secretary
C. Matthew Lusco	57	Chief Risk Officer
John B. Owen	54	Head of Regional Banking Group
Brett D. Couch	51	East Region President
Barb Godin	61	Chief Credit Officer
C. Keith Herron	51	Head of Strategic Planning and Execution
William E. Horton	63	South Region President
Ellen S. Jones	56	Chief Financial Officer for Business Operations and Support
David R. Keenan	47	Director of Human Resources
Scott M. Peters	53	Head of Consumer Services Group
William D. Ritter	44	Head of Wealth Management Group
Cynthia M. Rogers	58	Head of Operations and Technology Group
Ronald G. Smith	54	Mid-America Region President
John M. Turner, Jr.	53	Head of Corporate Banking Group

10       ï  2015 Proxy Statement

PROXY SUMMARY

2014 Executive Compensation (page 52)

In 2014, the majority of compensation awarded to our Named Executive Officers (“NEOs”) was performance-based:

•	Base Salary comprising 13 percent of our CEO’s compensation and 25 percent for other NEOs.

•	Annual Cash Incentives under our Management Incentive Plan for 2014 based on performance against our business plan as well as our performance peer group.
•	Performance Share Units and Performance Cash Awards, which do not vest for three years and for which the ultimate value and amount is based on the future performance of the Company.

•	Restricted Stock Unit grants, which do not vest for three years and are subject to maintaining certain safety and soundness criteria.

The chart below shows the 2014 compensation for Regions’ Chairman, President and CEO, O. B. Grayson Hall, Jr. and other NEOs, as a group, in each case expressed as a percentage of total direct compensation.

For 2014, after reviewing our NEO pay levels compared to market medians, the Compensation Committee approved changes to the target compensation for our NEOs. Because Regions’ executive compensation is designed to balance competitive base compensation with incentive compensation that rewards performance over the short- and long-term with an emphasis on performance based pay that is both deferred and subject to future performance, the majority of the target increase was granted in the form of long-term incentive compensation and is more fully described in the Compensation Discussion and Analysis (“CD&A”) on page 52. In addition to the change to the long-term targets, the Committee also approved modest base salary adjustments.

  ï  2015 Proxy Statement    11

PROXY SUMMARY

The following table shows actual NEO compensation attributable to the 2014 performance year. For details on how each element was determined, refer to the discussion of each compensation element described in the section 2014 Compensation Decisions – What We Paid and Why beginning at page 55.

2014 Compensation Overview Table

			Long Term Awards($)
Name	Principal Position	Salary ($)	Stock Awards ($)	Non Equity Incentives (Cash) ($)	Annual Incentive ($)	Total ($)
O. B. Grayson Hall, Jr.	Chief Executive Officer	993,750	3,333,333	1,666,667	1,738,069	7,731,819
David J. Turner, Jr.	Chief Financial Officer	627,250	800,000	400,000	790,711	2,617,961
John B. Owen	Head of Regional Banking Group	641,500	800,000	400,000	822,788	2,664,288
Fournier J. Gale, III	General Counsel	555,000	600,000	300,000	647,130	2,102,130
C. Matthew Lusco	Chief Risk Officer	550,000	600,000	300,000	641,300	2,091,300

The table illustrates how the Compensation Committee viewed NEO compensation for 2014. It differs from the Summary Compensation Table required by the Securities and Exchange Commission (“SEC”) and included in the section Compensation of Executive Officers beginning on page 69 of this proxy statement. The principal differences can be summarized as follows:

•	The table above provides the entire value of the long-term incentive grants made to NEOs in 2014 in the “Long Term Award” column. The annual grant consisted of three equal parts, Restricted Stock Units, Performance Share Units and a Performance Cash Award. Both the stock and non-equity (cash) portion of the 2014 grant is reflected in this table and considered 2014 compensation by the Compensation Committee.

Under rules established by the SEC, the Summary Compensation Table reports only the portion delivered in the form of stock equivalents in the year granted. Cash awards from the 2014 grant will not be reflected in the Summary Compensation Table until the year they are earned, which for 2014 grants will be in 2017. Similarly, the Summary Compensation Table reports the value of the cash performance portion of the 2012 long-term incentive plan grant in the Non-Equity Incentive Compensation column in this year’s table because the performance period for that award ended as of December 31, 2014. As described in the CD&A on page 61, the 2012 performance grant was earned at 137.5 percent of target. The value of this award is not included in this alternative table as it is considered by the Committee to be compensation awarded for a previous year and subject to future performance criteria.

•	The Summary Compensation Table reports the change in pension value and nonqualified deferred compensation earnings as well as all other compensation.

For more detail, refer to the CD&A beginning on page 52 of this proxy statement.

Approve the Regions Financial Corporation 2015 Long Term Incentive Plan (page 80)

We are seeking stockholder approval of a new equity compensation plan, the Regions Financial Corporation 2015 Long Term Incentive Plan (the “2015 Plan”). The 2015 Plan authorizes the issuance of up to 60 million shares of Regions common stock, subject to certain adjustments, in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance share units, performance units and other stock-based awards. The purpose of the 2015 Plan is to align Directors’ and associates’ interests with the long-term interests of stockholders through the use of equity awards as a form of compensation. Adopting the 2015 Plan will ensure there is a sufficient pool of shares over the next few years to continue using equity awards in the Company’s compensation program.

If the 2015 Plan is approved, it will replace the Regions Financial Corporation 2010 Long Term Incentive Plan (the “2010 Plan”), and any authorized shares of stock that are not subject to an outstanding award will be cancelled and no further awards will be made under the 2010 Plan. However, outstanding awards under the 2010 Plan will continue to be governed by the terms of the 2010 Plan.

See page 80 for details and Appendix B for the 2015 Plan.

12       ï  2015 Proxy Statement

PROXY SUMMARY

2014 Annual Meeting Voting Results

At Regions’ annual meeting of stockholders held in 2014, the stockholders re-elected Regions’ 13 Director nominees, approved executive compensation (“Say-on-Pay”), and ratified the selection of Ernst & Young LLP as the independent registered public accounting firm for the 2014 fiscal year. The following is a summary of the voting on each matter presented to our stockholders last year:

Eligible Votes	1,378,536,561
Total Voted	1,149,988,188	(83.42%)
Broker Non-Votes	215,210,149	(15.61%)

Proposal	Votes “For”
George W. Bryan	98.54%
Carolyn H. Byrd	98.86%
David J. Cooper, Sr.	99.43%
Don DeFosset	99.44%
Eric C. Fast	99.58%
O. B. Grayson Hall, Jr.	94.72%
John D. Johns	96.03%
James R. Malone	98.63%

Proposal	Votes “For”
Ruth Ann Marshall	99.41%
Susan W. Matlock	98.89%
John E. Maupin, Jr.	98.81%
Charles D. McCrary	97.53%
Lee J. Styslinger III	98.96%
Say-on-Pay	96.26%
Ratification of Selection of Auditors	98.75%

Submission of Stockholder Proposals or Nominations for 2016 Annual Meeting of Stockholders (page 87)

Stockholder proposals submitted for inclusion in our 2016 proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be received by us by November 12, 2015.

The By-Laws of Regions include provisions requiring advance notice of a stockholder’s nomination of persons for election to the Board of Directors or the proposal of other business to be considered by the stockholders even if not to be included in our 2016 proxy statement for our 2016 Annual Meeting. To be timely outside of Rule 14a-8 of the Exchange Act, such notice must be delivered no earlier than November 12, 2015 and no later than December 11, 2015 for our 2016 Annual Meeting.

See page 87 for details.

  ï  2015 Proxy Statement    13

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the meeting?

At our 2015 annual meeting, stockholders will act upon the matters outlined in the Notice of 2015 Annual Meeting of Stockholders on page 1 and described in this proxy statement.

What matters or proposals are scheduled to be presented, and what vote is required to approve each proposal?

The matters to be acted upon at the meeting are:

		Board Recommendation	More Information	Votes Required for Approval
PROPOSAL 1	Election of Directors	FOR each Director Nominee	Page 21	Affirmative “FOR” vote of a majority of the votes cast for or against each of these proposals. Abstentions and broker non-votes have no effect on the vote results for these proposals.
PROPOSAL 2	Ratification of Selection of Independent Registered Public Accounting Firm	FOR	Page 48
PROPOSAL 3	Nonbinding Stockholder Approval of Executive Compensation	FOR	Page 51
PROPOSAL 4	Approval of the Regions Financial Corporation 2015 Long Term Incentive Plan	FOR	Page 80

Affirmative “FOR” vote of a majority of the votes cast on this proposal with abstentions treated as votes cast.

Abstentions have the same effect as a vote cast “Against” this proposal. Broker non-votes have no effect on the vote results for this proposal.

Could other matters be decided at the annual meeting?

We are not aware of any other matters that will be voted on at the annual meeting. However, if other matters properly come before the annual meeting, or at any adjournment or postponement thereof, the persons named as proxies for stockholders will vote on those matters in a manner they consider appropriate.

What is a proxy statement, and what is a proxy?

A proxy statement is a document that we are required to give you, or provide you access to, when we are soliciting your vote in accordance with the federal securities laws and the regulations of the SEC.

A proxy is your designation of another person to vote stock that you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. We refer to this as your “proxy vote.”

Fournier J. Gale, III, our General Counsel and Corporate Secretary, and Jeffrey A. Lee, our Deputy General Counsel, have been designated as the proxies to cast the votes of our stockholders at our 2015 annual meeting.

14       ï   2015 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is Notice and Access?

Notice and Access is a SEC rule that allows us to furnish our proxy materials over the Internet to our stockholders instead of mailing paper copies of those materials to each stockholder. As a result, beginning on or about March 11, 2015, we will send to most stockholders by mail or e-mail a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials over the Internet and vote online.

The Notice of Internet Availability of Proxy Materials is not a proxy card and cannot be used to vote your shares. If you received a notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or on the website referred to in the notice.

Who is entitled to vote at the meeting, and what are my voting rights?

The Board has set February 23, 2015 as the record date for the annual meeting. If you were a stockholder of record at the close of business on February 23, 2015, you are entitled to vote at the meeting. As of the record date, 1,342,806,171 shares of our common stock were issued and outstanding and, therefore, eligible to be voted at the meeting. Holders of our common stock are entitled to one vote per share. Therefore, a total of 1,342,806,171 votes are entitled to be cast at the meeting. There is no cumulative voting.

Holders of our Depositary Shares, each representing 1/40th interest in a share of our Non-Cumulative Perpetual Preferred Stock, Series A (the “Class A Depositary Shares”) or representing 1/40th interest in a share of our Non-Cumulative Perpetual Preferred Stock, Series B (the “Class B Depositary Shares”), are not entitled to vote at the meeting.

How many shares must be present to hold the meeting?

A majority of the outstanding shares of Regions common stock must be present, in person or by properly executed or otherwise documented proxy, to constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

We urge you to vote promptly by proxy, even if you plan to attend the meeting, so that we will know as soon as possible that enough shares will be present for us to hold the meeting.

Who can attend the annual meeting?

Only common stockholders of Regions at the close of business on February 23, 2015, the record date, may attend the annual meeting.

Admission to the annual meeting will be on a first-come, first-served basis. You will need a valid government-issued identification to gain admission. Admission to our annual meeting is limited to our registered and beneficial stockholders as of the record date and persons holding valid proxies from stockholders of record.

To be admitted to our annual meeting, you also must bring proof of your stock ownership as of the record date, such as the Admission Ticket appearing on your proxy card or the Notice of Internet Availability of Proxy Materials if you are a stockholder of record. If your shares are held at a bank or broker, bring the Notice of Internet Availability of Proxy Materials you received in the mail or a brokerage statement evidencing ownership of Regions common stock as of the record date. Stockholders who do not present the Admission Ticket or other proof of ownership will be admitted upon verification of ownership at the registration desk.

For security reasons, no large bags, briefcases or packages will be permitted in the annual meeting, and security measures will be in effect to provide for the safety of attendees. The use of any electronic devices such as cameras (including cell phones with photographic capabilities), recording devices, smartphones, tablets, laptops and other similar devices is strictly prohibited.

What is the difference between being a stockholder of record and a “street name” holder or “beneficial owner”?

If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, you are considered the stockholder of record with respect to those shares.

If your shares are held in a brokerage account or by another nominee or custodian, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in street name, you will have the opportunity to instruct your broker, bank, trustee or other nominee as to how to vote your shares. Street name stockholders may only vote in person if they have a legal proxy as subsequently discussed in detail.

  ï   2015 Proxy Statement    15

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

How do I vote my shares as a stockholder of record?

If you are the record holder of your shares, there are several ways you can vote by proxy:

To vote with your mobile device (tablet or smartphone), scan the Quick Response Code that appears on your proxy card or Notice of Internet Availability of Proxy Materials (may require free software).

To vote over the Internet visit www.proxyvote.com and enter your 12 digit control number that appears on your proxy card, e-mail notification or Notice of Internet Availability of Proxy Materials.

To vote by telephone call 1-800-690-6903 and follow the recorded instructions. If you vote by telephone, you also will need your control number referred to above.

If you request printed copies of the proxy materials be sent to you by mail, vote by proxy by filling out the proxy card and return it in the envelope provided to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Additionally, you may vote in person at the meeting.

If you have Internet access, we encourage you to record your vote through the Internet to reduce corporate expenses. The deadline for voting by telephone or through the Internet is 11:59 P.M., Eastern Time on April 22, 2015. If you vote by mail, your proxy card must be received by April 22, 2015.

How do I vote my shares held in street name?

If your shares are held in nominee or street name, you may vote your shares before the meeting by phone or over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials you received or, if you received a Voting Instruction Form from your brokerage firm, by mail by completing, signing and returning the form you received. You should check your Voting Instruction Form to see if Internet or telephone voting is available to you. Although most brokers and nominees offer telephone and Internet voting, availability and specific processes will depend on their voting arrangements. See the Notice of Internet Availability of Proxy Materials or Voter Instruction Form for available options.

If you have Internet access, we encourage you to record your vote through the Internet to reduce corporate expenses. The deadline for voting by telephone or through the Internet for most street name holders is 11:59 P.M., Eastern Time on April 22, 2015. If you vote by mail, your Voter Instruction Form must be received by April 22, 2015.

If you hold your shares through a broker, bank or other nominee and you wish to vote in person at the meeting, you will need to bring a legal proxy to the meeting, which you must request through your broker, bank, or other nominee. Note that if you request a legal proxy, any proxy with respect to your shares of our common stock previously executed by your broker, bank or other nominee will be revoked and your vote will not be counted unless you appear at the meeting and vote in person or legally appoint another proxy to vote on your behalf.

How do I vote if I hold my stock through the Regions 401(k) Plan?

If you are a participant in the Regions 401(k) Plan, the electronic voting instructions constitute the voting instruction form and cover all shares you may vote under the Plan. Under the terms of the Plan, the Plan trustee votes all shares held by the Plan, but each participant may direct the trustee how to vote the shares of Regions common stock allocated to his or her Regions 401(k) Plan account. If you own shares through the Regions 401(k) Plan and do not submit voting instructions, the Plan trustee will vote the shares in favor of Proposals 1, 2, 3 and 4. To vote your stock held in the Regions 401(k) Plan, you must do one of the following by 11:59 P.M. on April 20, 2015 (the “cut off date”):

To vote with your mobile device (tablet or smartphone), scan the Quick Response Code that appears on your proxy card or Notice of Internet Availability of Proxy Materials (may require free software).

To vote by telephone, call 1-800-690-6903 and follow the recorded instructions. If you vote by telephone, you will also need your control number referred to above.

If you request printed copies of the proxy materials be sent to you by mail, vote by proxy by filling out the proxy card and return it in the envelope provided to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

To vote over the Internet visit www.proxyvote.com and enter your 12 digit control number that appears on your proxy card, e-mail notification or Notice of Internet Availability of Proxy Materials.

16       ï   2015 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

How do I vote if I hold my stock through the dividend reinvestment plan?

If you are a participant in the Computershare Investment Plan for Regions Financial Corporation (the dividend reinvestment plan), the proxy card or electronic voting instructions cover all shares allocated to your account under the plan. If you do not return your proxy card, or vote by telephone or over the Internet, your shares in the plan will not be voted. To vote your stock held in the dividend reinvestment plan, follow the above instructions.

Can I change my vote after submitting my proxy?

If you voted over the Internet or by telephone, you can change your vote by voting again over the Internet or by telephone before 11:59 P.M., Eastern Time on April 22, 2015.

You can revoke your proxy at any time before the vote is taken at the annual meeting by submitting to our Corporate Secretary written notice of revocation or a properly executed proxy of a later date, or by attending the annual meeting and voting in person. Written notices of revocation and other communications about revoking Regions proxies should be addressed to:

Regions Financial Corporation

1900 Fifth Avenue North

Birmingham, Alabama 35203

Attention: Fournier J. Gale, III, Corporate Secretary

If your shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

What if I do not specify how I want my shares voted?

If you requested printed copies of the proxy materials and sign and return your proxy card without giving specific voting instructions, your proxy will be voted in accordance with the Board’s recommendations.

Our telephone and Internet voting procedures do not permit you to submit your proxy vote by telephone or Internet without specifying how you want your shares voted.

Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?

If you do not provide a proxy or vote your shares held in your name, your shares will not be voted.

As previously described, if you hold your shares through the Regions 401(k) Plan and do not vote your shares, your shares (along with all other shares in the Plan for which votes are not cast) will be voted by the Plan trustee and in favor of Proposals 1, 2, 3 and 4.

If you are a participant in the Computershare Investment Plan for Regions and do not return your proxy card, or vote by telephone or over the Internet, your shares in that plan will not be voted.

If you hold your shares in street name and do not give your broker instructions on how to vote your shares, see the next question.

What if I am a beneficial owner and do not give voting instructions to my broker?

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your broker by the deadline provided in the materials you receive from your broker. If you do not provide voting instructions to your broker, whether your shares can be voted depends on the item being considered for vote. Brokers may not vote shares held in street name on non-routine matters unless they have received voting instructions from the beneficial owners on how to vote those shares. If you hold your shares in street name and do not give your broker instructions on how to vote your shares, the broker will return the proxy card without voting on proposals not considered “routine.” This is known as a broker non-vote.

Therefore, without instructions from you, the broker may not vote on any proposal other than Proposal 2 (the ratification of selection of Ernst & Young LLP as our independent registered public accounting firm for 2015).

Brokers and other nominees will not be able to vote your shares regarding Proposal 1 (election of Directors), Proposal 3 (nonbinding stockholder approval of executive compensation), or Proposal 4 (approval of the Regions Financial Corporation 2015 Long Term Incentive Plan) unless you return your voting instruction form or submit your voting instructions by telephone or over the Internet.

  ï   2015 Proxy Statement    17

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Has Regions hired a proxy solicitor?

We have made arrangements with Innisfree M&A Incorporated to assist us in soliciting proxies. We also may use several of our associates, without additional compensation, to solicit proxies from Regions stockholders, either personally or by telephone, facsimile, e-mail or letter on Regions’ behalf.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated:

Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022.

Stockholders may call Innisfree toll-free: 1-888-750-5834.

Banks and brokers may call Innisfree collect: 1-212-750-5833.

How does the Board recommend that I vote?

For the reasons set forth in more detail later in this proxy statement, the Board recommends you vote:

•	FOR all the Director nominees named in this proxy statement (Proposal 1);

•	FOR the ratification of selection of Ernst & Young LLP as Regions’ independent registered public accounting firm for the year 2015 (Proposal 2);

•	FOR the nonbinding stockholder approval of executive compensation (Proposal 3); and

•	FOR approval of the Regions Financial Corporation 2015 Long Term Incentive Plan (Proposal 4).

All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with the instructions received.

Who counts the votes?

We have hired Broadridge Financial Solutions, Inc. to count the votes represented by proxies and cast in person by ballot and to act as Inspector of Election. A representative from Broadridge will be present at the annual meeting.

When will the Company announce the voting results?

We will announce the preliminary voting results at the annual meeting. The Company will report the final voting results in a Current Report on Form 8-K filed with the SEC within 4 business days of the annual meeting.

How can I access Regions’ proxy materials and annual report electronically?

This proxy statement, the Company’s 2014 Annual Report on Form 10-K, and the Chairman’s Letter are available to Regions stockholders on the Internet in the Investor Relations section of www.regions.com and at www.proxyvote.com through the notice and access process.

Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you already have Internet access, there will be no additional charge for you to have electronic access through the Internet to our proxy materials and annual report.

If you are a registered stockholder, you can choose to receive future proxy statements and annual reports electronically by following the prompt if you choose to vote through the Internet. Stockholders who choose to view future proxy statements and annual reports through the Internet will receive an e-mail with instructions containing the Internet address of those materials, as well as voting instructions, approximately four weeks before future meetings.

If you elect to view our future proxy statements and annual reports electronically and vote your proxy through the Internet, your enrollment will remain in effect for all future stockholder meetings until you cancel it. To cancel, registered stockholders should access http://enroll.icsdelivery.com/rf and follow the instructions to cancel your enrollment. If you hold your Regions stock in nominee name, check the information provided by your broker or nominee for instructions on how to cancel your enrollment.

If at any time you would like to receive a paper copy of the proxy statement or annual report, please email investors@regions.com, call 205-326-5807, or write to Investor Relations, Regions Financial Corporation, 1900 Fifth Avenue North, Birmingham, Alabama 35203.

We also encourage you to visit the Investor Relations section of www.regions.com which, among other things, will enable you to learn more about Regions and elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

18       ï   2015 Proxy Statement

OWNERSHIP OF REGIONS COMMON STOCK

OWNERSHIP OF REGIONS COMMON STOCK

As of February 23, 2015, Regions had issued 1,383,838,847 shares of common stock, of which 1,342,806,171 shares were outstanding and 41,032,676 shares were held as treasury stock. Treasury stock cannot be voted.

Stockholders are entitled to one vote for each share on all matters to come before the meeting. Only common stockholders of record at the close of business on February 23, 2015 (the

“Record Date”), will be entitled to vote at the annual meeting or any adjournment or postponement thereof.

Holders of our Preferred Stock are not entitled to vote at the annual meeting. As of February 23, 2015, 20,000,000 Class A Depositary Shares and 20,000,000 Class B Depositary Shares were issued and outstanding.

Security Ownership of Certain Beneficial Owners

The following table sets forth the beneficial ownership of our common stock by any stockholder known to or reasonably believed by us to own more than 5 percent of the outstanding shares of our common stock as of the Record Date. The number of shares and percentage of our outstanding common stock indicated in the table are as reported by the respective stockholder in its most recent Schedule 13G filed with the SEC:

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	No. of Common Shares	% of Class
BlackRock, Inc. (and subsidiaries) (1) 55 East 52nd Street New York, NY 10022	101,466,008	7.4%
The Vanguard Group, Inc. (and subsidiaries) (2) 100 Vanguard Blvd. Malvern, PA 19355	103,906,457	7.54%
State Street Corporation (and subsidiaries) (3) One Lincoln Street Boston, MA 02111	68,402,880	4.9%
(1)	This information was derived from the Schedule 13G filed on January 26, 2015 by BlackRock, Inc. and subsidiaries, which states that BlackRock has sole voting power over 88,765,790 shares and sole dispositive power over 101,466,008 shares as of December 31, 2014, which constitutes 7.6 percent of our outstanding common stock as of the Record Date.
(2)	This information was derived from the Schedule 13G filed on February 10, 2015 by The Vanguard Group, Inc. and subsidiaries, which states that The Vanguard Group, Inc. has sole voting power over 2,384,185 shares, sole dispositive power over 101,651,136 shares, and shared dispositive power over 2,255,321 shares as of December 31, 2014, which constitutes 7.7 percent of our outstanding common stock as of the Record Date.
(3)	This information was derived from the Schedule 13G filed on February 11, 2015 by State Street Corporation and subsidiaries, which states that State Street Corporation has shared voting and shared dispositive power over 68,402,880 shares as of December 31, 2014, which constitutes 5.1 percent of our outstanding common stock as of the Record Date.

Security Ownership of Directors and Executive Officers

The following table presents information about beneficial ownership of Regions equity securities as of the Record Date by the Directors and Executive Officers of Regions. Unless otherwise indicated, each person has sole voting and investment power over the indicated shares. A person is deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days from the Record Date. The shares of Regions common stock that are issuable to a person upon exercise of the vested portion of the outstanding options are assumed to be outstanding for the purpose of determining the percentage of shares beneficially owned by that person.

Most of the Directors of Regions have elected to defer receipt of some or all of the cash compensation they are due for services on the Board under the Directors’ Deferred Stock Investment

Plan (“DDSIP”). Each Director’s deferred amounts are credited as notional shares of Regions common stock as of the time of deferral and will be settled in actual shares of common stock at the end of the deferral period. Therefore, the ultimate value of the amounts deferred are tied to the performance of Regions common stock.

As of February 23, 2015, the Directors and Executive Officers as a group were credited with 4,516,135 notional shares of common stock, which are included in the table as additional information in the “Additional Underlying Units” column. These may include notional shares allocated under the DDSIP, share equivalents held in the Regions Supplemental 401(k) Plan, restricted stock units or performance stock units.

  ï   2015 Proxy Statement    19

OWNERSHIP OF REGIONS COMMON STOCK

Name of Beneficial Owner	Shares of Common Stock (1)	Number of Shares Subject to Exercisable Options	Total Number of Shares Beneficially Owned	Percent of Class	Additional Underlying Units (2)	Total Shares Beneficially Owned Plus Additional Underlying Units
Current Directors including Nominees for Director
George W. Bryan (3)	121,526	14,000	135,526	*	4,198	139,724
Carolyn H. Byrd	38,773	0	38,773	*	28,017	66,790
David J. Cooper, Sr.	147,305	21,177	168,482	*	18,057	186,539
Don DeFosset	63,822	21,177	84,999	*	14,500	99,499
Eric C. Fast	50,981	0	50,981	*	66,473	117,454
O. B. Grayson Hall, Jr. (4)	478,281	451,700	929,981	*	1,210,216	2,140,197
John D. Johns (5)	36,389	0	36,389	*	38,134	74,523
James R. Malone (6)	37,224	27,237	64,461	*	65,037	129,498
Ruth Ann Marshall	45,808	0	45,808	*	36,349	82,157
Susan W. Matlock	51,200	14,000	65,200	*	78,893	144,093
John E. Maupin, Jr.	46,770	14,000	60,770	*	52,382	113,152
Charles D. McCrary	80,026	27,237	107,263	*	137,234	244,497
Lee J. Styslinger III	76,049	14,000	90,049	*	118,605	208,654
Other Named Executive Officers (See Summary Compensation Table)
David J. Turner, Jr. (7)	217,655	141,222	358,877	*	289,179	648,056
John B. Owen (8)	164,194	128,191	292,385	*	288,162	580,547
C. Matthew Lusco (9)	61,081	0	61,081	*	202,170	263,251
Fournier J. Gale, III (10)	45,627	114,065	159,692	*	202,248	361,940
Directors and Executive Officers as a group (28 persons)	2,810,028	4,434,490	7,244,518	*	4,516,135	11,760,653
*	Less than 1 percent
(1)	Includes share equivalents held in the Regions 401(k) Plan.
(2)	Additional underlying units may include notional shares allocated under the DDSIP, share equivalents held in the Regions Supplemental 401(k) Plan, restricted stock units or performance stock units.
(3)	Includes 18,580 shares held by Director Bryan’s spouse.
(4)	Includes 80 shares held for a child.
(5)	Includes 384 shares held by Director Johns’ spouse, 1,661 shares held in an IRA, and 7,100 shares held for Mr. Johns’ child.
(6)	Includes 27,537 shares pledged as collateral for a loan.
(7)	Includes 1,689 shares held by Mr. Turner’s spouse, 575 shares held for Mr. Turner’s children and 65,000 shares held in family trusts.
(8)	Includes 6,000 shares held by Mr. Owen’s spouse.
(9)	Includes 10,000 shares held in an IRA.
(10)	Includes 7,400 shares held in an IRA.

No change-in-control of Regions occurred during 2014, meaning that no person or group has acquired the ability to direct or cause the direction of management and policies of Regions through the ownership of voting securities, by contract, or otherwise, and no arrangements are known to Regions that may at a later date result in such a change-in-control of Regions.

Regions’ General Policy on Insider Trading prohibits (a) all hedging transactions by Directors, Executive Officers and all associates, and (b) future pledging of Company equity securities by our Directors and Executive Officers. Mr. Malone has reached Regions’ mandatory retirement age and is not standing for re-election; therefore, as of the 2015 annual meeting, there will be no pledged Regions equity securities by the Directors or Executive Officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Regions’ Directors, Executive Officers, Controller and stockholders who own more than 10 percent of a registered class of Regions equity securities, if any, to file reports of ownership and changes in ownership of Regions stock with the SEC. Regions’ Directors, Executive Officers, Controller and stockholders owning greater than 10 percent are required to furnish Regions with copies of all Section 16(a) forms they file.

Based solely on a review of the forms filed during or with respect to fiscal year 2014 and written representations from the reporting persons, Regions believes that its Directors, Executive Officers and Controller filed all required reports on a timely basis except one Form 4 filing by Director John E. Maupin, Jr.

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PROPOSAL 1 — ELECTION OF DIRECTORS

PROPOSAL 1 — ELECTION OF DIRECTORS

What am I voting on?

You are voting on a proposal to elect 12 nominees for a one-year term as Directors of the Company.

What vote is required to approve this proposal?

Each nominee requires the affirmative “FOR” vote of a majority of the votes cast for or against the nominee. Abstentions and broker non-votes have no effect on the vote results.

What does the Board recommend?

The Board unanimously recommends that you vote “FOR” each nominee standing for election as Director.

The nominees are: George W. Bryan; Carolyn H. Byrd; David J. Cooper, Sr.; Don DeFosset; Eric C. Fast; O. B. Grayson Hall, Jr.; John D. Johns; Ruth Ann Marshall; Susan W. Matlock; John E. Maupin, Jr.; Charles D. McCrary; and Lee J. Styslinger III.

What is the makeup of the Board, and how often are the members elected?

All Directors are elected at the annual meeting of stockholders each year. Our Board currently has 13 members.

Under the Company’s Corporate Governance Principles, each Director is required to retire immediately prior to the call to order of the next annual stockholders’ meeting of the Company following his or her 72nd birthday. Director James R. Malone, having reached the Board retirement age, will not stand for re-election at our 2015 annual meeting. Our Board extends its sincere gratitude to Mr. Malone for over 20 years of service. Mr. Malone, a former Chair of our Compensation Committee and of our Risk Committee, has brought deep expertise in the areas of risk management and executive compensation to our Board, and this has made Regions a stronger company. All of us at Regions are infinitely grateful for his many contributions to the Company over his years of service and wish him great success in his future endeavors.

The Board has determined that effective at the annual meeting of stockholders, and in accordance with the By-Laws, the Board will consist of 12 members, to be elected for a term of one year expiring at the 2016 annual meeting. Any Director vacancies created between annual stockholder meetings (such as by a current Director’s death, resignation, removal or an increase in the number of Directors) may be filled by a majority vote of the remaining Directors then in office. Any Director appointed in this manner would hold office until the next election.

What if a nominee is unable or unwilling to serve?

This is not expected to occur, as all Director nominees have previously consented to serve for the upcoming one-year term. However, if it does occur and the Board does not elect to reduce the size of the Board, shares represented by proxies will be voted for a substitute candidate nominated by the Board.

What if a Director nominee does not receive a majority of votes cast?

Under our By-Laws, each of the 12 nominees for Director will be elected if a majority of the votes cast at the annual meeting at which a quorum is present are voted in favor of the Director. This means that the number of shares voted “for” a nominee must exceed the number of shares voted “against” the nominee. Shares voting “abstain” and broker non-votes will have no effect on the election.

Under the Corporate Governance Principles, an incumbent Director nominee who fails to receive a majority of the votes cast with respect to the election must submit his or her resignation. The NCG Committee will consider the resignation and any factors it deems relevant in deciding whether to accept the resignation and recommend to the Board the action to be taken. The Director whose resignation is under consideration will abstain from participating in any decision regarding his or her resignation.

The Board will take action within 90 days following certification of the stockholder vote unless such action would cause Regions to fail to comply with requirements of the New York Stock Exchange (the “NYSE”) or the securities laws, in which event Regions will take action as promptly as practicable while continuing to meet such requirements.

The Board will promptly disclose its decision and the reasons for the decision in a Current Report on Form 8-K filed with the SEC. If the resignation is not accepted, the Director will continue to serve until the next annual meeting and until the Director’s successor is duly elected and qualified.

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PROPOSAL 1 — ELECTION OF DIRECTORS

What criteria were considered by the NCG Committee in selecting the nominees?

The NCG Committee is charged with identifying and evaluating individuals to be recommended to the Board and are believed to be qualified to become Directors. The NCG Committee will consider and assess candidates consistent with criteria established by the Board and set forth in the Corporate Governance Principles and will consider such pertinent issues and factors bearing on the qualifications of candidates in light of such criteria. The NCG Committee may, from time to time, use its authority under its charter to retain a professional search firm to help identify candidates. The NCG Committee did not engage a professional search firm to assist in compiling information concerning potential Director nominees during 2014.

The Corporate Governance Principles affirm that the Board will seek members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity, to ensure that the Board maintains an appropriate mix of skills and characteristics to meet the needs of the Company. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated and be selected based upon contributions they can make to the Board and management, regardless of gender or race. To ensure full flexibility in choosing candidates for nomination, there is no formal process for implementing this policy. Board diversity is one component of the Board’s annual self-evaluation.

In addition to the items specified in the Corporate Governance Principles, the NCG Committee also considers the technical and professional skills that these nominees have gained through their leadership roles. Such skills may be in areas such as, but are not limited to, corporate governance, strategic planning, financial, information technology, business risk assessment, financial modeling, marketing, real estate, regulatory, international, human resources and legal.

Regions’ By-Laws establish the procedures and requirements for a stockholder to nominate candidates for Director. For Regions’ 2016 annual meeting, such notice must be submitted to the Corporate Secretary and be delivered no earlier than November 12, 2015 and no later than December 11, 2015. The notice must be accompanied by all required information relating to each nominee as described in Regions’ By-Laws, including information to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act; such candidate’s written statement confirming the candidate will serve if nominated by the Board and elected by the stockholders, consenting to being named in the proxy statement as a nominee, agreeing to comply with the Company’s Code of Business Conduct and Ethics, General Policy on Insider Trading, Corporate Governance Principles and any other rule, regulation, policy or standard of conduct applicable to the Directors, and agreeing to provide any information required or requested by the Company or its subsidiaries, or banking or other regulators, including, without limitation, all information requested by the form of Directors questionnaire used by the Company; and whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K under the Securities Act of 1933, as amended (or the corresponding provisions of any successor regulation) and the relevant listing standards of any exchange where the Company’s equity securities are listed. The Company’s By-Laws include additional information that is required to be submitted with the notice about the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made.

See the section Submission of Stockholder Proposals or Nominations for 2016 Annual Meeting of Stockholders on page 87 for further instructions. It is the current policy and practice of the NCG Committee to evaluate any qualified candidate for Director under the applicable criteria without regard to the source of the recommendation of the candidate. A stockholder who desires to recommend a candidate for Director should follow the procedure set forth in our By-Laws.

All of the 2015 nominees for Directors being voted upon at the annual meeting are Directors standing for re-election.

The NCG Committee considers a wide breadth of factors and characteristics when evaluating nominees. In selecting the 2015 nominees for directorships, the NCG Committee believes it selected candidates who possess the highest personal and professional ethics, integrity and values, and are committed to representing the long-term interests of Regions stockholders. In addition to reviewing a candidate’s background and accomplishments, the NCG Committee reviewed candidates for Director in the context of the current composition of the Board and Regions’ evolving needs. The NCG Committee also considered the number of boards on which the candidates already serve. It is the Board’s policy that at all times at least a substantial majority of its members meet the standards of independence promulgated by the SEC and the NYSE, and as set forth in the Company’s Corporate Governance Principles. The NCG Committee also sought to ensure that the Board reflects a range of talents, ages, skills, diversity, and expertise, particularly in the areas of accounting and finance, management, strategic planning, leadership, and financial related industries, sufficient to provide sound and prudent guidance with respect to Regions’ operations and interests.

The Board seeks to maintain a diverse membership. The Board also requires that its members be able to dedicate the time and resources necessary to ensure the diligent performance of their duties on the Company’s behalf, including attending Board and applicable Committee meetings.

The following are some of the key qualifications and skills the NCG Committee considered in evaluating the Director nominees. The individual biographies that follow provide additional information about each nominee’s specific experiences, qualifications and skills.

•	CEO or senior executive officer experience. We believe that Directors with CEO or senior executive officer experience provide Regions with valuable insights. These individuals have a record of leadership qualities and a practical understanding of organizations, processes, strategy, risk and risk management and the ability to drive change and growth. Through their service as top leaders at other organizations, they also bring valuable perspective on common issues affecting both their company and Regions.

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PROPOSAL 1 — ELECTION OF DIRECTORS

•	Banking and/or financial services industry experience. We seek to have Directors with leadership experience as executives or directors or experience in other capacities in the financial services industry. The financial services industry has issues, risks and opportunities that do not exist or are different from other types of business. Directors with financial services industry experience have valuable perspective on issues specific to Regions’ business.

•	Financial and/or accounting acumen. We believe that an understanding of finance and financial reporting processes is important for our Directors. Regions measures its operating and strategic performance by reference to financial targets. In addition, accurate financial reporting and robust auditing are critical to Regions’ success. We seek to have a number of Directors who qualify as an Audit Committee Financial Expert, and we expect all of our Directors to be financially knowledgeable.

•	Outside board experience. Directors who sit on other public company boards are able to provide valuable comparisons to Regions’ corporate practices. They often gain significant experience and skills from service on other public boards that prove to be valuable to Regions.

•	Innovator/growth creator. Regions’ future success depends, in part, on its success in growing our businesses. Our Directors with innovator/growth creator experience provide valued perspective on our ability to grow.

•	Operations acumen. Directors who have significant expertise in operations will often have a better dialog with management on operational issues. They can probe more deeply into potential problems and opportunities with respect to business operations.

•	Corporate governance and/or regulatory acumen. The financial services industry is heavily regulated. A Director who has significant corporate governance or experience with regulators is better situated to oversee and advise management on governance and regulatory issues.

•	Risk, compliance and/or legal acumen. Risk management, compliance and the management of legal risk are critical elements of our business. Directors with significant knowledge in these areas are better situated to oversee and advise management with respect to these complex issues.

•	Executive compensation and/or benefits acumen. Directors with a significant understanding of the issues involved with executive compensation are able to understand the various forms of compensation, the purpose of each type and how various elements of compensation can be used to motivate executives and drive performance while not encouraging imprudent risk.

•	Strategic planning or strategy development experience. Directors who understand how to plan for the future of the Company in a strategic fashion are better able to interact, oversee and advise management effectively with respect to the formulation and execution of the Company’s strategic planning.

•	Environmental and/or sustainability acumen. Directors who have a significant understanding of environmental issues or issues involving sustainability are better situated to oversee and advise management with respect to these important issues. For Regions, sustainability is not just an environmental issue; it is also an issue regarding making our business and profits sustainable.

What is the average tenure of the Directors?

Our Directors have a variety of lengths of tenure, with the average tenure being 10 years. However, of the 12 Director nominees 8 have served on our Board for 10 years or less. The NCG Committee, which is responsible for nominating individuals to the Board, considers tenure, among many other factors, when making its determination with respect to Director nominations.

By nominating Directors for continued service on our Board, the NCG Committee believes that a Director is able to become intimately acquainted with all aspects of our business and best direct our course. Our long-serving Directors have vital expertise and institutional knowledge that provides the Board with a better understanding of our business. The NCG Committee believes that this knowledge and perspective continue to generate long-term value for all of our stakeholders. Notwithstanding a Director’s tenure, each Director is evaluated annually by the NCG Committee to ensure he or she continues to possess valuable skills, talents and expertise that Regions believes are necessary for the long-term success of our Company.

Who are this year’s nominees?

The following biographies show the age and principal occupations during at least the past five years for each Director nominee, the year the Director was first elected to the Board of Regions, and the directorships he or she now holds and have held within at least the last five years with corporations subject to the registration or reporting requirements of the Exchange Act or registered under the Investment Company Act of 1940. The Board believes that all the nominees are highly qualified. Each Director’s key experiences, qualifications, attributes or skills that led the Board to conclude that he or she should serve as a Director of Regions are subsequently described. There are no family relationships among our Directors and Executive Officers.

On July 1, 2004, Regions became the successor by merger to Union Planters Corporation and the former Regions Financial Corporation. Several of our Directors were previously members of the boards of directors of either of those companies. On

  ï   2015 Proxy Statement    23

PROPOSAL 1 — ELECTION OF DIRECTORS

November 4, 2006, AmSouth Bancorporation was merged with and into Regions. Several of the members of the board of directors of AmSouth Bancorporation joined the Board of Regions at that time.

The Directors of Regions also serve as the Board members of Regions Bank, an Alabama state-chartered commercial bank and wholly-owned subsidiary of Regions.

George W. Bryan Independent Director Since: 2004 Age: 70

Regions Committees:

•    Audit Committee (Audit Committee Financial Expert)

•    Risk Committee (Chair)

Former Public Directorships Held During the Past Five Years:

•    Buckeye Technologies Inc.

Mr. Bryan served on the board of directors of Union Planters Corporation from 1986 to 2004. Mr. Bryan is retired from Sara Lee Corporation, a food processing and packaging company, where he was Chief Executive Officer of the Food Division. Since 2002, Mr. Bryan has been the Chief Executive Officer of the real estate firm, Old Waverly Properties, LLC.

Skills and Qualifications:

Mr. Bryan began his business career in 1964 at Bryan Foods, a family-owned meat products manufacturing business. Sara Lee Corporation acquired Bryan Foods in 1968. He became President of Bryan Foods in 1974 and Senior Vice President of Sara Lee in 1983. In addition, Mr. Bryan has developed residential and commercial real estate in Mississippi, Tennessee and Utah since 2002.

At Buckeye Technologies Inc., Mr. Bryan served as Chair of the Nominating and Corporate Governance Committee and as a member of the Compensation Committee. He earned a degree in business administration from Mississippi State University. As President of Bryan Foods, Senior Vice President of Sara Lee Corporation and Chief Executive Officer of Sara Lee Foods, Mr. Bryan was responsible for key managerial, strategic, financial and operational decisions, providing significant experience for service as a Director of Regions, and, together with his other experience, make him well qualified to be a member of Regions’ Board.

Carolyn H. Byrd Independent Director Since: 2010 Age: 66

Regions Committees:

•    Audit Committee (Chair) (Audit Committee Financial Expert)

•    Risk Committee

Public Directorships:

•    Popeyes Louisiana Kitchen, Inc. (formerly known as AFC Enterprises, Inc.)

•    Federal Home Loan Mortgage Corporation (“Freddie Mac”)

Ms. Byrd is the Chairman and Chief Executive Officer of GlobalTech Financial, LLC (“GlobalTech”), in Atlanta, Georgia, which she founded in 2000. GlobalTech specializes in loan and lease servicing, as well as information technology professional services and consulting.

Skills and Qualifications:

Prior to forming GlobalTech in 2000, Ms. Byrd had a long career with The Coca-Cola Company, where she was ultimately appointed Vice President, Chief of Internal Audits and Director of the Corporate Auditing Department. In this position, she provided leadership for the worldwide audits of The Coca-Cola Company. Before joining The Coca-Cola Company, Ms. Byrd was employed with Citibank, N.A. in New York where she served as a Senior Account Officer.

At Popeyes Louisiana Kitchen, Inc., Ms. Byrd serves on the Audit Committee and is Chair of the Corporate Governance and Nominating Committee. At Freddie Mac, she serves as Chair of the Audit Committee and serves as a member of the Nominating and Governance Committee and Executive Committee. She previously served on the Audit Committee of Circuit City Stores, Inc., RARE Hospitality International, Inc. and The St. Paul Travelers Companies. Ms. Byrd earned her Bachelor of Science degree from Fisk University and a Masters in Finance and Business Administration from the University of Chicago Graduate School of Business. Ms. Byrd has held many positions in which she was responsible for key managerial, strategic, financial and operational decisions, and such positions provide significant experience to draw upon in her capacity as a Director of Regions. Her service on the boards of directors of a variety of large public companies, including Freddie Mac, further augments her experience. All of these qualifications make her well qualified to be a member of Regions’ Board.

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PROPOSAL 1 — ELECTION OF DIRECTORS

David J. Cooper, Sr. Independent Director Since: 2006 Age: 69

Regions Committees:

•    Compensation Committee

•    Nominating and Corporate Governance Committee

Mr. Cooper served on the board of directors of AmSouth Bancorporation from 2005 to 2006. He is currently the Vice Chairman and was previously the President of Cooper/T. Smith Corporation, a privately held corporation that is one of the largest stevedoring and maritime-related firms in the United States. He also serves as a director of Alabama Power Company, a wholly-owned subsidiary of The Southern Company. Alabama Power Company has no publicly traded common stock.

Skills and Qualifications:

After graduating from the University of Alabama School of Commerce and Business Administration, Mr. Cooper joined his family’s stevedoring company, Cooper/T. Smith Corporation. Under the direction of Mr. Cooper and his brother, the company expanded its activities to over 37 ports on the East, West and Gulf Coasts of the United States, with additional operations in South America. The company has diversified its business interests, including warehousing, terminal operations, tugboats, push boats, barging and restaurants. Mr. Cooper is also active in civic and educational organizations.

Mr. Cooper served on the board of directors of SouthTrust Corporation and SouthTrust Bank prior to joining the board of AmSouth Bancorporation, which merged with Regions in 2006. Mr. Cooper’s service on the board of Alabama Power Company provides him with insight in an industry that, similar to banking, is highly regulated. He also brings to our Board extensive knowledge of how to effectively run a large business with international operations as evidenced by the diversification and growth of Cooper/T. Smith Corporation under his direction. Mr. Cooper’s experience makes him well qualified to be a member of Regions’ Board.

Don DeFosset Independent Director Since: 2006 Age: 66

Regions Committees:

•    Compensation Committee (Chair)

•    Risk Committee

Public Directorships:

•    Terex Corporation

•    National Retail Properties

•    ITT Corporation

Former Public Directorships within the Past Five Years:

•    EnPro Industries, Inc.

Mr. DeFosset served on the board of directors of AmSouth Bancorporation from 2005 to 2006. He is the former Chairman, President and Chief Executive Officer of Walter Industries, Inc. (now Walter Energy, Inc.) (“Walter”). During the time of his service, Walter was a diversified public company with businesses in water infrastructure products, metallurgical coal and natural gas, home building and mortgage financing.

Skills and Qualifications:

Throughout his career, Mr. DeFosset held significant leadership positions in major multinational corporations, including Dura Automotive Systems, Inc., Navistar International Corporation and AlliedSignal, Inc. Mr. DeFosset is also active in civic and charitable organizations. He formerly served on Regions’ Audit Committee and was, during his tenure, determined to be an Audit Committee Financial Expert.

At Terex Corporation, Mr. DeFosset chairs the Governance and Nominating Committee and serves on the Audit Committee. At National Retail Properties, he serves on the Compensation Committee and chairs the Governance and Nominating Committee. At ITT Corporation, Mr. DeFosset serves on the Compensation and Personnel Committee and the Nominating and Governance Committee. In addition, he also served on the Audit and Risk Management, Compensation and Human Resources, and Nominating and Corporate Governance Committees of EnPro Industries, Inc. Mr. DeFosset has an Industrial Engineering degree from Purdue University and a Master of Business Administration degree from Harvard University. Having served as Chairman, Chief Executive Officer and President of Walter, Mr. DeFosset brings extensive management and business experience to Regions’ Board as well as a deep understanding of complex issues concerning public companies. Mr. DeFosset is also able to draw upon his knowledge of the mortgage industry acquired during his tenure at Walter. His service on the boards of directors of a variety of large public companies further augments his experience. All of these credentials make Mr. DeFosset well qualified to be a member of Regions’ Board.

  ï   2015 Proxy Statement    25

PROPOSAL 1 — ELECTION OF DIRECTORS

Eric C. Fast Independent Director Since: 2010 Age: 65

Regions Committees:

•    Audit Committee (Audit Committee Financial Expert)

•    Risk Committee

Public Directorships:

•    Automatic Data Processing, Inc.

•    Lord Abbett Family of Funds

Former Public Directorships Held During the Past Five Years:

•    Crane Co.

From 2001 through January 2014, Mr. Fast served as the Chief Executive Officer for Crane Co., a diversified manufacturer of engineered industrial products. He also served as President of Crane Co. from 1999 through January 2013. Mr. Fast serves on the board of directors of the privately held National Integrity Life Insurance Company. Additionally, he serves as a director/trustee of the twelve investment companies in the Lord Abbett Family of Funds.

Skills and Qualifications:

Prior to joining Crane Co., Mr. Fast worked for Salomon Brothers and later Salomon Smith Barney, where he ultimately was co-head of Global Investment Banking and a member of the firm’s Management Committee. He previously served as Treasurer of MacMillan Inc. and began his career as a commercial lending officer at Bank of New York.

Mr. Fast earned a political science degree from the University of North Carolina, Chapel Hill and received a Master of Business Administration in Finance degree from New York University Graduate School of Business. He currently serves as Chair of the Audit Committee and serves on the Corporate Development Advisory Committee of Automatic Data Processing, Inc., is a member of the Audit Committee at the privately held National Integrity Life Insurance Company, and is a member of the Proxy Committee at Lord Abbett Family of Funds. Mr. Fast brings extensive management and business experience to our Board as well as a deep understanding of complex issues concerning public companies. His service as President and Chief Executive Officer of a large public company further augments his experience. All of these qualifications make him well qualified to be a member of Regions’ Board.

O. B. Grayson Hall, Jr. Management Director Since: 2008 Age: 57

Public Directorships:

•    Zep, Inc.

•    Vulcan Materials Company

Mr. Hall has been the Chairman, President and Chief Executive Officer of Regions and Regions Bank since May 2013. He served as President and Chief Executive Officer of Regions and Regions Bank from April 2010 to May 15, 2013. From October 2009 through March 2010 he served as President and Chief Operating Officer of Regions and Regions Bank.

Skills and Qualifications:

Mr. Hall’s banking career started in 1980 as a participant in the management trainee program at AmSouth, which merged with Regions in 2006. He has served in roles of increased responsibility, including head of the Operations and Technology Group from 1993 to 2004 and manager of all lines of business from 2005 to 2006. Mr. Hall was named Head of the General Banking Group in 2006 and, in 2008, was elected Vice Chairman and a member of the Board of Regions. The General Banking Group included all banking offices across Regions’ 16-state footprint. His responsibilities also included oversight of several key divisions of Regions. In October 2009, the Board named him President. Thereafter, the Board named Mr. Hall Chief Executive Officer effective April 1, 2010. Mr. Hall assumed the additional role of Chairman of the Board in May 2013. Mr. Hall is also active in several civic and leadership organizations.

At Zep, Inc., Mr. Hall serves on the Compensation Committee and the Nominating and Corporate Governance Committee. At Vulcan Materials Company he serves on the Finance Committee and the Governance Committee. In addition to a Bachelor’s degree in Economics from The University of the South and a Master of Business Administration degree from the University of Alabama, Mr. Hall is a graduate of the Stonier School of Banking. Mr. Hall’s knowledge of all areas of the Company, together with his years of experience in banking, make him well qualified to be a member of Regions’ Board.

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PROPOSAL 1 — ELECTION OF DIRECTORS

John D. Johns Independent Director Since: 2011 Age: 63

Regions Committees:

•    Nominating and Corporate Governance Committee

•    Risk Committee (Risk Management Expert)

Public Directorships:

•    The Southern Company

•    Genuine Parts Company

Former Public Directorships Held During the Past Five Years:

•    Protective Life Corporation

Since 2003, Mr. Johns has served as the Chairman, President and Chief Executive Officer of Protective Life Corporation (“Protective”). On February 1, 2015, Protective became a wholly-owned subsidiary of Dai-ichi Life Insurance Company, Limited, a kabushiki kaisha organized under the laws of Japan, a holding company with subsidiaries that provide insurance and other financial services. Mr. Johns continues to serve on the board at Protective, which is no longer a publicly traded company.

Skills and Qualifications:

Prior to joining Protective in 1993, Mr. Johns was Executive Vice President and General Counsel at Sonat, Inc. and was a founding partner of the Birmingham-based law firm of Maynard, Cooper & Gale, P.C.

At Genuine Parts Company, Mr. Johns serves on the Compensation, Nominating and Governance Committee. Mr. Johns graduated from the University of Alabama and received his Masters of Business Administration and Juris Doctorate degrees from Harvard University. Mr. Johns’ background and considerable experience as a senior executive of a large insurance corporation, his extensive exposure to complex financial issues at large public companies, leadership in other business, economic development, civic, educational, and not-for-profit organizations, and seasoned business judgment are valuable and make him well qualified to be a member of Regions’ Board.

Ruth Ann Marshall Independent Director Since: 2011 Age: 60

Regions Committees:

•    Compensation Committee

•    Nominating and Corporate Governance Committee

Public Directorships:

•    ConAgra Foods, Inc.

•    Global Payments, Inc.

Ms. Marshall is retired from MasterCard where she served as President of The Americas, MasterCard International, Inc. from 2004 to 2006.

Skills and Qualifications:

At MasterCard, Ms. Marshall was responsible for building all aspects of MasterCard’s issuance and acceptance business in the United States, Canada, Latin America and the Caribbean. Prior to joining MasterCard International, Inc. in 1999, Ms. Marshall served as Group Executive President of two electronic payment service companies, MAC Regional Network and Buypass Corporation. Upon acquisition of these companies by Concord EFS, Ms. Marshall became Senior Executive Vice President of the combined companies, where she oversaw marketing, account management, customer service and product development. Ms. Marshall started her career at IBM, where, for more than 18 years, she served in managerial and executive positions. In 2004 and 2005, Ms. Marshall was selected by Forbes.com as one of the “World’s 100 Most Powerful Women.”

At ConAgra Foods, Inc., Ms. Marshall serves on the Human Resources Committee and the Nominating, Governance and Public Affairs Committee. At Global Payments, Inc., she serves on the Compensation Committee and the Governance and Risk Oversight Committee. Additionally, she is a former director of the privately held companies, Pella Corporation and Trustwave Holdings, Inc. Ms. Marshall earned her bachelor and master degrees from Southern Methodist University. Ms. Marshall’s background and broad marketing, account management, customer service and product development experience as well as significant domestic and international experience in growing business at MasterCard and her service as a director for other publicly traded companies all make Ms. Marshall well qualified to be a member of Regions’ Board.

  ï   2015 Proxy Statement    27

PROPOSAL 1 — ELECTION OF DIRECTORS

Susan W. Matlock Independent Director Since: 2004 Age: 68

Regions Committees:

•    Compensation Committee

•    Risk Committee

Ms. Matlock served on the board of directors of the former Regions Financial Corporation from 2002 to 2004. She retired in March 2014 as President and Chief Executive Officer of Innovation Depot, Inc., an emerging business incubation center in Birmingham, Alabama.

Skills and Qualifications:

Ms. Matlock served for 9 years on the board of managers of Ascension Health Ventures, a fund that invests in innovative healthcare businesses. She currently serves on the board of directors of Blue Cross/Blue Shield of Alabama where she is a member of the Executive Committee and Chair of the Compensation Committee. In addition, Ms. Matlock serves on the boards of, and is active in, various civic, educational and leadership organizations. She is also past Chair of the National Business Incubation Association and founding Chair of the Alabama Business Incubation Network.

Ms. Matlock began her career as a banker, lending to small businesses and consumers. She has been recognized by the U.S. Small Business Administration as the Financial Services Advocate of the Year for the State of Alabama. She was named as one of the “Top 25 Most Influential People in the Southeast Technology Community” by TechJournal South in 2007. Ms. Matlock earned a Masters in Public Administration degree from the University of Alabama at Birmingham and completed an Executive in Residence Program at Harvard Business School. Ms. Matlock’s expertise in technology and healthcare entrepreneurship and innovation, combined with her other experience, make her well qualified to be a member of Regions’ Board.

John E. Maupin, Jr. Independent Director Since: 2007 Age: 68

Regions Committees:

•    Audit Committee (Audit Committee Financial Expert)

•    Nominating and Corporate Governance Committee

Public Directorships:

•    LifePoint Hospitals, Inc.

•    VALIC Company I and II

•    HealthSouth Corporation

Dr. Maupin served as the President of Morehouse School of Medicine from 2006 through June 2014. He also serves as Chair of Regions Community Development Corporation, the Company’s non-profit corporation dedicated to providing technical assistance for affordable housing, small business, and community development initiatives.

Skills and Qualifications:

Dr. Maupin retired from the U.S. Army Reserves Dental Corps in 1997 with over 28 years of service with the rank of lieutenant colonel. Dr. Maupin has more than 30 years of experience in healthcare administration, public health and academic medicine. Prior to becoming the President of Morehouse School of Medicine in 2006, he was the President of Meharry Medical College. His career includes over 16 years serving as a Chief Executive Officer and five years as a Chief Operating Officer. Dr. Maupin is a former director of Pinnacle Financial Partners, Inc., a bank holding company, and Monarch Dental Corporation, a dental care management company. He is past president of the National Dental Association and has participated as a member of numerous state and national healthcare task forces, scientific panels and advisory councils. Dr. Maupin is actively engaged in community service and has received numerous honors and awards.

At HealthSouth Corporation, Dr. Maupin serves as Chair of the Nominating/Corporate Governance Committee and as a member of the Corporate Compliance and Quality of Care Committee. At LifePoint Hospitals, Inc., he serves on the Audit and Compliance Committee, Compensation Committee, Quality Committee and as Chair of the Corporate Governance and Nominating Committee. At VALIC Company I and II, Dr. Maupin serves on the Audit Committee and Governance Committee. Dr. Maupin attended San Jose State College and received his Doctor of Dental Surgery degree from the School of Dentistry, Meharry Medical College, and a Master of Business Administration degree from Loyola College. Dr. Maupin’s extensive managerial responsibilities and insight gained from his broad range of experience make him well qualified to be a member of Regions’ Board.

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PROPOSAL 1 — ELECTION OF DIRECTORS

Charles D. McCrary Independent Director Since: 2006 Age: 63

Lead Independent Director

Regions Committees:

•    Nominating and Corporate Governance Committee (Chair)

Former Public Directorships Held During the Past Five Years:

•    Protective Life Corporation

Mr. McCrary served on the board of directors of AmSouth Bancorporation from 2001 to 2006. From 2001 through February 2014, Mr. McCrary served as the President and Chief Executive Officer of Alabama Power Company, a public utility company, which is a wholly-owned subsidiary of The Southern Company, and served as Chairman of Alabama Power Company until May 2014.

Skills and Qualifications:

Mr. McCrary’s career at Alabama Power spanned over 30 years, where he held various positions of increased responsibility within The Southern Company, the parent company of Alabama Power. Mr. McCrary is active in civic, educational and charitable organizations and formerly served as Chairman of the Economic Development Partnership of Alabama.

Mr. McCrary previously served on Regions’ Audit Committee and, during such service, was determined to be an Audit Committee Financial Expert. Since May 2013, Mr. McCrary has served as Regions’ Nominating and Corporate Governance Committee Chair and Lead Independent Director. Mr. McCrary served on the Corporate Governance & Nominating Committee and Risk, Finance and Investments Committee at Protective Life Corporation prior to its acquisition by Dai-ichi Life Insurance Company, Limited in February 2015. Mr. McCrary previously served on the board of the privately held Mercedes-Benz U.S. International, Inc.

Mr. McCrary holds an engineering degree from Auburn University and a law degree from Birmingham School of Law. As the former President and Chief Executive Officer of Alabama Power Company and his service as a director of Protective Life Corporation, Mr. McCrary brings a valuable understanding of issues that are unique to a company in a regulated industry. Mr. McCrary’s depth of knowledge and experience running a regulated company as well as his other experience make him well qualified to be a member of Regions’ Board.

Lee J. Styslinger III Independent Director Since: 2004 Age: 54

Regions Committees:

•    Audit Committee (Audit Committee Financial Expert)

•    Compensation Committee

Public Directorships:

•    Vulcan Materials Company

Mr. Styslinger served on the board of directors of the former Regions Financial Corporation from 2003 to 2004. He currently serves as the Chairman and Chief Executive Officer of the privately held Altec, Inc., a leading equipment and service provider for the electric utility, telecommunications and contractor markets. Altec provides products and services in over 100 countries.

Skills and Qualifications:

Mr. Styslinger actively serves on the boards of many educational, civic and leadership organizations, including Harvard Business School, National Association of Manufacturers, and Northwestern University College of Arts and Sciences. He was appointed to the President’s Export Council advising the President of the United States on international trade policy from 2006-2008.

At Vulcan Materials Company, he serves on the Compensation Committee and the Safety, Health & Environmental Affairs Committee. Mr. Styslinger received his Bachelor of Arts degree from Northwestern University and earned a Master of Business Administration degree from Harvard University. As Chairman and Chief Executive Officer of Altec, Inc., Mr. Styslinger brings a wealth of management and business experience running a large company in today’s global market. All of these qualifications make him well qualified to be a member of Regions’ Board.

  ï   2015 Proxy Statement    29

PROPOSAL 1 — ELECTION OF DIRECTORS

How much stock are Directors expected to own?

The Board believes that Directors should have a financial stake in Regions so their interests are aligned with those of the stockholders. This ensures more effective representation of Regions stockholders. Under Regions’ Director Stock Ownership Guidelines, which were revised in April 2014, non-management Directors are expected to own shares of Regions common stock with a value equal to or greater than five times the value of the cash portion of the annual retainer paid to Directors.

Until such time as the minimum level of stock ownership is achieved, a Director is required to retain 50 percent of the after-tax net shares acquired as a part of any compensatory arrangement, unless granted an exception by the NCG Committee upon showing a hardship or other special circumstances. The following are taken into consideration in determining share ownership:

•	Shares purchased on the open market.

•	Shares obtained through option exercises.

•	Share equivalents held under any Director’s deferred stock plan.

•	Restricted shares awarded.

•	Shares obtained through any other sources.

Each Director currently meets the Director Stock Ownership Guidelines. Future pledges of Company equity securities are prohibited. No nominee for Director has pledged Regions equity securities.

How are Directors compensated?

The Compensation Committee, along with the NCG Committee, periodically review the compensation of the non-management Directors and recommend changes to the Board. The following table describes the components of the Director compensation program for 2014:

Compensation Element	Director Compensation Program
Annual Cash Retainer	$60,000, which may be deferred, at the Director’s option
Annual Equity Retainer	$95,000 in restricted stock granted three business days following the annual stockholder meeting that vests at the next annual stockholder meeting
Board and Committee Meeting Fees	$1,500 per meeting
Additional Annual Fee for Lead Independent Director	$50,000
Additional Annual Fee for Committee Chairs	$20,000 — Audit Committee $20,000 — Compensation Committee $15,000 — NCG Committee $20,000 — Risk Committee $10,000 — Special Committees, as applicable
Additional Annual Fee for Special Committee Members, as applicable	$10,000

Under the DDSIP, a Director may elect to defer receipt of some or all cash compensation. Deferred amounts are credited to a bookkeeping account for the Director, which is designated in notional shares of Regions common stock. Dividend equivalents, if any, are converted to additional notional shares of common stock in the Director’s account. At the end of the deferral period, the Director’s account is settled in actual shares of common stock, plus cash for any fractional share. Receipt and taxability of benefits are deferred until the time of payment in accordance with the payment election made by the Director at the time of the deferral. Most of the Directors have elected to defer receipt of a portion of their cash compensation.

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PROPOSAL 1 — ELECTION OF DIRECTORS

The following table contains information about the compensation paid to the non-employee Directors who served during 2014:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($)	Total ($)
George W. Bryan	113,500	95,000	—	208,500
Carolyn H. Byrd	119,750	95,000	—	214,750
David J. Cooper, Sr.	103,750	95,000	—	198,750
Don DeFosset	111,250	95,000	—	206,250
Eric C. Fast	95,750	95,000	—	190,750
John D. Johns	102,250	95,000	—	197,250
James R. Malone	109,250	95,000	—	204,250
Ruth Ann Marshall	102,250	95,000	—	197,250
Susan W. Matlock	96,250	95,000	—	191,250
John E. Maupin, Jr.	108,250	95,000	—	203,250
Charles D. McCrary	176,250	95,000	—	271,250
John R. Roberts	46,000	—	—	46,000
Lee J. Styslinger III	96,250	95,000	—	191,250

(1)	The amounts presented in this column represent the grant date fair values of the 2014 restricted stock award made to all non-employee Directors in service on April 29, 2014. The grant date fair value of the restricted stock granted April 29, 2014 was $10.09 per share, for a total grant date fair value of $95,000. The shares awarded on April 29, 2014 are scheduled to vest in one lump sum on the date of the 2015 annual meeting of stockholders.

The following table sets forth those non-employee Directors who served during 2014 and who had stock options or restricted stock outstanding as of December 31, 2014, and the number outstanding as of that date:

Name	Outstanding Stock Options (#)	Outstanding Restricted Stock (#)
George W. Bryan	14,000	9,415
Carolyn H. Byrd	—	9,415
David J. Cooper, Sr.	21,177	9,415
Don DeFosset	21,177	9,415
Eric C. Fast	—	9,415
John D. Johns	—	9,415
James R. Malone	27,237	9,415
Ruth Ann Marshall	—	9,415
Susan W. Matlock	14,000	9,415
John E. Maupin, Jr.	14,000	9,415
Charles D. McCrary	27,237	9,415
John R. Roberts	14,000	—
Lee J. Styslinger III	14,000	9,415

  ï   2015 Proxy Statement    31

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

The following corporate governance documents are available on the Investor Relations section of our website at www.regions.com:

•	Code of Ethics for Senior Financial Officers

•	Code of Business Conduct and Ethics

•	Corporate Governance Principles

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Corporate Governance (“NCG”) Committee Charter

•	Risk Committee Charter

Also available on our website is information regarding our Executive Officers, our Board members and Board committee composition, instructions for how to contact the Board as well as a summary of Regions’ Fair Disclosure Policy.

This proxy statement as well as the Company’s 2014 Annual Report on Form 10-K and Chairman’s Letter are available on the Investor Relations section at www.regions.com.

The NCG Committee periodically reviews the Corporate Governance Principles to maintain effective and appropriate standards of corporate governance. The Board adopted the principles to further its longstanding goal of providing effective governance of Regions’ business and affairs for the long-term benefit of stockholders.

Regions’ Corporate Governance Principles address important governance matters adopted by the Board, including:

•	Structure of the Board and its leadership, including the responsibilities and duties of the Lead Independent Director.
•	Director qualification standards, including:

•	A description of ordinary course relationships that will not be deemed to impair a Director’s independence;

•	A limit on the number of other public company boards and other audit committees on which Directors may serve; and

•	Mandatory retirement age of 72.

•	Identification and nomination of potential new Directors.

•	Director responsibilities, including, but not limited to:

•	Attending Board and stockholder meetings;

•	Meeting in executive session; and

•	Complying with our Code of Business Conduct and Ethics, securities trading policies and confidentiality of Board information and materials.

•	Board Committees, including number and types of committees.

•	Board operations, including scheduling meetings and selecting agenda items for meetings.

•	Director access to management and independent advisors.

•	Director orientation and continuing education.

•	Management succession planning.

•	Annual performance evaluation of the Board, Committees and individual Directors.

•	Board interaction with stockholders, investment managers and the media.

•	Communications with the Board.

Letter from the Lead Independent Director

As the Lead Independent Director and the Chair of the Nominating and Corporate Governance Committee, I am honored to write this letter to you on behalf of the members of the Board. As stewards of the Company, the Board is committed to acting in a thoughtful and transparent manner in the best interest of Regions and its stockholders.

Both the Board and executive management believe that active and engaged leadership is a critical aspect of effective corporate governance. One of the most important responsibilities of the Board is to provide guidance and oversight to Regions’ executive management team to ensure that Regions is appropriately assessing and managing risk while pursuing a safe and sound strategic direction for the Company. For that reason, the Board is engaged with executive management on an ongoing basis regarding strategy issues, including oversight of Regions’ already robust risk management practices. In 2014, Regions launched its Risk Ownership and Awareness (“ROA”) program, which is a company-wide initiative designed to support Regions’ strategic priority to enhance risk management. ROA dovetails with the Company’s other recent initiative, Regions360TM, which focuses on creating shared value for our customers and the communities we serve. Growing the Company and protecting it from risk are complementary goals; the better we know our customers the better we can serve them while managing the risks associated with those relationships. Successful execution of ROA and Regions360 creates sustainable, long-term benefits for all of our stakeholders, including our customers, communities, associates, and stockholders.

Many of our Directors have strong risk management and financial services backgrounds, as well as other important experience, skills and qualifications that enable them to provide exceptional guidance and oversight to best position Regions successfully in the current economic and regulatory environment. Your Board will continue to assess and enhance Board governance to reflect these priorities because the Board believes that these efforts, among others, will generate long-term value for all of our stockholders. On behalf of the Board, I would like to express our sincere appreciation for your continued support of and investment in Regions.

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Our Board Leadership Structure

Governance plays a critical role at Regions, and the Company understands that Governance is only as strong as its Board of Directors. The Board assumes an active role in providing oversight of and guidance to Regions’ executive management team in order to maintain a strong system of checks and balances. Furthermore, Regions’ Corporate Governance Principles are comprehensive. They address: Board leadership structure; Lead Independent Director’s responsibilities; Director qualification standards and responsibilities; management succession planning; assessment of Board, Committees, and individual Director performance; Director compensation; Director orientation and continuing education; direct access of the Board to management and independent advisors, and more.

In addition, based on the requirements of the NYSE listing standards, Regions’ Corporate Governance Principles and an assessment of its current needs, the Board believes that an appropriate leadership structure includes a substantial majority of independent Directors, extremely capable Committee Chairs, and a strong Lead Independent Director with specific duties. The Board’s current leadership structure meets these attributes.

The Board is currently composed of 13 Directors, 12 of whom are independent. Directors are required to stand for election each year, allowing our stockholders the opportunity to express their views on each Director’s individual performance on an annual basis. All Board Committees are chaired by independent Directors. Additionally, all members of the Audit Committee, the Compensation Committee, the NCG Committee, and the Risk Committee are independent. Our Executive Officers benefit from the highly experienced, well-informed, and fully engaged Board members who have experience managing various organizations, both public and private. In addition, many of our Directors have experience in areas such as corporate governance, strategic planning, risk management, information technology, and financial modeling. We have not adopted a policy with respect to separating the Chairman and Chief Executive Officer positions. The Board believes that the leadership structure should be flexible to accommodate different approaches based on an evaluation of relevant facts and circumstances as it deems in the best interest of the Company and its stockholders.

The Board considers its structure and leadership each year in conjunction with its NCG Committee. At the present time, the

Board currently believes that the Company is best served in combining the Chief Executive Officer and Chairman positions, complemented by an independent, strong and effective Lead Independent Director. The Board currently believes that the Company benefits from having a combined Chief Executive Officer and Chairman structure, with a single leader having primary responsibility for managing its operations and who represents the Company to our stockholders, customers, associates, regulators, and the public. This structure also allows the Board to carry out its oversight responsibilities with the full involvement of each independent Director. Additionally, this structure utilizes Mr. Hall’s extensive experience and knowledge regarding the Company and provides for effective leadership of our Board and Company, while simultaneously providing for robust communication between the Board and management. Moreover, this combination also provides clear accountability to the stockholders, customers and associates concerning the performance of the Company.

Mr. Hall has more than 30 years experience with the Company and has been Chief Executive Officer for five years. Under his leadership, the Company has successfully met a number of challenges over the past years. Regions is a large financial institution and Mr. Hall, with over three decades of banking experience, including service on our Board of Directors since 2008, and service as President since October 2009, has extensive knowledge, expertise and experience in all aspects of our current business operations. In the Board’s opinion, Mr. Hall is the best person to understand and clearly articulate to the Board the opportunities and challenges facing the Company, and also has the leadership and management skills to promote the Company’s values and execute its strategies. Mr. Hall’s service as Chairman provides clarity of leadership and effectively allows the Company to present its vision and strategy in a unified voice.

Under the Corporate Governance Principles, unless there is an Independent Non-Executive Chairman of the Board, the Chair of the NCG Committee, who must be “independent” under the rules of the NYSE, and who is elected by and from the independent Board members, serves as the Lead Independent Director for the Board. Charles D. McCrary has served as the Lead Independent Director since 2013.

As Lead Independent Director, Mr. McCrary’s responsibilities and duties follow:

✓	Presides at Board meetings when the Chairman is not present.

✓	Establishes the agenda and presides at executive sessions of the non-management and independent Directors.

✓	Acts as a liaison and facilitates communication between the Chairman and the non-management and independent Directors.

✓	Approves meeting agendas and information sent to the Board.

✓	Approves meeting schedules to ensure that there is sufficient time for discussion of all agenda items.

✓	Coordinates the activities of the non-management and independent Directors.

✓	Calls meetings of non-management and independent Directors.

✓	Assures that he or she is available for consultation and direct communication if requested by major stockholders.

✓	Communicates, as appropriate, with our regulators.

✓	Regularly communicates with our Chairman on a variety of issues including business strategy and succession planning.

✓	Maintains close contact with the Chair of each standing Committee of the Board, and serves as an ex-officio member of each Committee where he/she is not a member.

✓	Assists the Committee Chair in the establishment of Committee agendas and schedules.

✓	Provides input into the assessment of the Board Committees effectiveness, structure, organization and charters, and the evaluation of the need for changes.

✓	Coordinates the performance of the annual Board and Committees self-evaluation and the evaluation of the Chairman and Chief Executive Officer.

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CORPORATE GOVERNANCE

Board, Committee and Individual Director Evaluation Program

Each year the NCG Committee oversees the self-evaluation process for our Board, its Committees, and individual Directors. This self-evaluation is seen as a necessary process in ensuring the Board and its Committees are best equipped to create superior economic value for the Company’s stockholders over time by creating shared value for our customers and communities. More specifically, the self-evaluation will assess the Board’s and Committees’ performance in areas such as:

•	Board and Committee structure and composition.

•	Efficiency of Board and Committee meetings.

•	Directors’ ability to carry out key Board responsibilities.

•	Exchanges between the Board and management.

•	Interactions with key stakeholders.

•	Assessing Board member performance.

•	Committee-level assessment.

Using the above overarching topics as a springboard for discussion, the Chair of the NCG Committee facilitates the self-evaluation discussions, during which Directors bring their individual expertise and experience to bear on the topics raised. The self-evaluation pays particular attention to the Board’s oversight of Regions’ risk management framework and the risk-taking activities undertaken by management and the Board’s ability to take actions and make decisions independently from Regions’ management.

Each Committee also conducts its own self-evaluation for those topics that are applicable only to the Committee.

Director Independence

To be independent under NYSE rules, our Board must make an affirmative determination that a Director does not have a “material relationship” with Regions. Under our Corporate Governance Principles, the Board has determined that a substantial majority of its members must be independent.

Under the rules of the NYSE, no Director qualifies as independent unless the Board affirmatively determines that the Director has no material relationship with Regions (either directly or as a partner, stockholder or officer of an organization that has a material relationship with Regions).

The NYSE bright-line independence tests. The NYSE has bright-line tests that disqualify a Director from being determined to be independent. The following relationships will preclude a Director from being considered independent for a period of three years:

•	The Director is employed by Regions;

•	The Director has an immediate family member who is an Executive Officer of Regions;

•	The Director or an immediate family member has received in a year more than $120,000 in direct compensation from Regions (not including certain permitted payments such as Director and committee fees);

•	Certain relationships with Regions’ external or internal auditors;

•	The Director or an immediate family member is employed as an executive officer of another company and a Regions Executive Officer serves on that other company’s compensation committee; or

•	The Director is a current employee, or an immediate family member is a current executive officer, of a company that made payments to, or received payments from, Regions in an amount that exceeds the greater of $1,000,000 or 2 percent of the applicable company’s consolidated gross revenues.

Corporate Governance Principles guidance regarding independence. The fact that none of the NYSE’s bright-line tests are applicable to our current non-management Directors does not make a Director independent. The Board must still consider all circumstances surrounding any existing relationship between Regions and a Director to determine whether a material relationship exists outside of the bright-line tests.

To aid in conducting this evaluation, our Corporate Governance Principles describe relationships and transactions that, in the absence of unusual facts and circumstances, would not impair a Director’s exercise of independent judgment or compromise the oversight role that an independent Director of Regions is expected to perform, and therefore presumptively are not material:

•	The Director or an immediate family member has a customer relationship with Regions that is established and administered by Regions in the ordinary course of business, on terms and conditions not more favorable than those afforded by Regions to other similarly situated customers.

•	If the Director or immediate family member has a loan or extension of credit, and that loan was made or credit was extended on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and involved no more than the normal risk of collectability and presented no other unfavorable features.

•	If Regions employs an adult family member of the Director in the ordinary course of business in a capacity other than as an Executive Officer.

•	The Director’s or immediate family member’s interest in a transaction results solely from service as a director (or comparable position) of another company that is a party to the transaction or from the beneficial ownership of less than 10 percent of the other entity’s equity.

•	The transaction is one where the rates or charges involved in the transaction are determined by competitive bids, or the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

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CORPORATE GOVERNANCE

In applying this guidance, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. If a Director has a relationship that would be deemed non-material under our guidelines for independence, but meets one of the NYSE’s bright-line tests, the NYSE test governs and the Director will not be treated as independent.

Board independence considerations. The Board has made an affirmative determination as to all 13 current Directors’ independence. The NCG Committee presented to the Board its evaluations of each Director and made a recommendation as to each Director’s independence.

The following specific relationships were also considered while making a determination:

•	All of the Directors, except Directors DeFosset and Fast, either individually or through an affiliated entity, have customer relationships with Regions’ subsidiaries, such as a deposit, brokerage, trust or other financial services relationship in the ordinary course of Regions banking and/or brokerage business, on terms and conditions not more favorable than those afforded by Regions or its subsidiaries to other similarly situated customers.

•	Directors Bryan, Byrd, Cooper, Johns, Malone, Matlock, Maupin, McCrary and Styslinger, either individually or through an affiliated entity, have bank loans from Regions’ subsidiaries on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans by Regions’ subsidiaries to unrelated persons, and involving no more than the normal risk of collectability and no other unfavorable features.

•	Directors Bryan, Byrd, Cooper, DeFosset, Johns, Malone, Matlock, Maupin, McCrary and Styslinger serve solely as a member of the board of directors of a charitable organization to which Regions or its subsidiaries made charitable contributions of less than the greater of $1,000,000 or 2 percent of such organization’s consolidated gross revenues in any of 2012, 2013 or 2014.

•	Director Byrd serves as an outside director of the Federal Home Loan Mortgage Corporation (“Freddie Mac”). The revenue Regions’ subsidiaries receives from servicing loans for Freddie Mac is not a material portion of Regions’ total revenues. Additionally, Regions’ subsidiaries are not dependent solely on Freddie Mac as a purchaser of loans.

•	Director Johns serves as Chairman, President and Chief Executive Officer of Protective Life Corporation (“Protective”), which was throughout 2014 a publicly traded life insurance company located in Birmingham, Alabama. Effective February 1, 2015, Protective became a wholly-owned subsidiary of Dai-ichi Life Insurance Company, Limited, and is no longer a publicly traded company. The NCG Committee and the Board have determined that the relationships between Regions and Protective would not impair Director Johns’ independence given that the transactions are:

•	not material to Protective in light of its annual income or gross revenues because the payments to or received from Protective were well below 2 percent of Protective’s consolidated gross revenues and were less than 0.07 percent in 2014, 0.03 percent in 2013, and less than 0.05 percent in 2012;
•	not material to Regions in light of its annual income or gross revenues;

•	conducted at arm’s-length in the ordinary course of business of each party to the transactions;

•	not material to Director Johns as Chairman, President and Chief Executive Officer of Protective;

•	not involving a personal stake of Director Johns in the transactions;

•	not involving Director Johns in the negotiations or discussions leading to the transactions; and

•	typical of transactions that Protective conducts with other financial institutions.

Director Johns does not have a direct or indirect material interest in the transactions arising out of the business relationships between Regions and Protective, and Director Johns has no material relationships with Regions that would impair his exercise of independent judgment as a Director.

•	Director Maupin serves as Chair of the Board of Directors of Regions Community Development Corporation, a non-profit corporation sponsored by Regions dedicated to providing technical assistance for affordable housing, small business and community development initiatives.

•	Directors Cooper and Johns also served throughout 2014 on the board of directors of Alabama Power Company (a subsidiary of The Southern Company), where Director McCrary previously served as President and Chief Executive Officer. Throughout 2014, Directors Johns and McCrary served on the board of directors of Protective Life Corporation, where Director Johns is the Chairman, President and Chief Executive Officer. C. Dowd Ritter, the father of Regions Executive Officer William D. Ritter, serves on the board of directors of Alabama Power Company and Protective Life Corporation. Directors Hall and Styslinger also serve on the board of directors of Vulcan Materials Company.

In each case, the Board concluded, in light of the applicable independence standards of the NYSE and the description of relationships and transactions contained in the Corporate Governance Principles that such relationship would not be considered to impair a Director’s exercise of independent judgment or compromise the oversight role that an independent Director of Regions is expected to perform, and therefore are not material.

Director Hall is employed by Regions. Therefore, under the NYSE bright-line relationship test he was determined not to be independent.

Board independence determinations. The Board has affirmatively determined that each Director is an independent Director, other than O. B. Grayson Hall, Jr., Chairman, President and Chief Executive Officer. The following named current Directors have been determined by the Board to be independent:

George W. Bryan	James R. Malone
Carolyn H. Byrd	Ruth Ann Marshall
David J. Cooper, Sr.	Susan W. Matlock
Don DeFosset	John E. Maupin, Jr.
Eric C. Fast	Charles D. McCrary
John D. Johns	Lee J. Styslinger III

  ï   2015 Proxy Statement    35

CORPORATE GOVERNANCE

Director Malone, who has reached Regions’ retirement age, is not standing for re-election.

During a portion of 2014, one former Director, John R. Roberts, served on the Board. In early 2014, the Board made the determination that Mr. Roberts was independent based upon the applicable independence standards of the NYSE; the description of relationships and transactions contained in the Corporate Governance Principles; and the consideration by the Board of all relevant transactions, relationships and arrangements with respect to Mr. Roberts.

Additional determinations made by the Board. The Board has also affirmatively determined that all members of the Audit Committee are “independent” and “financially literate.” Additionally, all members of the Audit Committee have banking or related financial management expertise as defined by the Federal Deposit Insurance Corporation Improvement Act of 1991. Finally, each of Directors Bryan, Byrd, Fast, Maupin and

Styslinger has accounting or related financial management expertise as described in Section 303A.07 of the NYSE Governance Rules and is an Audit Committee Financial Expert as defined in Item 407(d) of Regulation S-K of the Securities Act. In addition, all members of the Audit Committee are independent within the meaning of the independence standards for audit committee members under the Sarbanes-Oxley Act of 2001.

The Board also determined that Director Johns, a member of the Risk Committee, is a Risk Management Expert as defined by Regulation YY that implements certain of the enhanced prudential standards mandated by Section 165 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Over 92 percent of Regions’ Directors, as well as all members of the Audit Committee, the Compensation Committee, the NCG Committee, and the Risk Committee, are independent directors within the meaning of the listing standards of the NYSE.

Family Relationships

No immediate family relationship exists between any of our Directors or Executive Officers and any of our other Directors or Executive Officers.

Transactions with Directors

This chart reflects transactions, as applicable, between Regions and (i) our non-management Directors or their immediate family members; (ii) a company or charitable organization of which the non-management Director or the Director’s immediate family member is, or was during 2014, a partner, officer, employee; or (iii) a company in which the non-management Director or the Director’s immediate family member holds a significant ownership position. All of these transactions were considered by our Board in making the determination with respect to independence.

	“Ordinary Course” Customer Relationships (1)	Loans or Extensions of Credit (2)	Charitable Contributions (3)	Nonmaterial Relationships (4)	Family Relationships (5)
George W. Bryan	—	—	—	None	None
Carolyn H. Byrd	—	—	—	—	None
David J. Cooper, Sr.	—	—	—	—	None
Don DeFosset	None	None	—	None	None
Eric C. Fast	None	None	None	None	None
John D. Johns	—	—	—	—	None
James R. Malone	—	—	—	None	None
Ruth Ann Marshall	—	None	None	None	None
Susan W. Matlock	—	—	—	None	None
John E. Maupin, Jr.	—	—	—	—	None
Charles D. McCrary	—	—	—	—	None
Lee J. Styslinger III	—	—	—	None	None
(1)	“Ordinary Course” customer relationships are transactions or relationships that Regions would enter into on the same terms and conditions with any similarly situated customer.

(2)	A loan or extension of credit that was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, and involve no more than the normal risk of collectability and present no other unfavorable features.

(3)	Directors serve solely as a member of the board of directors of a charitable organization to which Regions or its subsidiaries made charitable contributions of less than the greater of $1,000,000 or 2 percent of such organization’s consolidated gross revenues.

(4)	Nonmaterial relationships include Director Byrd’s service as a director of Freddie Mac, arm’s-length business relationships with Protective Life Corporation, Director Maupin’s service as Chairman of Regions’ non-profit corporation, Regions Community Development Corporation, and outside Directors’ service on a board of directors where a Regions Director serves or recently served as President and Chief Executive Officer and/or where C. Dowd Ritter, the father of Regions Executive Officer William D. Ritter, serves on the board of directors, or common service on a board.

(5)	No immediate family relationship exists between any of our Directors or Executive Officers and any of our other Directors or Executive Officers.

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Other Business Relationships and Transactions

Directors and Executive Officers of Regions and beneficial owners of more than 5 percent of Regions common stock and their affiliates were customers of, and had transactions with, Regions and our subsidiaries in the ordinary course of business during 2014, and additional transactions may be expected to take place in the ordinary course of business. As previously noted, included in such transactions are outstanding loans and commitments from Regions Bank, all of which were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to Regions, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Other Business Relationships. We have entered into other business relationships with entities known to or reasonably believed by us to own more than 5 percent of our common stock. These relationships are in the ordinary course of business and are described below:

BlackRock, Inc. and subsidiaries are the beneficial owners of more than 5 percent of our common stock. On October 14, 2011, Regions entered into an amended and restated agreement (the “BlackRock Agreement”) with BlackRock Financial Management, Inc. (“BlackRock Financial”), a subsidiary of BlackRock, Inc. (“BlackRock”) for BlackRock Financial to provide risk management and advisory services for Regions’ mortgage servicing rights portfolio and their proprietary trading, portfolio management and risk reporting system for Regions’ investment portfolio. The initial term of the BlackRock Agreement is for five years and upon the expiration of the initial term, the BlackRock Agreement can be renewed for successive 24-month terms unless otherwise terminated. The BlackRock Agreement provides that Regions will pay BlackRock Financial a fee of $2,250,000 per year plus an additional fee depending on the size of the portfolio. Regions paid BlackRock Financial approximately $2,530,000 in 2014. The Regions Financial Corporation

Retirement Plan had invested approximately $290.5 million in BlackRock Funds as of December 31, 2014 and paid investment management fees of approximately $319,000 in 2014. Trust accounts held at Regions Bank have invested approximately $232.5 million in BlackRock-sponsored securities as of year end 2014. Regions does not receive any revenue share, fees or commissions for client accounts invested in these securities. Additionally, in 2014, affiliates of BlackRock paid Regions fees and interest on credit facilities of approximately $860,000. These relationships began before BlackRock became the beneficial owner of more than 5 percent of Regions common stock and are expected to continue.

The Vanguard Group, Inc. and subsidiaries (“Vanguard”) are the beneficial owners of more than 5 percent of our common stock. At year end 2014, trust accounts held at Regions Bank have invested approximately $1.448 billion in mutual funds offered by Vanguard entities. Regions does not receive any revenue share, fees or commissions for client accounts invested in these funds. This relationship began before Vanguard became the beneficial owner of more than 5 percent of Regions common stock and is expected to continue.

State Street Global Advisors and affiliates (“State Street”) are reasonably believed by us to own over 5 percent of our common stock as of the Record Date. State Street entities administer rabbi trusts for certain retirement and deferred compensation plans maintained by Regions. Regions pays State Street a nominal monthly administration fee for these services. At year end 2014, trust accounts held at Regions Bank had approximately $20.5 million invested in State Street equities; however, trust accounts had no positions in mutual funds sponsored by State Street entities. Regions does not receive any revenue share, fees or commissions for client accounts invested in these funds. These relationships began before State Street first became the beneficial owner of more than 5 percent of Regions common stock and are expected to continue.

Policies Relating to Transactions with Related Persons and Code of Conduct

Related Person Transactions Policy. The Board has adopted a written policy entitled the “Related Person Transactions Policy.” This policy provides a mechanism for the identification, evaluation, and approval or disapproval of significant transactions involving Regions and persons related to Regions as described below.

For purposes of this policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Regions was, is or will be a participant and the amount involved exceeds $120,000 in any fiscal year, and in which any “related person” (defined below) had, has or will have a direct or indirect material interest. The category of related persons consists generally of Regions’ Directors, Director nominees and Executive Officers, any person or entity who is known to be the beneficial owner of more than 5 percent of any class of Regions voting securities, and immediate family members of any of the foregoing persons, and “associated entities” of the foregoing persons.

An “associated entity” of a related person means a firm, corporation, or other organization in which the related person is an executive officer or other executive managerial position. Associated entity also includes a firm, corporation or other organization in which the related person owns a 10 percent or greater equity interest or the related person engages in a transaction or series of transactions with Regions and the related person receives a measurable financial benefit resulting from the transaction(s).

Certain types of transactions are excluded from the category of related person’s transactions and are not subject to this policy even if the amount exceeds $120,000. For example, a related person transaction does not include any transaction that involves services of a public utility at rates or charges fixed in conformity with law or governmental authority.

Each Director and Executive Officer is required to provide the General Counsel, and periodically update, a list of his or her immediate family members, the affiliated entities of his or her

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immediate family members, and additional information elicited for administration of this policy. The General Counsel maintains a master list of related persons and affiliated entities, and distributes it to the heads of various units within Regions and to the areas of accounts payable and accounts receivable, which will use the information to identify potential related person transactions in order to effectuate this policy.

Any related person transaction is subject to either advance notification procedures (if identified in advance) or ratification procedures. In either case, the related person must provide to the General Counsel notice of the facts and circumstances of the transaction, including: (1) the related person’s relationship to Regions and the person’s interest in the transaction; (2) the significant facts of the potential transaction, including the proposed aggregate value of the transaction without regard to the amount of any profit or loss; (3) the purpose of, and the benefits to Regions of the potential transaction; (4) if applicable, the availability of other sources of comparable products or services; (5) an assessment of whether the potential transaction is on terms that are no less favorable to Regions or are comparable to the terms available to an unrelated third party or to associates generally; and (6) an assessment of whether the potential related person transaction is consistent with Regions’ Code of Business Conduct and Ethics (the “Code of Conduct”).

The General Counsel will assess whether the transaction is subject to this policy. If it is determined that the transaction is a related person transaction, it will be submitted to the NCG Committee for consideration at the next NCG Committee meeting or, if it is not practicable to wait until the next NCG Committee meeting, to the NCG Committee’s Chair for prompt consideration.

The NCG Committee, or its Chair, will consider the relevant facts and circumstances of the related party transaction, including but not limited to: (1) the benefits to Regions; (2) the impact on a Director’s independence in the event the related person is a Director, an immediate family member of a Director or an entity in which a Director is a partner, significant stockholder or executive officer; (3) the availability of other sources for comparable products or services; (4) the terms of the transaction; (5) the terms available to unrelated third parties or to associates generally; and (6) whether the potential related person transaction is consistent with the Code of Conduct. Any Director or Executive Officer who is or whose family members or affiliated entities are the subject of the related person transaction is not permitted to participate in the review, consideration or approval of the related person transaction.

The NCG Committee (or its Chair) is authorized to approve or ratify those related person transactions that are in, or are not inconsistent with, the best interests of Regions and its stockholders, and that are consistent with the Code of Conduct, as the NCG Committee or its Chair determines in good faith. Other related person transactions should be disapproved by the NCG Committee (or its Chair) and should not be entered into or continued by Regions. The NCG Committee (or its Chair) will report the decision to the General Counsel, who will report the decision to the appropriate Regions personnel.

This policy also grants the NCG Committee the authority to address situations in which an unauthorized related person transaction subject to this policy is initiated and is subsequently disapproved.

The NCG Committee will annually review and consider any previously approved or ratified related person transaction that remains ongoing.

Regulation O Policies and Procedures. We maintain additional policies and procedures to help ensure our compliance with Regulation O. This regulation imposes various conditions on a bank’s extension of credit to Directors and Executive Officers. Any extensions of credit must comply with our Regulation O policies and procedures.

As previously discussed, a Director can meet our guidance for independence if the Director or immediate family member has a loan or extension of credit, and that loan was made or credit was extended on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and involved no more than the normal risk of collectability and presented no other unfavorable features.

Our Regulation O policies and procedures require that:

•	Extensions of credit (including interest rates and collateral) to covered individuals or entities must be made on substantially the same terms as those prevailing at the time for comparable transactions with those who are not covered.

•	The covered extension of credit must be made following credit underwriting procedures no less stringent than those prevailing at the time for comparable transactions with non-covered individuals or entities. The extension of credit may not involve more than the normal risk of repayment or present other unfavorable features.

•	The amount of covered extensions of credit do not exceed individual and aggregate lending limits, depending on the identity of the borrower and the nature of the loan.

Our subsidiary bank, Regions Bank, designates a Regulation O Credit Officer to review extensions of credit to determine our compliance with our policies and procedures. If an extension of credit would result in an aggregate credit extension of more than $500,000 to a covered individual or entity, the board of Regions Bank must approve it. Reports of all extensions of credit made to Executive Officers under Regulation O are provided to the Regions Bank board.

All loans to Directors and Executive Officers:

•	Comply with our Regulation O policies and procedures;

•	Are made in the ordinary course of business;

•	Are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Regions; and

•	Do not involve more than the normal risk of collectibility or present other unfavorable features.

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Code of Conduct. Regions’ Code of Conduct contains several provisions that also serve to regulate transactions with our associates and Directors and to guide them in avoiding situations that could be viewed as actual or perceived conflicts of interest. For example, the Code of Conduct prohibits activities that could be construed as self-dealing, such as:

•	Personally extending credit to a non-relative who applied for and was denied credit by Regions;

•	Representing Regions in a relationship or transaction in which the associate or Director has a family, financial or other material interest;

•	Representing an entity other than Regions in any transaction with Regions;

•	Co-signing, acting as power of attorney or otherwise representing a customer (other than an immediate family member) with respect to a Regions account;

•	Purchasing any property that the associate or Director understands Regions intends to purchase;

•	Using Regions’ property or corporate time for personal gain not related to job performance;

•	Processing of bank transactions by an associate for that associate’s own personal account, for the account of an immediate family member or for an account on which the associate is a signatory; and

•	Borrowing from customers, suppliers or other persons or companies that do business with Regions except those that engage in lending in the ordinary course of their business on terms offered others in the normal course of business.

Additionally, under the Code of Conduct, associates or Directors who learn of a business opportunity in the course of their service for Regions cannot appropriate that opportunity for themselves or for others. Instead, the Code of Conduct requires that they allow Regions to take advantage of the opportunity.

Among other things, the Code of Conduct is designed to provide guidance and resources to help ensure, among other things, that:

•	Regions and its associates remain in compliance with all applicable laws and regulations.

•	Regions is a safe and nondiscriminatory place to work and do business.

•	Confidential and proprietary information is protected.

•	Inappropriate gifts or favors are not accepted.

•	Conflicts of interest are avoided.

Any material departure from a provision of the Code of Conduct on behalf of a member of the Operating Committee, a Director or a Senior Financial Officer (as defined in the paragraph below) may only be waived by the Board, and any such waiver will be promptly disclosed as required by applicable law, rule or regulation.

Code of Ethics for Senior Financial Officers. The Board has adopted a separate Code of Ethics for Senior Financial Officers that supplements the Code of Conduct and applies to Regions’ Chief Executive Officer, Chief Financial Officer, and the Principal Accounting Officer and Controller. This Code of Ethics may be found on the Regions’ website at www.regions.com in the Corporate Governance Section of Investor Relations. Regions will disclose any amendments or waivers with respect to its Code of Ethics for Senior Financial Officers on its website.

Director Attendance

Pursuant to Regions’ Corporate Governance Principles, Directors are expected to attend and participate in all Board meetings and meetings of Committees on which they serve. Directors are expected to be available for consultation with management as requested from time to time.

In 2014, all incumbent Directors attended at least 75 percent of the aggregate number of the meetings held by the Board and by Committees of which they were members.

Our current Director attendance for Board and Committee meetings averaged over 95 percent in 2014. In his role as Lead Independent Director, Mr. McCrary attended a majority of the meetings of the Board Committees of which he is not a member.

Director Attendance at the Annual Meeting

As stated in Regions’ Corporate Governance Principles, Directors are expected to attend all meetings of stockholders.

At the 2014 annual meeting, all 13 incumbent Directors either attended in person or participated via telephone conference call in the meeting.

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Meetings of Independent Directors

All Directors, and then the independent Directors, meet in executive sessions at each regular meeting of the Board, and have the opportunity to meet in executive sessions at regularly scheduled conference call meetings held by the Board.

These executive sessions provide the opportunity for discussion of the CEO’s performance, compensation, succession planning, critical strategic matters and other topics that should in some instances be discussed without management being present.

Regions’ independent Directors met 12 times in 2014 in executive session with no other attendees present.

Mr. McCrary, as the Lead Independent Director, presided over all but one of the executive sessions of the independent Directors. Independent Director George W. Bryan presided over the one executive session held during Mr. McCrary’s absence.

Communications between Stockholders and Other Interested Parties and the Board of Directors

The Corporate Governance Principles adopted by the Board include a mechanism for stockholders and other interested parties to communicate with Directors.

The Board believes questions or concerns related to matters such as financial results, strategic direction, executive compensation, corporate governance and general Board oversight, including accounting, internal accounting controls, auditing and other related matters are appropriately addressed to the Board. Matters that deal with the Company’s general business operations are more appropriately addressed by management.

The Corporate Secretary will circulate communications to the appropriate Director or Directors, with the exception of those communications that are of a personal nature or not related to the duties and responsibilities of the Board, including without limitation, routine customer service complaints. The Corporate Secretary will maintain a log of any such communications not shared with the Board and such log will be provided to the Board on a quarterly basis. In addition, Directors may review any communication upon request.

Items such as commercial solicitations, opinion survey polls, new product or service suggestions, resumes, job inquiries and mass mailings will not be shared with the Board nor maintained in a log.

Stockholders and other interested parties may send communications directed to the Board, a Committee of the Board, the Chairman of the Board, the Lead Independent Director, the independent Directors as a group or an individual member of the Board by sending a letter with clear notation as “Board Communication” or “Director Communication” to:

Regions Financial Corporation

c/o Office of the Corporate Secretary

1900 Fifth Avenue North

Birmingham, Alabama 35203

Board’s Role in the Risk Management Process

The Board oversees the management of risk through its Risk Committee, with guidance from the Audit Committee on major financial risks, while the Compensation Committee oversees risk as it relates to compensation matters. The Board sets the foundation for the Company’s risk culture by establishing the Board’s Risk Appetite Statement, which documents the Company’s tolerance for risk. The Risk Appetite Statement is reviewed and approved annually by the Risk Committee. The Risk Committee monitors the Company’s performance to ensure alignment with the tolerance levels articulated in the Risk Appetite Statement. The Risk Committee is responsible for the risk-management policies of Regions’ enterprise operations and oversight of the operation of Regions’ enterprise risk-management framework. This includes the policies, procedures, strategies and systems established by management to identify, measure, mitigate, monitor and report major risks, including emerging risks and other enterprise risks, as well as capital planning, management and assessment processes.

In accordance with Regulation YY, the Risk Committee is required to consist of a minimum of three outside members of the Board. Members of the Risk Committee are appointed by the Board based on the recommendation of the NCG Committee and serve at the Board’s discretion. Currently, the Risk Committee consists of seven independent Directors, with a least one Director who has experience in identifying, assessing, and managing risk exposures of large, complex financial firms. The Chair of the Risk Committee, as designated by the Board, is required to be a director who (i) is not an officer or employee of the Company; (ii) has not been an officer or employee of the Company during the previous three years; (iii) is not a member of the immediate family of a person who is, or has been within the last three years, a Regulation O executive officer of the Company; and (iv) is an independent director under Item 407 of SEC Regulation S-K.

The categories of enterprise risks (including emerging risks) overseen by the Risk Committee currently include legal risk, reputational risk, liquidity risk, credit risk, market risk, strategic risk, compliance risk and operational risk. In addition, the Risk Committee approves, at least annually, the contingency funding plan that sets out the Company’s strategies for addressing liquidity needs during liquidity stress events, as well as certain other plans from time to time. The Risk Committee is required to meet at least quarterly or more frequently if it deems necessary and fully document and maintain records of its proceedings, including risk-management decisions. The Risk Committee meets, receives and reviews information and regular reports from the Chief Risk Officer (“CRO”) and the Risk Management team

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on at least a quarterly basis, as well as from others from time to time, and recommends actions and other steps to be taken, as it deems appropriate. In addition, the Risk Committee receives written reports from an independent review function regarding material liquidity risk management, as applicable and permitted by law. In the course of these reviews, the Risk Committee interacts on a regular basis with the CRO, the Chief Credit Officer, the Credit Review Director, and the Internal Audit Director. The Risk Committee is also responsible for ensuring that the compensation of the CRO is consistent with providing an objective assessment of the risks taken by the Company.

The Risk Committee reports to the Board with respect to any notable risk management issues and coordinates with other Board and management level committees as appropriate regarding risk-related issues. In addition, the Risk Committee, along with the CRO, oversees the Risk Management team’s responsibilities, budget and staffing. In carrying out its duties, the Risk Committee is authorized to select, retain, terminate and approve fees and other retention terms of independent legal, accounting or other advisors as it deems appropriate, without seeking approval of management or the Board.

The Audit Committee also plays a role in risk management oversight. The Audit Committee reviews the guidelines and policies by which risk management and risk assessments are undertaken with respect to Regions’ major financial exposures. The Audit Committee discusses these major financial exposures with Regions’ management, as well as steps taken to monitor and control such exposures. In addition, the Audit Committee assists and advises the Board in monitoring the integrity of the Company’s financial reporting processes, including matters relating to internal controls over financial reporting. The Audit Committee also has oversight responsibilities for compliance with legal and regulatory requirements, as well as the internal audit function and independent auditor. Furthermore, the Audit Committee reviews any significant report and management response to such report including any significant instance where business units or risk management personnel have not adhered to the Company’s risk governance framework.

The Compensation Committee also participates in risk management oversight particularly as it relates to compensation risk. The Compensation Committee considers, in establishing and reviewing the Company’s associate and executive compensation programs, whether these programs encourage unnecessary or excessive risk taking that could threaten the value of or have a material adverse effect on Regions and has concluded that they do not. Moreover, in consultation with senior risk officers, the Compensation Committee establishes and maintains appropriate processes and procedures and sufficient personnel to management compensation-related risks. The Compensation Committee, in consultation with management, also oversees regulatory compliance with respect to compensation matters, including any required certification or reporting requirements under applicable law. Like the Risk Committee, the Compensation Committee also receives information from Regions’ Risk Management team and, in particular, Regions’ CRO.

Relationship of Compensation Policies and Practices to Risk Management

Regions has long adhered to compensation policies and practices that are designed to support a strong risk management culture. Accordingly, we employ strong and effective corporate governance which includes active oversight and monitoring by the Compensation Committee over our incentive compensation practices.

While we cannot avoid all risk, the successful execution of our strategy requires effective management of the risks we decide to take. Our risks may be generated from external or internal sources, and may or may not be within our control. We do not attempt to eliminate all risk, but rather identify, understand, assess, monitor and manage the risk. We want our decisions to reflect a defined risk appetite and a moderate risk profile. It is our responsibility to establish an enterprise risk management framework that facilitates risk management for the benefit of our stockholders.

As we describe in the Compensation Discussion and Analysis (“CD&A”) section which begins on page 52, we attempt to align how we manage risk with how we compensate associates. The process of limiting risk starts with the Board in setting the risk appetite for the Company and establishing policies and implementing appropriate limits. Strategic business plans are developed for each business group and unit of the Company, and these plans recognize and account for the risk tolerances supported by the Board. Compensation policies and plans are then designed and periodically reviewed and revised to ensure that they continue to support the strategic direction for the Company.

Consistent with effective risk management principles, base salaries of associates are competitive and represent a significant portion of the compensation of all associates and, therefore, do not encourage excessive risk taking in order to increase compensation levels. Variable compensation payments are made to many, if not most, associates within the Company, and provide an important tool to motivate associates to excel at executing our business plans. However, variable incentive policies and plans by design are aimed at aligning long-term associate and stockholder interests and overall represent a small percentage of total revenue. Compensation decisions also rely on the Compensation Committee’s and management’s discretion to consider other factors, such as effective risk management, compliance with controls and ethical conduct, competition for top talent, market-based pay levels, and the need to attract, develop, grow, and retain the leadership team.

As further discussed in our CD&A, our Compensation Committee continues to monitor the effect changes in the economic environment have on our existing risk management practices.

Certain practices established by the Company include:

•	A strong clawback policy;

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•	A policy providing guidance to business leadership as to the appropriate use of discretion in compensation decisions;

•	A policy covering adverse risk events and how we consider those events in making compensation decisions;

•	Robust compliance, internal control, disclosure review and reporting programs;

•	Long-term compensation awards that are subject to substantial future performance requirements;

•	A robust internal governance process covering the administration of our incentive compensation programs; and

•	A policy that prohibits hedging strategies related to the ownership stakes our key associates have in Regions.

As more fully described in the CD&A, the Compensation Committee oversees our compensation practices, and meets at least on an annual basis with Regions’ CRO to review incentive compensation arrangements for associate compensation plans in order to identify any features that might encourage unnecessary and excessive risk-taking or manipulation of earnings. Based on our approach to enterprise risk management, including the comprehensive risk review and assessment of our incentive compensation plans, our risk assessments for significant businesses and staff functions, and the continued emphasis on incorporating risk mitigating practices and performance requirements within our compensation programs, we believe that the risks arising from our compensation plans, policies, and practices are not reasonably likely to have a material adverse effect on the Company.

Compensation Consultant Disclosure

Since 2012, the Compensation Committee has retained Frederic W. Cook & Co., Inc. (“Cook & Co.”) to provide independent advice and information regarding the design and implementation of our executive compensation programs. Cook & Co. is a nationally recognized compensation consulting firm that works exclusively for the Compensation Committee. The duties and services provided by Cook & Co. are more fully described in the CD&A section of this proxy statement.

It is the Compensation Committee’s view that its compensation consultant and any other advisors should be able to render candid and direct advice independent of management’s influence, and numerous steps have been taken to satisfy this objective.

Annually, and most recently in December 2014, the Compensation Committee considered the independence of Cook & Co. in light of current SEC rules and NYSE listing standards. The Compensation Committee requested and received a letter from Cook & Co. addressing its independence, including the following factors: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee; (5) any Regions equity securities owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between Regions’ Executive Officers and the consulting firm or the individual consultants involved in the engagement.

The Compensation Committee discussed these considerations and concluded that the work of Cook & Co. did not raise any conflict of interest.

Compensation Committee Interlocks and Insider Participation

Directors who served on Regions’ Compensation Committee at any time during 2014 were:

David J. Cooper, Sr.	Ruth Ann Marshall
Don DeFosset	Susan W. Matlock
Eric C. Fast	Lee J. Styslinger III
James R. Malone

During 2014, there were no relationships that would create a Compensation Committee interlock as defined under applicable SEC regulations.

Committees of the Board of Directors

Our Board has established four standing committees: an Audit Committee, a Compensation Committee, a NCG Committee and a Risk Committee. Each of these Committees meet on a regular basis and operate under a written charter approved by the Board.

In addition, each standing Committee reviews and reassesses its charter on an annual basis. Moreover, each Committee performs an annual self-evaluation to determine whether such Committee is functioning effectively and fulfilling its duties as prescribed by its charter. Each Committee may form and delegate authority to subcommittees or one or more committee members.

We describe the main responsibilities of the Board’s standing Committees on the following pages. The descriptions of the Committee functions in this proxy statement are qualified by reference to the charters and our relevant By-Law provisions. The charters for these Committees discussed in this section are all available on Regions’ website at www.regions.com in the Corporate Governance section of Investor Relations.

In addition, our By-Laws authorize the Board to create other committees as needed.

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Board and Committee Meetings in 2014

The table to the right shows the number of Board and Committee meetings held in 2014. Under our Corporate Governance Principles, Board members are expected to attend and participate in all Board meetings and meetings of Committees on which they serve and to attend all meetings of stockholders.

Each Director attended at least 75 percent of the combined total number of meetings of the Board and all Committees on which the Director served (the threshold for disclosure under SEC rules).

Attendance for current Directors for Board and Committee meetings averaged over 95 percent in 2014.

Number of Meetings Held
Board of Directors	12
Audit Committee	8
Compensation Committee	7
NCG Committee	6
Risk Committee	6

Committee Composition

The table below indicates the current members and Chairs of each standing Committee. Each Director serving on one of Regions’ standing four Board Committees has been determined to be independent. Also identified are the Directors who have been determined by our Board to be an Audit Committee Financial Expert, as defined under SEC regulations, and the Risk Committee Risk Management Expert, as defined under Regulation YY.

Cross-Committee membership is a consideration when the NCG Committee recommends Committee member assignments to the Board. For example, the Chairs of the Audit Committee and the Risk Committee each serve on both Committees. In addition, the Chair of the Compensation Committee serves on the Risk Committee, as well as attends the majority of the Audit Committee meetings. The Chair of the NCG Committee, who also serves as the Lead Independent Director, attends the majority of all other Committee meetings as well. The majority of the Directors serve on at least two Committees, providing further opportunities for cross-Committee membership.

	Audit Committee	Compensation Committee	NCG Committee	Risk Committee
George W. Bryan	—			C
Carolyn H. Byrd	C			—
David J. Cooper, Sr.		—	—
Don DeFosset		C		—
Eric C. Fast	—			—
John D. Johns ☑			—	—
James R. Malone				—
Ruth Ann Marshall		—	—
Susan W. Matlock		—		—
John E. Maupin, Jr.	—		—
Charles D. McCrary *			C
Lee J. Styslinger III	—	—
—	Member

C	Chair

Audit Committee Financial Expert

☑	Risk Committee Risk Management Expert

*	Lead Independent Director

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Chair

Carolyn H. Byrd

Other Members

George W. Bryan

Eric C. Fast

John E. Maupin, Jr.

Lee J. Styslinger III

Audit Committee

The Audit Committee currently consists of Carolyn H. Byrd (Chair), George W. Bryan, Eric C. Fast, John E. Maupin, Jr., and Lee J. Styslinger III. All of these Directors are independent and were selected for membership on the Audit Committee based on the recommendation of the NCG Committee.

The Audit Committee has a written charter that is posted on our website at www.regions.com and is reviewed and approved on an annual basis.

The purpose of the Audit Committee is to assist the Board in monitoring the:

(a)	Integrity of the Company’s financial statements, financial reporting processes and financial controls;

(b)	Independent auditor’s qualifications and independence;

(c)	Performance of the Company’s internal audit function and independent auditors; and

(d)	Company’s compliance with legal and regulatory requirements.

Each member of the Audit Committee must be independent and financially literate as defined by the SEC and NYSE regulations. Additionally, at least one member of the Audit Committee must be an Audit Committee Financial Expert as that term is defined by the SEC. Pursuant to the Audit Committee’s written charter, members of the Audit Committee may only serve on two other public company audit committees.

The Audit Committee meets at least quarterly, and more often if deemed necessary or advisable. In 2014, the Audit Committee met eight times.

Additionally, pursuant to its charter, the Audit Committee will:

•	Appoint or replace the independent auditor;

•	Pre-approve all auditing services, internal control-related services and permitted non-audit services to be performed by the independent auditor;

•	Retain independent legal, accounting or other advisers as it deems necessary or advisable;

•	Discuss with management (i) the Company’s major financial risk exposures and (ii) the steps management has taken to monitor and control such exposures;

•	Review and discuss financial statements and disclosure matters that will be filed with the SEC;

•	Review and discuss with management all non-GAAP information;

•	Oversee, review and evaluate the Company’s relationship with the independent auditor and the independent auditor’s performance and independence; and

•	Oversee the Company’s internal audit function.

The Audit Committee serves as a Board-level oversight role. Management is responsible for preparing the Company’s consolidated financial statements, for maintaining internal controls, and for complying with laws and regulations. The independent auditors are responsible for auditing the Company’s consolidated financial statements and internal controls.

The Audit Committee regularly meets with Regions’ internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of Regions’ internal accounting and financial reporting controls, and the overall quality of Regions’ financial reporting.

The Audit Committee also must prepare the report required to be included in this proxy statement. The Audit Committee has approved such report, which is on page 50.

Audit Committee Financial Experts

The Board believes that all of the members of the Audit Committee have accounting or related financial management expertise under the rules of the NYSE. Additionally, all members qualify as Audit Committee Financial Experts within the meaning of the rules of the SEC.

In addition, all Audit Committee members are financially literate, as required by NYSE listing standards, and all members meet the additional criteria for independence of audit committee members as set forth in Rule 10A-3(b)(1) under the Exchange Act.

Accounting or Audit-Related Matters

The Audit Committee has established procedures for the receipt, retention and evaluation of complaints and submissions concerning accounting and audit-related matters, the features of which include insulation from management, safeguards for protecting anonymity and confidentiality of associate submissions, alternative methods for submissions, dedication of resources for investigations and the recording and preservation of findings.

The procedures are administered by the Audit Committee and a limited number of individuals in Regions’ corporate security, risk, legal and internal audit areas. Regions has notified its associates that the procedures are in place and how to direct a complaint or submission.

In addition, any interested party may communicate concerns regarding accounting, internal accounting controls or auditing matters directly to the attention of the Audit Committee as follows:

Regions Financial Corporation

Attention: Audit Committee Chair

c/o Office of the Corporate Secretary

1900 Fifth Avenue North

Birmingham, Alabama 35203

44       ï   2015 Proxy Statement

CORPORATE GOVERNANCE

Compensation Committee

The Compensation Committee currently consists of Don DeFosset (Chair), David J. Cooper, Sr., Ruth Ann Marshall, Susan W. Matlock and Lee J. Styslinger III.

Each member of the Compensation Committee must be independent as defined by the NYSE. Accordingly, all of our Directors who serve on the Compensation Committee are independent, qualify as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and satisfy the requirement as an “outside director” for the purposes of IRC Section 162(m).

These Directors were selected for membership on the Compensation Committee based on the recommendation of the NCG Committee. The Compensation Committee has a written charter, which is posted on our website at www.regions.com and is reviewed and approved on an annual basis.

The purpose of the Compensation Committee is to assist the Board in:

(a)	Fulfilling its responsibilities relating to the compensation of the Executive Officers;

(b)	Ensuring that all executive compensation is fair, appropriate, reasonable, and in compliance with all applicable regulations; and

(c)	Performing such other duties and responsibilities in accordance with its charter.

The Compensation Committee met seven times in 2014. The Compensation Committee regularly invited certain members of management to its meetings as it deemed appropriate, consistent with the maintenance of the confidentiality of compensation discussions. The CEO did not attend any portion of a meeting where his performance was evaluated or his compensation discussed.

The Compensation Committee has the additional authority and responsibilities relating to compensation matters to:

•	Approve the Company’s compensation philosophy;

•	Supervise and monitor the Company’s compensation plans and programs to determine whether they are properly aligned with the Company’s strategic and financial objectives and ensure that such employee compensation plans and programs are supportive of the Company’s Risk Appetite Statement as established by the Board and maintain the appropriate processes and procedures and sufficient personnel to manage compensation-related risks;

•	Review and approve all Company goals and objectives relevant to the CEO’s compensation and evaluate the CEO’s performance in light of those goals and objectives;

•	Determine the CEO’s compensation (including base salary, incentive compensation, long-term compensation, executive benefits, and perquisites);
•	Approve the compensation of the Executive Officers and such senior officers as the Compensation Committee determines appropriate;

•	Review and approve any employment agreement, new hire award or new hire payment proposed to be made with any proposed or current Executive Officer;

•	Ensure that the compensation and other incentives granted to the Chief Risk Officer are consistent with providing an objective assessment of the risks taken by the Company, in consultation with the Risk Committee;

•	Review and approve any severance, change-in-control or similar termination agreement, award or payment proposed to be made with any current or former Executive Officer;

•	Approve the creation, termination and amendment of executive compensation plans;

•	Approve any new equity compensation plan or any material change to an existing plan where stockholder approval is not required;

•	Review and make recommendations as to the form and amount of Director compensation in connection with the NCG Committee;

•	Retain and obtain the advice of any compensation consultant, outside legal counsel, or any such other advisors as it deems necessary or desirable to assist with the execution of its duties and responsibilities; and

•	perform an annual self-evaluation.

The Compensation Committee meets at least on an annual basis with Regions’ CRO to review incentive compensation arrangements for employee compensation plans in order to identify any features that might encourage unnecessary and excessive risk-taking or manipulation of earnings.

The Compensation Committee also must prepare the report required to be included in this proxy statement. The Compensation Committee has approved such report, which appears on page 68.

Compensation Philosophy

In determining the long-term incentive award component of compensation for the Executive Officers, the Compensation Committee considers the Company’s performance for the year. The Compensation Committee may also take into consideration such items as relative stockholder return, the award practices of competitive financial institutions, the awards granted in past years, the Compensation Committee’s assessment of the current and expected contribution of the Executive Officer to the Company’s success, and such other factors as the Compensation Committee considers appropriate.

Compensation Committee Interlocks and Insider Participation

During 2014, there were no relationships that would create a Compensation Committee interlock as defined under applicable SEC regulations.

Chair

Don DeFosset.

Other Members

David J. Cooper, Sr.

Ruth Ann Marshall

Susan W. Matlock

Lee J. Styslinger III

  ï   2015 Proxy Statement    45

CORPORATE GOVERNANCE

Chair

Charles D. McCrary

Other Members

David J. Cooper, Sr.

John D. Johns

Ruth Ann Marshall

John E. Maupin, Jr.

Nominating and Corporate Governance Committee

The NCG Committee currently consists of Charles D. McCrary (Chair), David J. Cooper, Sr., John D. Johns, Ruth Ann Marshall, and John E. Maupin, Jr. All of these Directors are independent. The NCG Committee has a written charter, which is posted on our website at www.regions.com and is reviewed and approved on an annual basis.

The primary purpose of the NCG Committee is to assist the Board by:

(a)	Identifying individuals qualified to become Board members; and

(b)	Establishing and maintaining effective corporate governance policies and practices.

The NCG Committee has direct access to and open communication with management and may obtain advice and assistance from internal legal, accounting or other advisors. The NCG Committee is authorized to select, retain, terminate, and approve the fees of independent legal, accounting, or other advisors as it deems appropriate.

Each member of the NCG Committee must be independent as defined by the SEC and NYSE. In the absence of a Non-Executive Chairman of the Board, the NCG Committee Chair serves as the Lead Independent Director.

The NCG Committee meets as frequently as deemed necessary, but not less than three times per year. In 2014, the NCG Committee met six times.

The NCG Committee recommends to the Board the Director nominees for each annual meeting, and may recommend the appointment of qualified individuals as Directors between annual meetings.

The NCG Committee oversees and facilitates the annual evaluation of the performance of the Board, all committees and individual Directors.

The NCG Committee annually reviews and recommends any changes to its charter and the charters of the other standing Committees.

Further, the NCG Committee assesses the Board’s leadership structure, recommends the appropriate size of the Board, and makes an annual evaluation of the independence of each Director.

In addition, the NCG Committee will:

•	Monitor Directors’ service on other boards to ensure that each Director has adequate time to appropriately serve on Regions’ Board;

•	Make recommendations as to the appropriate stock ownership and compensation of non-employee Directors, in consultation with the Compensation Committee;

•	Review and assess the Company’s Corporate Governance Principles and Code of Conduct;

•	Oversee the Company’s management succession plan; and

•	Oversee any amendment to the Company’s Certificate of Incorporation or By-Laws. The NCG Committee recommends to the Board the number, identity and responsibilities of Board committees, including the Chair of each Committee and the membership of each Committee.

The NCG Committee assesses the skills, qualifications and experience of our Directors and each year recommends a slate of nominees to the Board. From time to time, the NCG Committee also evaluates changes to the composition of our Board. In evaluating existing Directors or new candidates, the NCG Committee assesses the needs of the Board and the qualifications of the individual. See the discussion on pages 24 through 29 for more information on each of our current Director nominees.

In consultation with the Chairman and CEO, the NCG Committee evaluates potential new candidates for Board membership, including candidates recommended by stockholders in compliance with procedures set forth in the By-Laws of the Company. Stockholders who wish to nominate Directors at an annual meeting in accordance with the procedures in our By-Laws should follow the instructions in the section Submission of Stockholder Proposals or Nominations for 2016 Annual Meeting of Stockholders on page 87.

The NCG Committee will seek Board members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity, such that the Board will maintain an appropriate mix of skills and characteristics to meet the needs of the Company. The NCG Committee and the Board assess the qualifications of Director nominees based on criteria such as general business knowledge, an understanding of the financial services industry, experience in positions with a high degree of responsibility, leadership positions in the companies or institutions with which they are affiliated, and the contributions they can make to the Board and management.

Director nominees are evaluated based on their individual merits, taking into account the Company’s needs and the composition of the Board. Although the Board has not adopted a formal policy on diversity, the NCG Committee considers the diversity of Directors in the context of the Board’s overall needs. The NCG Committee evaluates diversity in a broad sense, recognizing the benefits of demographic diversity, but also considering the breadth of diverse backgrounds, skills, and experiences that Directors may bring to our Board.

To assist in its identification of qualified Directors, the NCG Committee reviews key qualifications and skills that are described on pages 22 and 23 of this proxy statement.

The NCG Committee may identify potential Directors in a number of ways, including recommendations made by current or former Directors or members of management and through contacts in the business, civic, academic, legal and non-profit communities. When appropriate, the NCG Committee may retain a search firm to identify candidates.

46       ï   2015 Proxy Statement

CORPORATE GOVERNANCE

Risk Committee

The Risk Committee currently consists of George W. Bryan (Chair), Carolyn H. Byrd, Don DeFosset, Eric C. Fast, John D. Johns, James R. Malone and Susan W. Matlock. All of these Directors are independent and were selected for membership on the Risk Committee based on the recommendation of the NCG Committee.

The Chair of the Risk Committee, as designated by the Board, is required to be a Director who (i) is not an officer or employee of the Company; (ii) has not been an officer or associate of the Company during the previous three years; (iii) is not a member of the immediate family of a person who is, or has been within the last three years, a Regulation O executive officer of the Company; and (iv) is an independent director under Item 407 of SEC Regulation S-K. The Risk Committee must include at least one Director who has experience in identifying, assessing, and managing risk exposures of large, complex financial firms. Mr. Johns has been determined as the Risk Committee’s Risk Management Expert.

The Risk Committee has a written charter, which is posted on our website at www.regions.com and is reviewed and approved on an annual basis.

The Risk Committee is responsible for: (a) the risk management policies of the Company’s enterprise operations; (b) oversight of the Company’s risk management framework; and (c) the Board’s risk appetite parameters to be used by management to operate the Company.

Generally, Regions’ enterprise risks (including emerging risks) can be categorized as follows: legal risk, reputational risk, liquidity risk, credit risk, market risk, strategic risk, compliance risk and operational risk. The Risk Committee considers risk in relation to the potential for growth and increase in stockholder value.

The Risk Committee met six times in 2014. The Risk Committee has direct access to management, with open lines of communication. The Risk Committee meets separately with each of the CRO, Chief Credit Officer, the Credit Review Director, and Internal Audit Director at least quarterly, or more frequently if the Risk Committee deems advisable.

The Risk Committee oversees Regions’ enterprise risk management framework, including policies, procedures, strategies and systems established by management to identify, measure, mitigate, monitor and report major risks, including emerging risks and other enterprise risks.

The Risk Committee reviews and approves the level and nature of risks that Regions is willing to assume and communicates such approval in the form of a measurable Risk Appetite Statement.

The Risk Committee monitors the Company’s performance to ensure alignment with the tolerance levels articulated in the Risk Appetite Statement.

The Risk Committee ensures that the compensation of the CRO is consistent with providing an objective assessment of the risks taken by the Company.

In addition, the Risk Committee approves, at least annually, the contingency funding plan that sets out the Company’s strategies for addressing liquidity needs during liquidity stress events. The Committee will also receive written reports from an independent review function regarding material liquidity risk management.

The Risk Committee also has oversight of the Company’s fiduciary activities, including oversight of trust powers exercised by Regions Bank.

The Risk Committee receives information from the Risk Management team and other management groups, and advises management on the following items:

•	Asset and liability management and trading activities.

•	Compliance with asset/liability policies, limits, activities, and procedures.

•	Operational risk, including information technology activities.

•	Risks associated with the Company’s technology infrastructure.

•	Business continuity planning.

•	Non-credit losses and credit risk, including the level and adequacy of the allowance for loan and lease losses.

•	Credit risk rating system.

•	Compliance risk, reputational risk, legal risk and strategic risk.

•	Market risk, including the oversight of funding activities and liquidity risk.

The Risk Committee has oversight of the Company’s Credit Review function, including approving the appointment of the Credit Review Director and reviewing his or her performance and compensation on an annual basis.

In addition, the Risk Committee has direct access to and open communication with management. The Risk Committee has complete authority to obtain advice and assistance from internal legal, accounting or other internal advisors. In the course of performing its duties and responsibilities, the Risk Committee is also authorized to select, retain, and terminate independent legal, accounting or other advisors as it deems appropriate, without seeking approval of management or the Board.

The Risk Committee coordinates with other Board Committees, as appropriate, concerning risk management matters within the other Committees’ respective areas of responsibility. The Risk Committee makes regular reports to the Board, communicates with the Company’s regulators when appropriate, and performs such other activities that it deems necessary or advisable to fulfill its purpose.

Chair

George W. Bryan

Other Members

Carolyn H. Byrd

Don DeFosset

Eric C. Fast

John D. Johns

James R. Malone

Susan W. Matlock

  ï   2015 Proxy Statement    47

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

What am I voting on?

You are voting on a proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year 2015.

The Audit Committee is responsible for selecting the independent auditor engaged by Regions. The Audit Committee has selected Ernst & Young LLP as Regions’ independent registered public accounting firm (that is, the independent auditor) for the 2015 fiscal year. The Board recommends that the stockholders ratify the selection of Ernst & Young LLP. In the event the selection is not ratified by our stockholders, it is anticipated that no change in auditors would be made for the current year because of the difficulty and expense of making any change during the current year. However, the vote results would be considered in connection with the engagement of independent auditors for 2016.

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative “FOR” vote of a majority of the votes cast for or against the proposal. Abstentions and broker non-votes have no effect on the vote results.

What does the Board recommend?

The Board unanimously recommends that you vote “FOR” this proposal.

What services are provided by Ernst & Young LLP?

Ernst & Young LLP has been engaged to provide audit, tax and regulatory compliance advisory services. The Audit Committee considered and determined that the engagement by Regions of Ernst & Young LLP for tax and regulatory compliance advisory services, does not impair Ernst & Young LLP’s independence.

How much was Ernst & Young LLP paid for 2014 and 2013?

The aggregate fees paid to Ernst & Young LLP by Regions for 2014 and 2013 are set forth in the following table:

	2014	2013
Audit fees (1)	$6,181,738	$5,780,074
Audit related fees (2)	485,650	744,900
Tax fees (3)	218,062	372,016
All other fees (4)	1,738,909	319,065
Total fees	$8,624,359	$7,216,055
(1)	Audit fees include fees associated with the annual audit of Regions’ consolidated financial statements and internal control over financial reporting, reviews of Regions’ quarterly reports on Form 10-Q, SEC regulatory filings, statutory audits, and audits of subsidiaries.

(2)	Audit related fees include fees associated with audits of employee benefit plans and certain non-registered funds, as well as service organizations controls reports.

(3)	Tax fees include fees associated with tax compliance services, including the preparation, review and filing of tax returns, tax advice, and tax planning.

(4)	All other fees principally include fees associated with advisory services related to regulatory compliance reporting.

In accordance with the Audit Committee Charter, the Audit Committee must pre-approve any engagement of Ernst & Young LLP for audit or non-audit services on a case by case basis. The Audit Committee has delegated to its Chair the authority to pre-approve permissible non-audit services. Any such approval of non-audit services pursuant to this delegation of the full Audit Committee’s authority must be presented to the Audit Committee at its next regular meeting for ratification.

48       ï   2015 Proxy Statement

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Will a representative of Ernst & Young LLP be present at the meeting?

Ernst & Young LLP served as Regions’ independent auditors for the year ended December 31, 2014, and a representative of the firm will be present at the annual meeting to make a statement if he or she so desires and to respond to appropriate questions from stockholders.

How long has Ernst & Young LLP been Regions’ independent auditor?

Ernst & Young LLP (or its predecessors) has served as Regions’ independent auditors since 1971.

A new lead audit partner is designated at least every five years to provide a fresh perspective. Consistent with this practice, a new lead audit partner was designated for 2013.

In determining whether to reappoint the independent auditor, the Audit Committee considers the independent auditor’s qualifications, its independence and the length of time the firm has been engaged, in addition to considering the quality of the work performed by the independent auditor and an assessment of the past performance of both the lead audit partner and Ernst & Young LLP.

The Audit Committee and the Board believe that the continued retention of Ernst & Young LLP to serve as Regions’ independent auditors is in the best interest of Regions and its stockholders.

  ï   2015 Proxy Statement    49

AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT

The consolidated balance sheets of Regions Financial Corporation and its subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, other comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2014, are included in Regions’ Annual Report on Form 10-K for the 2014 fiscal year. Regions, acting through its management and Board of Directors, has the primary responsibility for the financial statements and the reporting process, including the systems of internal accounting controls. Ernst & Young LLP, independent auditors engaged by Regions, are responsible for planning and conducting the annual audit, for expressing an opinion on the conformity of Regions’ audited financial statements with U.S. generally accepted accounting principles and for annually auditing the effectiveness of Regions’ internal controls over financial reporting.

The Audit Committee oversees Regions’ financial reporting process on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements with Regions’ Management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements, the analysis of financial condition and results of operations, and the effectiveness of internal controls over financial reporting.

The Audit Committee has reviewed with Ernst & Young LLP their judgments as to the quality, not just the acceptability, of Regions’ accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP their independence in relation to Regions.

The Audit Committee has discussed with Regions’ internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. The Audit Committee regularly meets with Regions’ internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of Regions’ internal accounting and financial reporting controls, and the overall quality of Regions’ financial reporting.

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee approved including the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

Submitted by the Audit Committee:

Carolyn H. Byrd, Chair

George W. Bryan

Eric C. Fast

John E. Maupin, Jr.

Lee J. Styslinger III

50       ï   2015 Proxy Statement

PROPOSAL 3 — NONBINDING STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

PROPOSAL 3 — NONBINDING STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

What am I voting on?

The Board is providing stockholders with the opportunity at the 2015 annual meeting to cast an advisory vote on the Company’s executive compensation paid to named executives officers (“NEOs”) described in the Compensation Discussion and Analysis, the compensation tables, and related disclosures, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and Section 14A of the Exchange Act. This proposal is known as a “Say-on-Pay” proposal.

At the 2012 annual meeting, the Company asked stockholders to recommend how often they should be given the opportunity to cast this “Say-on-Pay” advisory vote on executive compensation. The stockholders overwhelmingly voted in favor of an annual advisory vote, and the Board affirmed the recommendation and has currently elected to hold future “Say-on-Pay” advisory votes on an annual basis.

This proposal gives you as a stockholder the opportunity to vote for or against the following resolution:

“RESOLVED, that the stockholders of Regions Financial Corporation (the ‘Company’) approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion described in the Company’s 2015 Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Company, the Board or the Compensation Committee and may not be construed as overruling any decision by the Board or the Compensation Committee. However, the Board and the Compensation Committee values our stockholders’ views on executive compensation matters and will take the outcome of the vote into account when considering future executive compensation arrangements for NEOs.

Stockholders are encouraged to carefully review the Compensation Discussion and Analysis (“CD&A”) and Compensation of Executive Officers sections of this proxy statement for a detailed discussion of the Company’s executive compensation program.

Our overall executive compensation policies and procedures are described in the CD&A and the tabular disclosure regarding NEO compensation (together with the accompanying narrative disclosure) in this proxy statement. Our compensation policies and procedures are centered on a “pay-for-performance” culture and are strongly aligned with the short- and long-term interests of our stockholders, as described in the CD&A.

The Compensation Committee, which is comprised entirely of independent Directors, in consultation with Cook & Co., oversees the Company’s executive compensation program and continuously monitors the Company’s policies to ensure they emphasize programs that reward executives for results that are consistent with stockholder interests.

The Board and the Compensation Committee believe that Regions’ commitment to these reasonable and responsible compensation practices warrants a vote by stockholders FOR the resolution approving the compensation of our NEOs as disclosed in this 2015 proxy statement.

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative “FOR” vote of a majority of the votes cast for or against the proposal. Abstentions and broker non-votes have no effect on the vote results.

What does the Board recommend?

The Board unanimously recommends that you vote “FOR” the advisory approval of the compensation of the Company’s NEOs.

What is the effect of this resolution?

Because your vote is advisory, it will not be binding upon the Company, the Compensation Committee or the Board. However, the Board and Compensation Committee values our stockholders’ views on executive compensation matters and will take the outcome of the vote into account when considering future executive compensation arrangements for NEOs.

  ï   2015 Proxy Statement    51

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

How Pay is Tied to Company Performance

Our compensation and benefit programs operate under the guidance and oversight of the Compensation Committee of the Board (the “Committee”). The Committee is responsible to the Board for approving Regions’ executive compensation objectives and ensuring that the compensation programs and policies of the Company support the business goals and strategic plans approved by the Board including a commitment to a strong risk management culture. Throughout the following pages, we describe our executive compensation philosophy and the decisions we made in 2014. In this Compensation Discussion and Analysis (“CD&A”) we focus on the compensation of our Named Executive Officers (“NEOs”) for 2014 who were:

Name	Principal Position
O. B. Grayson Hall, Jr.	Chief Executive Officer
David J. Turner, Jr.	Chief Financial Officer
John B. Owen	Head of Regional Banking Group
Fournier J. Gale, III	General Counsel
C. Matthew Lusco	Chief Risk Officer

One of the central principles of our executive compensation program is tying pay to Company performance. The operating environment during 2014 proved challenging for the banking industry as we experienced modest domestic economic improvement, sustained low market interest rates, global economic weakness, falling oil prices and elevated geopolitical tensions. For Regions particularly, the interest rate environment proved to be the biggest headwind to our financial performance. Despite the difficult operating environment, however, Regions continued to improve performance in a consistent and steady manner demonstrated by both quantitative financial results, as well as a number of qualitative strategic successes. The performance demonstrated in 2014 with respect to our five main strategic initiatives, as subsequently described, both supports our positive momentum and provides a solid foundation for future growth:

Strengthen Financial Performance

•	Net income available to common stockholders increased to $1.103 billion for 2014 and represents the third best year of performance in our history.

•	We increased our annual common dividend in 2014 by 80 percent from $0.10 per share to $0.18 per share and executed $256 million in share repurchases. Total stockholder return for the year was 8.63 percent and for the three-year period ending 2014, stockholder return was first in our performance peer group at 154.1 percent.

Enhance Risk Management

•	Credit quality improved significantly in 2014 as net charge-offs declined $409 million or 57 percent.

•	Loan loss provision declined from $138 million to $69 million as of the end of the year.

•	Non-performing assets declined by $309 million or 24 percent and criticized commercial and consumer loans declined $413 million or 11 percent.

•	Citing our improved risk profile, we received ratings upgrades from Standard & Poor’s, Fitch and DBRS and an outlook upgrade from Moody’s during the course of 2014.

Focus on the Customer

•	Regions’ associates have a passion for service as evidenced through retail customer service scores and brand loyalty scores, which were both in the top quartile of companies measured by Gallup.

•	We were recognized by the Temkin Group as the top rated bank in their 2014 National Customer Experience Rankings, scoring 10 points ahead of the banking average.

•	In 2014, Regions won the J.D. Power Small Business Banking Satisfaction award for the South Region.

Build the Best Team

•	For the second consecutive year, associate engagement scores improved. We are building on this positive trend by executing on new initiatives to maximize associate contributions, creating an organizational culture that is more open and transparent and provides opportunities for different opinions and perspectives to be heard.

•	We reorganized the Company, creating separate divisions devoted to corporate and retail customers and strengthened our teams with important hires in support of these customers. We also increased our emphasis on sound risk management with the addition of experienced and talented associates throughout our risk management disciplines.

Manage Performance

•	Our commitment to the Regions360TM relationship model has generated improved results in terms of loans, deposits, fees and accounts. Regions360 relationships increased 3 percent for the year, delivering customer account growth across 100 percent of our 19 markets and loan growth across 80 percent of our lending categories.

•	We also extended our record of prudently managing expenses. We reduced full-year adjusted expenses[1] for the fourth consecutive year in 2014, while continuing to invest in the talent and technology necessary to accelerate our momentum.

•	Effective performance management also requires a strong risk management culture. In 2014, we rolled out our Risk Ownership and Awareness (“ROA”) initiative. As a core foundational discipline, execution on ROA, together with Regions360, leads to shared value. Creating shared value is about meeting the financial needs of our customers in a prudent and balanced manner that provides value for all involved. Successful execution creates long-term benefits for customers, stockholders, communities and associates and ultimately produces business success for the Company.

[1]	See reconciliation in Regions’ Annual Report on Form 10-K for the year ended December 31, 2014 on page 42.

52       ï   2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Summary of our Pay for Performance Decisions for 2014

As discussed in more detail on pages 55 and 56, the Committee made some changes to the target compensation levels and structure for our NEOs. NEOs each received an increase in the target value of their long-term incentive grants in addition to modest increases in base pay. Despite that corporate earnings in 2014 were better than 2013, actual short-term incentive payments from our annual incentive plans were lower year-over-year due to the Company’s performance against the targets we set at the beginning of the year. After taking into account both corporate and individual performance, the annual incentive payment for our Chief Executive Officer (“CEO”) for 2014 was earned at 117 percent of target as compared to 131 percent for 2013, while the incentives for other NEOs ranged from 115 percent to 117 percent of target compared to 128 percent to 131 percent last year.

The following illustrates a high level review of the compensation program in place for 2014:

Overall, our 2014 performance reflected continued progress in a challenging operating environment. With rigorous focus on the fundamentals of expense management, prudent loan growth, business development, and selective investments in people, processes and technology, we believe we are well positioned to create long-term growth and continue to build stockholder value in 2015 and beyond.

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Compensation Philosophy and Objectives

A well-designed executive compensation program serves to attract, motivate and retain talented executives who can lead the Company in achieving strategic objectives that increase stockholder value, as well as protect the safety and soundness of the Company. This section discusses how we look at compensation and make the decisions that we do.

Our philosophy and decisions are founded on a set of five core guiding principles:

1.	Compensation targets should be set at competitive levels.

2.	Actual compensation levels should be related to performance with incentive, or “at risk,” compensation playing a greater role in the total compensation for more senior officers.

3.	Compensation should be aligned with the long-term interests of stockholders and consistent with the safety and soundness of the Company.
4.	Compensation programs and levels should not encourage associates to take unreasonable risks that may damage the long-term value of the Company.

5.	Compensation programs should align with our corporate values.

In applying these principles to our executive compensation program, the Committee must be thoughtful about program design. We believe that in order to ensure compensation delivered to our executives is balanced between near-term performance and progress toward our longer-term objectives, the Committee must exercise sound judgment. Therefore, while performance is measured based on objective criteria, a level of discretion and flexibility in the decision making process has been reserved as a critical component of the program.

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The following sets forth some practices we have adopted that we believe are consistent with our compensation principles and some practices we do not engage in because they may be inconsistent with our goals.

What We Do

✓	Pay for Performance (pages 55-61)	The majority of executive pay is not guaranteed. For example, more than 87 percent of our CEO’s target compensation is performance-based with 77 percent of that pay subject to deferral and future performance conditions.
✓	Evaluate Performance using a Combination of Balanced Performance Metrics (pages 56-58)	We evaluate corporate performance in our annual incentive plans using a number of diverse performance metrics. Using a variety of metrics helps ensure that no single measure can inappropriately impact the level of compensation we pay. We evaluate our performance compared to internal expectations, budgets and plans, but we also balance that evaluation with the results of our performance on a relative basis as compared to other similar financial institutions. Plans also include a degree of discretion allowing for the exercise of sound business judgment by the Committee when assessing performance and corresponding pay decisions.
✓	Mitigate Undue Risk in Compensation Programs (pages 62-65)	Protecting against undue risk is a central pillar of our compensation philosophy and is demonstrated in numerous ways, including our balanced design, the use of multiple and competing performance measures, the adoption of a clawback and other risk-related policies, as well as robust governance and oversight processes to identify and manage risk. We do not believe that any of our compensation programs create risks that are reasonably likely to have a material adverse impact on the Company, as validated through our comprehensive risk assessment of incentive-based compensation plans.
✓	Require Strong Stock Ownership and Retention of Equity (page 66)	Our stock ownership guidelines are robust, and each of our NEOs either meets the ownership requirement or has a strong ownership stake in the Company and is in compliance with the required retention provisions of our guidelines.
✓	Provide for a Strong Clawback Policy (pages 64-65)	In the event previously paid compensation is determined to be based on materially inaccurate performance metrics, or it is determined an executive has engaged in excessively risky or other detrimental conduct, the Committee has wide latitude to cancel or otherwise reduce any current or future compensation as well as potentially recapture compensation that has already been paid if determined to be in the best interests of the Company and our stockholders.
✓	Ensure Perquisites are Reasonable (page 62)	The Committee has eliminated most perquisites and those we continue to provide are monitored to ensure they continue to be based on sound business rationale.
✓	Require Double Trigger Change-in-Control Provisions (page 67)	Our change-in-control agreements as well as our long-term incentive awards require both a change-in-control and termination of employment to trigger vesting and/or payment.
✓	Utilize an Independent Compensation Consultant (page 63)	Our compensation consultant has been determined to be independent under the SEC and NYSE guidelines.
✓	Listen to and Engage with Our Stockholders (page 64)	We include an annual advisory Say-on-Pay vote as recommended by stockholders and actively consider any stockholder feedback we receive. In 2014, stockholders voiced substantial support for our executive compensation plans and programs, with more than 96 percent of votes cast approving such plans and programs.

What We Don’t Do
X	No Tax Gross-Ups on Perquisites	We do not provide tax gross-ups to our NEOs for any taxable perquisites provided to them. In addition since 2011, we have not entered into any new agreements that permit excise tax gross-ups on change-in-control.
X	No Repricing of Underwater Options	We do not reprice stock options that are out-of-the-money.
X	No Hedging, Pledging or Short Sales	We do not permit our associates or Directors to hedge Regions securities or sell them short. Additionally, our Directors and executive officers are prohibited from pledging Regions securities.
X	No Dividends or Dividend Equivalents on Unearned Grants	We do not pay dividends or dividend equivalents on shares or units that are not earned. We issue dividend and dividend equivalent payments at the end of a performance period only on shares and units that ultimately vest.

2014 Compensation Decisions — What We Paid and Why

The Committee has designed a balanced compensation program that provides competitive fixed base compensation, as well as incentive compensation opportunities for performance over the short- and long-term. The incentive program rewards achievement against measurable goals and qualitative objectives as compared to expectations for our own performance and also on a relative basis as measured against the performance of other similar financial institutions. In making our decisions each year, we consider market competitive pay and practices in establishing our target pay levels, and we make use of formulaic determinations, as well as discretionary decisions in determining the actual compensation paid for the year.

Establishment of Compensation Targets. The first step in our process each year is the determination of compensation targets for our Executive Officers including our NEOs. With the assistance of its independent compensation consultant, the Committee regularly reviews compensation targets against those of the Company’s compensation peer group, and the financial services industry in general. In making its determinations, the Committee evaluates the total direct compensation of executives, as well as each component of pay.

At the beginning of 2014, after reviewing the compensation of our NEOs against competitive peer information, the Committee determined that some adjustment to compensation targets was in order for each NEO based on the levels of our executives’ pay compared to comparable positions in the market. As the Committee considered each aspect of fixed and target compensation, focus

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COMPENSATION DISCUSSION AND ANALYSIS

was on our core compensation principles that compensation be: (i) performance-based, (ii) aligned with the long-term interests of stockholders, and (iii) consistent with the safety and soundness of the Company. Therefore, in making decisions, the primary change to compensation was in the form of an increase to the long-term incentive opportunity for each NEO. Long-term incentive compensation opportunity is the most compatible with the principles noted above as it is at risk and subject to deferral and sustained performance requirements over a multi-year period; therefore, the Committee chose to approve increases in target compensation primarily in this component of pay. In addition to the changes to long-term incentives, the Committee determined to grant modest increases to base pay for NEOs that followed the policies and practices in place for Regions’ associates in general.

The changes made at the beginning of 2014 are highlighted in the following table:

Name	Base Salary	Annual Incentive Opportunity as a Percentage of Pay	Long-Term Incentive Target
O. B. Grayson Hall, Jr.	2.56% Increase	No Change	11% Increase
David J. Turner, Jr.	3.10% Increase	No Change	20% Increase
John B. Owen	3.52% Increase	No Change	20% Increase
Fournier J. Gale, III	3.70% Increase	No Change	20% Increase
C. Matthew Lusco	3.74% Increase	No Change	20% Increase

The resulting 2014 compensation targets are summarized below:

Name	Annualized Base Salary	Annualized Incentive Target as a Percentage of Base Pay		Long-Term Incentive Target	Total Target Compensation
O. B. Grayson Hall, Jr.	$1,000,000	150% of Base Pay – $	1,500,000	$5,000,000	$7,500,000
David J. Turner, Jr.	$632,000	110% of Base Pay – $	695,200	$1,200,000	$2,527,200
John B. Owen	$647,000	110% of Base Pay – $	711,700	$1,200,000	$2,558,700
Fournier J. Gale, III	$560,000	100% of Base Pay – $	560,000	$900,000	$2,020,000
C. Matthew Lusco	$555,000	100% of Base Pay – $	555,000	$900,000	$2,010,000

Cash Base Salary. Base salaries are paid primarily to attract the level of talent we need and should be paid at a competitive level. Base salaries are adjusted as needed based on individual position, responsibilities, experience and contribution of the individual executive, as well as internal equity and taking into consideration market competitiveness and cost of living changes. Because base salaries impact other items of compensation such as the value of target annual incentives, as well as benefits such as pension and life insurance, the Committee also considers the impact of changes on these items before approving extraordinary changes in base salaries.

As noted in the previous table, in 2014 after review of all of these considerations, the Committee approved a modest increase in base salary for each of the NEOs.

Annual Cash Incentive Payments. Corporate performance must first meet a basic earnings requirement before any incentive is paid. For 2014, the Committee established a minimum threshold of $500 million in net income in order to fund the incentive pool. Net income for 2014 was $1.155 billion, and therefore, the potential incentive pool for our NEOs was funded at the maximum incentive opportunity, giving the Committee the latitude to determine actual incentive amounts based on other quantitative and qualitative performance objectives established at the beginning of the year.

Each of our NEOs earned annual cash incentives under a performance plan that considers corporate performance, as well as individual performance. For our NEOs, 80 percent of the annual bonus is based on corporate performance results as subsequently described. The remaining 20 percent is based on a qualitative evaluation of the individual’s performance with respect to our five main strategic priorities: Strengthen Financial Performance, Enhance Risk Management, Focus on the Customer, Build the Best Team, and Manage Performance.

Corporate performance is evaluated based on the achievement of goals in the areas of profitability, credit management, and customer service on an absolute basis compared to internal goals and expectations, as well as on a relative basis as compared to the performance of banks within our performance peer group. Seventy-five percent of the bonus determination is based on absolute results while 25 percent of the determination is based on peer comparisons on the same metrics.

Each year, the Committee weights each of the three main performance categories and establishes targets based on our financial plans, budgets and expectations for the year. At the beginning of 2014, the three major categories received performance weights as follows: (1) profitability – 50 percent; (2) credit management – 25 percent; and (3) customer service – 25 percent. Within each major performance category, the Committee also considers various measures that are important to demonstrating our performance within the category and establishes sub-metrics including specific goals and weightings for each.

Threshold, target and superior performance levels are set for each performance metric, and straight line interpolation of performance between points is utilized when measuring performance at the end of the year.

Although specific performance requirements are set at the beginning of the year, the Committee has reserved some discretion in the plan design to consider performance either on a GAAP or a non-GAAP adjusted basis. The Committee believes that blending the clarity provided by predetermined targets and expectations, together with the thoughtful application of discretion to consider items that should be excluded from performance calculations, provides the flexibility and judgment critical to the Committee’s ability to deliver incentive compensation that reflects both near-term performance results and progress toward longer-

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term objectives. This combination of fixed formulas combined with latitude in assessing performance based on the Committee’s informed judgment, allows for consideration of unanticipated market conditions and events that may impact operating performance. We believe that this latitude is important in mitigating risk as it reduces the potential that our executives may be encouraged to take actions with respect to unanticipated items based on the effect the actions may have on their incentive compensation, rather than based on the merits and impact that the actions may have on achieving our long-term goals and objectives.

Once the Committee makes its assessment of performance, incentive results also are subject to certain safety and soundness hurdles which are established at the beginning of the year. Compensation guidance issued by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) to all banking institutions instructs companies that compensation plans should consider the “full range of current and potential risks including the cost and amount of capital and liquidity needed to support risks.” To address this principle, the Committee included two modifiers in the plan design that will reduce bonus payments if important safety and soundness measures are not achieved for the year. In the event Regions does not maintain liquidity and capital at levels determined to be vital to the safety and soundness of the organization, deductions (20 percent for each measurement) will be applied to the measured achievement of goals in the corporate factor performance component of the plan. In other words, even if overall corporate performance meets the financial, credit management and customer service goals set by the Board, if that performance comes at the expense of capital and/or liquidity requirements, the portion of incentive compensation based on corporate performance may be reduced by up to 40 percent.

Following the end of 2014, the Committee met with members of executive management and its independent compensation consultant to review corporate and individual performance results for the year. In assessing corporate performance, the Committee exercised the discretion afforded in the plan design to review performance based on the financial results of the Company, excluding certain positive and negative “Adjusted” items, as reported to our stockholders in earnings releases and related annual reports and filings. The Committee believes these results most accurately reflect the performance of the Company as it relates to stockholder value. The Committee believes that excluding these adjusted items provides a more meaningful basis for comparisons to Regions’ internal goals as well as to the performance of peers in our performance peer group. The exclusion of these items impacts the Return on Average Assets, Return on Average Tangible Common Equity and Net Income sub-metrics within the profitability category. Appendix A to this proxy statement provides more detailed information with respect to the adjustments, including a complete reconciliation of GAAP to non-GAAP measurements.

The following table outlines the performance metrics and goals, as well as the results achieved as the Committee certified corporate performance for 2014 at 112 percent of target:

Performance Metrics and Weightings			Absolute Performance Scores						Relative Performance Scores
			Weighted 75% (Customer Service—100%)						Weighted 25% (Customer Service - 0%)
	Performance Metric	Sub - Metric Weight	2014 Goal Achievements			2014 Performance Achieved			2014 Performance Achieved
			Threshold	Target	Superior	Attainment	% of Goal		Peer Banks	% of Goal
50%	Profitability Metrics (1)
	Return on Average Assets (2)	25%	0.83%	0.91%	1.06%	0.93%	114.4%		10/15
	Return on Average Tangible Common Equity (2)	25%	9.28%	10.13%	11.83%	9.97%	90.9%		12/15
	PPI/Risk Weighted Assets (2)	16.67%	1.74%	1.82%	1.98%	1.74%	50.0%	}90.6%	9/15	} 68.8%
	Net Income ($ millions) (2)	16.67%	$ 984.2	$ 1,074.4	$ 1,254.9	$ 1,103	115.9%
	Efficiency Ratio (3)	16.67%	65.9%	64.9%	62.9%	65.5%	69.5%		11/15
25%	Credit Metrics
	Criticized Loans/Loans (4)	37.50%	4.60%	4.29%	3.67%	4.50%	66.2%		8/15
	Net Charge Offs/Average Loans (5)	25%	0.67%	0.59%	0.42%	0.40%	200.0%	}124.8%	12/15	} 70.8%
	NPAs/Loans + OREO + NPLs Held For Sale (6)	37.50%	1.47%	1.35%	1.12%	1.28%	133.2%		11/15
25%	Customer Service Metrics
	Gallup KDS Score (50% Score)		62nd Percentile	75th Percentile	100th Percentile	85.8th Percentile		}165.07%	N/A
	Gallup Loyalty Score (50% Weight)		62nd Percentile	75th Percentile	100th Percentile	87.6th Percentile			N/A

			Absolute Performance (Performance vs. Plan)		Relative Performance (Performance vs. Peers)		Total Calculated Performance
	Metric	Metric Weighting	Results	Weighting	Results	Weighting	Absolute Performance Results	Relative Performance Results
		(W)	(APR)	(APW)	(RPR)	(RPW)	(W)x(APR)x(APW)	(W)x(RPR)x(RPW)
	Profitability	50%	90.6%	75%	68.8%	25%	34.0%	8.6%
	Credit	25%	124.8%	75%	70.8%	25%	23.4%	4.4%
	Customer Service	25%	165.1%	100%	—	—	41.3%	—
							Sum of Results	112%
Potential Negative Modifiers	Goal			Result			Negative modifier indicated?
Primary Liquidity Risk Factor	Low Risk or Better			Low Risk			No
Capital Action Status	Monitoring or Deploy			Deploy			No
(1)	From continuing operations on an adjusted basis. For Non-GAAP measures see the reconciliation in Appendix A unless otherwise indicated.

(2)	Non-GAAP measure—see reconciliation in Appendix A.

(3)	Non-GAAP measure—see reconciliation in Regions’ Annual Report on Form 10-K for the year ended December 31, 2014 on page 42.

(4)	See reconciliation in Appendix A.

(5)	See Regions’ Annual Report on Form 10-K for the year ended December 31, 2014 on page 63 for detail.

(6)	See Regions’ Annual Report on Form 10-K for the year ended December 31, 2014 on page 67 for detail.

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COMPENSATION DISCUSSION AND ANALYSIS

As previously noted, our NEO annual incentives are based 80 percent on corporate performance and 20 percent on a qualitative assessment of individual performance. With respect to our CEO, Regions utilizes a formal process for the assessment of performance through which independent Board members provide a complete evaluation in the areas of leadership, strategic planning, financial performance management, customer relations, and management of personnel, communications and Board relations. In its performance deliberations, the Committee had access to the input from the full Board and independently assessed the CEO’s performance achievement at 135 percent of target. In making their determination, the Committee particularly noted the Company’s financial performance in light of the slowness of the economic recovery and the extended and extraordinary low interest rate environment. The Board also cited the CEO’s leadership in rebuilding regulatory and investor confidence.

With respect to other NEOs, the Committee conferred with the CEO regarding his assessment of performance and determined that the individual level of achievement for each was as follows:

Name	Individual Performance Rating	Comments
David J. Turner, Jr.	125%

•    Led the Company’s efforts in securing ratings or outlook upgrades from the four major rating agencies.

•    Led the Company in its fourth consecutive year of reducing adjusted non-interest expense.[2]

•    Led the team in successfully executing $256 million in share repurchases.

•    Successfully executed capital planning and liquidity management goals and efforts exceeding requirements and goals in each case.

John B. Owen	135%

•    Led the business group teams in the growth of average low cost deposits by approximately $3 billion in 2014 while reducing deposit cost to 11 basis points in the fourth quarter.

•    Led the business group teams to successfully grow loan balances by $2.7 billion or 3.6 percent.

•    Partnered with the Risk Management division to improve the effectiveness of our sales and credit processes.

•    Successfully led the organization in meeting customer needs through Regions360 growing our customer base in Wealth Management by 19 percent, checking account customers by 1.5 percent, Now Banking customers by 9 percent, credit card customers by 12 percent and Business Banking customers by 1.1 percent.

Fournier J. Gale, III	135%

•    Led the internal legal team in substantially reducing outside legal fees through continued enhancement of a preferred provider program.

•    Oversaw a significant de-risking of litigation case load and related exposure:

¡     substantial progress in reduction of the litigation case load by more than 25 percent; and

¡      substantial progress in reduction of highest risk rated cases by more than 44 percent and next highest risk cases by 38 percent.

•    Increased the breadth and depth of internal legal talent to strengthen our risk management efforts and help us continue to reduce reliance on outside counsel.

•    Assumed additional responsibility for managing the Corporate Security and External Affairs functions after the retirement announcement of our Chief Administrative Officer.

C. Matthew Lusco	135%

•    Led enhancements to the CCAR process, significantly enhancing loss forecasting capabilities in retail, wholesale and operational loss models.

•    Led efforts to reduce future reliance on outside consultants by hiring key talent in critical risk management functions such as the Anti-money Laundering and Model Development and Validation groups.

•    Continued strengthening a proactive risk culture by implementing Regions’ Risk Ownership & Awareness program, a company-wide initiative designed to support Regions’ strategic priority to enhance risk management by promoting and instilling heightened awareness, enhancing ownership, and ultimately driving accountability for the risks taken by the Company.

•    Implemented a program to establish Business Execution Risk Teams across the franchise, and established a global process structure for the Risk Control Self-Assessment Process, each of which will enhance our risk management culture and efforts across the enterprise.

[2]	See reconciliation in Regions’ Annual Report on Form 10-K for the year ended December 31, 2014 on page 42.

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As a result of the decisions discussed above, the following cash bonuses for our CEO and each of our other NEOs were certified by the Committee and paid in early 2015:

Name	2014 Target Incentive[3]	Total Incentive Received
O. B. Grayson Hall, Jr.	$1,490,625	$1,738,069
David J. Turner, Jr.	$689,975	$790,711
John B. Owen	$705,650	$822,788
Fournier J. Gale, III	$555,000	$647,130
C. Matthew Lusco	$550,000	$641,300

Long Term Incentive Plan (“LTIP”) Grants. The Committee understands that deferring a large part of compensation plays an important role in linking incentives to risk outcomes or aspects of performance that become apparent only with the passage of time. The responsibilities of our NEOs are largely strategic in nature and risk outcomes may not be known for extended periods. Therefore, when making compensation decisions for 2014, the Committee made adjustments primarily in this compensation component. In addition to traditional continued service requirements, the Committee also elected to subject these awards to future safety, soundness and performance-based requirements.

The approach is simple and balanced in order to drive long-term performance, enhance retention, create alignment with stockholders and address longer-term risk concerns. Grants to NEOs in 2014 include three vehicles: (1) performance-based restricted stock unit awards (“PSUs”), (2) performance-based cash awards, and (3) restricted stock unit awards (“RSUs”) subject to vesting hurdles based on adherence to important safety and soundness measures.

The RSUs represent one-third of the entire award and include a three-year time-based vesting requirement, which means that the awards will generally not vest unless the executive remains employed until April 2017, the third anniversary of the grant. In addition, up to 40 percent of the award may be forfeited if Regions does not continually meet standards for liquidity and capital deployment designed to protect the safety and soundness of the Company.

The remaining two-thirds of the award is represented by performance-based awards which include a three-year service-based vesting requirement and are additionally subject to specific performance criteria to determine the ultimate value. The performance-based awards are split equally between PSUs and a performance-based cash award.

As previously noted, the Committee elected to issue the grants that are split equally among RSUs, PSUs and performance-based cash awards. The following table presents the total economic value of the grant (at target) and the division of the grant between each long-term vehicle:

Name	Total Target LTIP Economic Value	Value of PSUs	Value of Performance-Based Cash	Value of Time-vested RSUs
O. B. Grayson Hall, Jr.	$5,000,000	$1,666,666	$1,666,667	$1,666,666
David J. Turner, Jr.	$1,200,000	$400,000	$400,000	$400,000
John B. Owen	$1,200,000	$400,000	$400,000	$400,000
Fournier J. Gale, III	$900,000	$300,000	$300,000	$300,000
C. Matthew Lusco	$900,000	$300,000	$300,000	$300,000

Vesting of both PSUs and performance-based cash is based on two measures: cumulative compounded Diluted Earnings Per Share (“EPS”) growth and Return on Average Tangible Common Equity (“ROATCE”). Each measure carries a 50 percent weight in determining the final value of the performance award. These operating measures were chosen for a number of reasons: (i) they are critical to the long-term success of the Company, (ii) they are transparent to stockholders and the NEOs, and (iii) when used together, they create healthy tension between profitability and the quality of earnings, which is important in protecting the safety and soundness of the organization.

Each metric is weighted equally and is measured based upon both absolute performance against Company goals over the next three years as well as an evaluation of our performance relative to our peers. We do this through the use of the matrix where the “X” axis represents our performance against the absolute goals we set for ourselves over the next three years, and the “Y” axis represents our performance against banks selected as our performance peer group on these same measures. The rationale for this approach is to have a balanced look at performance.

Absolute Diluted EPS and ROATCE goals provide NEOs with a goal to strive for, but given ongoing marketplace volatility and a changing regulatory environment, establishing absolute goals and targets for a multi-year time period is challenging. We set the goals for this portion of the matrix measurement by considering financial and operational expectations set through our strategic planning process over the performance period of January 1, 2014 to December 31, 2016. In the opinion of the Committee, these goals and expectations represent challenging yet achievable levels of performance that both create stockholder value and protect the safety and soundness of the Company.

[3]	The target incentive in this table differs from the annualized target incentive on page 56 because actual bonuses are calculated based on year-to-date earnings as reported in the Summary Compensation Table on page 69, while the annualized target on page 56 is based on the annualized rate of pay for the executive.

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In addition to absolute performance, we also chose to consider our Diluted EPS and ROATCE performance relative to other banking competitors. Relative measurement mitigates the problems inherent with setting long-term goals in a volatile and uncertain environment, but if used as the single measurement could allow for the outcome of being the “best of the worst.” By establishing absolute goals within a range of outcomes, coupled with performance against banks in our performance peer group, a matrix mitigates some of the challenges associated with setting precise goals that could incent imprudent risk taking on behalf of executives and avoids the “best of the worst” outcome that is possible with the exclusive use of relative measurement.

The following chart sets forth the matrices used for measuring performance and the ultimate payout level of the PSUs and performance-based cash awards granted in 2014:

Earnings Per Share Growth Metric — 50% Weight						Return on Average Tangible Common Equity Metric — 50% Weight
		Payout Opportunity for EPS Goal						Payout Opportunity for ROATCE Goal
Relative Diluted EPS Growth (percentile)	Top 3rd of Peer Group	75%	100%	125%	150%	Relative ROATCE Growth (percentile)	Top 3rd of Peer Group	75%	100%	125%	150%
	Middle 3rd of Peer Group	50%	75%	100%	125%		Middle 3rd of Peer Group	50%	75%	100%	125%
	Bottom 3rd of Peer Group	0 -25%*	50%	75%	100%		Bottom 3rd of Peer Group	0 - 25%*	50%	75%	100%
		0%	0% Up to Target Range	Regions’ Target Range	Above Target Range			Below Target minus 1%	Target minus 1% to Target	Regions’ Target Range	Above Target Range
		Regions’ Absolute Diluted EPS Growth (3 year cumulative compounded growth rate)						Regions’ Absolute ROATCE (3 year average)

*	Award will be zero in the event a minimum level of net income is not earned over the performance period.

We do not disclose the internal targets set for the three-year performance period in the above matrix as such disclosure could be construed as earnings guidance. As previously noted, we believe the target levels set represent challenging yet achievable levels of performance. Additionally, for awards granted in 2014, we subject them to a minimum cumulative Net Income threshold before any payment is made. While we do not disclose the actual threshold level, the requirement is approximately one-half of the cumulative amount we projected for the three-year period ending December 31, 2016 as a part of our strategic planning process.

Differences in How the Committee Views Compensation and SEC Reporting Requirements. In order to understand the decisions made by our Committee for 2014 and the value of the compensation granted to executives, it is important to understand the difference between what the Committee considers as current year compensation and what SEC rules and regulations require us to report. The values of 2014 long-term awards as considered by the Committee and shown in the table above differ from the values listed in the Summary Compensation Table on pages 69 through 71 and the Grants of Plan-Based Awards table on page 71 in two important ways.

The first difference is in how cash-based performance awards and equity awards are treated under SEC rules. As previously noted, the Committee elected to divide the total long-term award granted to our NEOs for 2014 into three equal portions including two equity denominated grants (RSUs and PSUs) and one cash-based grant (cash performance award). The value of equity denominated awards are required to be reported by the SEC in the “Stock Awards” column of the Summary Compensation Table in the year they are granted, which is the same way the Committee considers these awards.

The final one-third of the award granted for 2014, the cash performance award, was awarded to be paid in cash following the end of the performance period in 2016. In accordance with SEC rules, while the grant of these cash-based awards is reported in the Grants of Plan-Based Awards Table in the year of grant (page 71), it is not reported in the Summary Compensation Table until the end of the applicable performance period. At that time, the value of the cash award earned will be reported in the column headed “Non-Equity Incentive Plan Compensation.”

Due to this difference, the Summary Compensation Table on pages 69 through 71 does not include the value of the cash performance award grant made by the Committee in 2014 to our NEOs but does include the final value of the cash performance award grant made to NEOs in 2012. When considering current year compensation, our Committee views long-term cash performance awards as compensation in the year that they are granted just as both the Committee and the SEC consider grants of long-term awards that are equity based.

In 2012, similar to 2014, our Committee awarded our NEOs a long-term incentive grant divided into three portions, one of which was a cash denominated award subject to a three-year performance period that ended at December 31, 2014. The following table sets forth the original value of the 2012 award, the performance metrics

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achieved for the performance period and the ultimate value of the award earned by NEOs as of the end of 2014:

The second difference in how the Committee views compensation and how it is required to be reported relates to the two-thirds of our long-term incentive compensation grants that are made in the form of equity. As noted above, SEC rules require that companies report the value of equity denominated awards in the equity compensation column of the Summary Compensation Table in the year they are granted. This is the same way the Committee considered these awards. However, there is a difference in the values noted in the previous table and the values noted in the aforementioned tables due to the way we determine the number of shares each NEO will receive after the Committee has established the economic value of an award.

To determine the number of PSUs and RSUs, we divide the award value granted by the 30-day average closing price of Regions common stock for the 30 calendar days preceding the grant date to determine the number of units to be granted. We use this method of averaging stock price over a period of time because it minimizes the potential impact of day-to-day stock price changes on the ultimate number of shares granted. This value for 2014 was $10.89. The Summary Compensation Table and the Grants of Plan-Based Awards table require us to report the grant date fair value of shares, determined in accordance with applicable accounting standards that require us to use the closing price of Regions common stock on the date of the grant in valuation. For 2014, the grant date value of shares was $11.25 per share. Because the closing price of shares on the date of the grant was greater than the 30-day average share price used to calculate the number of shares granted, the tables accompanying this CD&A reflect a higher value than considered by the Committee.

For further information, page 12 of this proxy statement includes an alternative compensation table that details the way the Committee views the compensation decisions made for 2014.

Other Benefits and Perquisites

In addition to the compensation elements described above, our NEOs participate in other benefit and perquisite programs, many of which are available to all associates.

Regions Retirement Plans. Regions sponsors both a defined benefit and a defined contribution (401(k)) retirement program. In addition to the descriptions below, the operation of these benefit plans and the value of the benefits that NEOs accrue under these plans are more fully described in the discussion that accompanies the Pension Benefits and Nonqualified Deferred Compensation tables on pages 73 through 75 of this proxy statement as well as in the Summary Compensation Table on pages 69 through 71.

(1) Regions Financial Corporation Retirement Plan (the “Retirement Plan”) and Supplemental Executive Retirement Plan (“SERP”). These plans are traditional defined benefit plans. The Retirement Plan is a tax-qualified plan under Section 401(a) of the Internal Revenue Code and our NEOs participate in this plan on the same basis as all associates. The SERP is a nonqualified plan that provides for benefits using the same general formula for benefit determination as is used in the Retirement Plan with three main differences: (1) the SERP definition of eligible compensation includes compensation that exceeds qualified plan limits and includes annual cash bonus payments that are not included in the qualified plan’s definition of compensation, (2) the SERP averages compensation over a consecutive three-year period rather than the consecutive five-year period utilized in the qualified plan, and (3) the SERP counts service up to 35 years while the qualified plan counts service only up to 30 years.

While participation requirements were impacted over time due to several corporate transactions, the Retirement Plan and the SERP generally were closed to new participants following our last merger. Several of our executives participate in and continue to accrue benefits in these plans.

In addition, a limited number of Executive Officers are eligible for an alternative target retirement formula in the SERP as a result of a previously grandfathered arrangement. The alternative target benefit includes a more generous formula for determining retirement benefits, but was designed to be highly retentive as it includes significant vesting requirements. A participant must work for the Company for a minimum of 10 years and must reach age 60 before the alternative target benefits vest. Any termination of employment (except in the case of death, disability or a change-in-control) prior to reaching age 60 with a minimum of 10 years of service will result in a forfeiture of amounts attributable to the alternative target benefit in excess of the regular benefit.

As noted in the Pension Benefits table on page 74, all of our NEOs with the exception of Mr. Gale are eligible for a pension benefit. Mr. Hall and Mr. Owen are entitled to receive the alternative target benefit under the SERP; however, neither is currently vested in the benefit. Mr. Hall has accrued the minimum years of service required to vest in the benefit, but is not yet age 60. Mr. Owen has neither accrued the minimum number of years of service nor reached the minimum vesting age at this time. SEC rules require us to report the value of the benefit although it may not yet be vested; therefore, the numbers included in the Pension Benefits table (page 74) and in the column of the Summary Compensation Table relating to increases in pension benefits (page 70) include amounts not yet earned for Mr. Hall and Mr. Owen. Although Mr. Hall is not vested in the alternative target benefit, he has accrued vested benefits in the Retirement plan and the SERP utilizing the regular formula. Mr. Owen is only entitled to the alternative target benefit, and will receive no pension type benefit from the Company unless he meets the vesting requirements for the alternative target benefit in the future.

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COMPENSATION DISCUSSION AND ANALYSIS

Mr. Turner participates in both the Retirement plan and the SERP, but is not eligible for the alternative target benefit and his benefits are determined using the regular SERP calculations previously discussed. Mr. Lusco does not participate in the Retirement plan but is a participant in the SERP. His benefit is calculated using the regular SERP calculations previously discussed. In addition, Mr. Lusco’ s participation in the SERP is subject to important and significant vesting requirements. Mr. Gale was hired after the plans were closed to new associates and after he had already reached full retirement age; therefore he does not participate in either plan and will not receive any pension benefits from the Company.

The Pension Benefits description and table on pages 73 and 74 include a more detailed description of retirement benefits and a calculation of the value of pension benefits for each NEO. In addition, the Summary Compensation Table on pages 69 through 71 provides a figure that represents the change in the lump sum value of pension benefits from 2013 to 2014. Several factors influence the calculation of this change. First, as a result of the limitations of the Troubled Asset Relief Program on base and bonus opportunity, average pay as utilized in each plan’s benefit formula has been lower than normal for a portion of the averaging period. After returning to profitability and more normalized pay practices, average pay as calculated for plan benefit purposes increased in 2013 and 2014, therefore increasing the average pay taken into account in calculating the benefit. Further, additional years of service earned, the passage of time, and discount rates lower than historical averages have all played a role in producing a greater change in pension benefit than last year. For our CEO particularly, because pension benefits are calculated based on years of service with the Company, his long and tenured service also impacts the value of the benefit and the increase from year to year.

(2) Regions Financial Corporation 401(k) Plan (the “401(k) Plan”) and Supplemental 401(k) Plan. These plans are defined contribution plans and generally allow eligible associates to contribute on a pre-tax or Roth basis a portion of their total base and annual incentive compensation into investment accounts that are held and invested on a tax-deferred basis until termination of employment or retirement age. The 401(k) Plan is a tax-qualified 401(k) savings plan under Section 401(a) of the Internal Revenue Code in which all eligible associates can participate, while the Supplemental 401(k) Plan is a nonqualified plan for associates whose participation in the 401(k) Plan is generally limited due to tax-qualified plan wage and contribution limits. The Company makes a contribution to the plans equal to the deferral rate elected by the participant up to a maximum of 4 percent of pay. In addition to the Company matching contribution, the Company also provides a non-contributory 2 percent allocation to the plan for any associate who does not participate in the Retirement Plan described above. In 2014, all of our NEOs participated in these plans and received the Company matching contribution of 4 percent of pay. In addition, because Mr. Gale is not a participant in the Retirement Plan or SERP previously described, he also was eligible for and received the additional non-contributory 2 percent allocation.

Perquisites. Our NEOs are eligible to participate in employee benefit programs generally available to all associates. While we generally do not offer a broad range of perquisites (“perks”) to our Executive Officers, we have provided certain personal benefits that are not generally available to the rest of our associates. The Committee periodically reviews the perks available to Executive Officers to determine whether these programs continue to serve the purpose of providing benefit to the Company. The Committee has historically discontinued any program that it determines is not based on sound business rationale.

In General. In 2014, NEOs continued to be eligible for financial planning services, Company-provided security coverage for private residences, certain relocation benefits and enhanced coverage for annual physicals. Any special benefits our NEOs received are included in the Summary Compensation Table on pages 69 through 71 of this proxy statement.

Use of Corporate Aircraft. The use of corporate aircraft is subject to a formal policy adopted by the Committee that sets forth the criteria and procedures applicable to any use of the aircraft.

It has long been our policy to require that our CEO use Company-owned or other non-commercial aircraft for business travel when possible. In addition, it is our policy to allow our CEO to travel for personal reasons up to a maximum value of $100,000 per year. In the event the value of personal use (as measured based on the incremental cost of operating the aircraft) exceeds $100,000 in any year, our policy requires the CEO to reimburse the Company the full incremental cost of operating the aircraft.

Mr. Hall is subject to an Aircraft Time Sharing Agreement with the Company that governs the terms and conditions of personal use of the aircraft. Although the policy and the agreement allow for personal use without cost up to $100,000 per year, Mr. Hall’s use in 2014 was limited and represented incremental cost to the Company of less than $30,000. The Board also has authorized the CEO to make corporate-owned aircraft available for the personal travel of other Company associates on a limited basis such as in the event of emergency or when personal use may be in the best interest of the Company due to efficiency and/or safety concerns.

Compensation Framework, Policies, Processes and Risk Considerations

As previously noted, our compensation and benefit programs operate under the guidance and oversight of the Compensation Committee of the Board. The Committee is composed of independent Directors who are not eligible to participate in any of the management compensation programs or other employee benefit or compensation plans of the Company, except for grants of equity compensation under the 2010 Long Term Incentive Plan. Board members who served as members of the Committee in 2014 include:

Members serving the entire year:

Don DeFosset–Chair beginning April 24, 2014

David J. Cooper, Sr.

Susan W. Matlock

Ruth Ann Marshall

Lee J. Styslinger III

Members serving for a partial year:

James R. Malone–Chair until April 24, 2014

Eric C. Fast–until April 2014

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Each of the Committee members has been determined to be independent as defined by NYSE rules and applicable SEC rules and regulations. The Committee operates under a written charter adopted by the Board. A copy of the charter is available at www.regions.com under Investor Relations/Corporate Governance.

Committee Meetings. The Committee holds meetings as often as it deems necessary to perform its duties and responsibilities, but in no case less than three times a year. Although many compensation decisions are made in the first quarter of the year, the decision-making process is continuous and neither ends nor begins with any one meeting. During 2014, the Committee met seven times to review, discuss and approve compensation decisions for the Company.

Prior to the start of each calendar year, the Board meets with members of executive management to discuss the business plans and goals for the Company for the coming year. Members of the executive management team advise the Board with respect to business plans, business risks, expected financial results and stockholder return expectations of the Company. Subsequently, there are a series of Committee meetings, including executive sessions (without executive management present), to review and approve all of the compensation plans and performance measures to be used to evaluate the CEO’s and other members of executive management’s performance for the coming year. The Committee consults with executive management regarding business plans and budgets in establishing performance targets and objectives. The Committee also consults with its independent compensation consultant and then establishes the base pay amount and incentive opportunities for the CEO. For other Executive Officers, the CEO reviews the performance of each officer and makes recommendations on base pay and annual and long-term incentive opportunities considering job performance, scope of responsibilities, and influence as well as internal equity considerations and the competitive market information provided by the consultant. The Committee discusses the CEO’s recommendations, usually in executive session, and approves the agreed upon results. The Committee also meets with the Chief Risk Officer (“CRO”) of the Company at least on an annual basis to review the Company’s incentive compensation programs in order to ensure that these programs do not encourage our associates to take unnecessary and excessive risks that may threaten the safety and soundness of Regions.

The Committee asks its independent compensation consultant to attend all regularly scheduled meetings, as well as some of the Committee’s special meetings. Other outside advisors, including legal counsel, also may attend meetings when the members feel additional guidance on specific topics is needed. Meetings are typically attended by the Chairman/CEO, the Director of Human Resources, and the Head of Compensation and Benefits for the Company. The Chief Financial Officer attends meetings at which Company budget and performance information is presented and representatives from the risk management function, including the Company’s CRO, attend meetings as needed and at least once a year to review risk assessments of the Company’s incentive plans. The Committee also will hear from the heads of business groups of the Company with respect to details about the operation and effectiveness of incentive compensation programs in place within the business groups. From time to time, the Committee also may ask to hear presentations from other Company leaders regarding topics of interest to the Committee. Every Committee meeting, however, includes an executive session without the participation of any member of the executive management team. The independent compensation consultant typically participates in a portion of these executive sessions.

Independent Compensation Consultants. During 2014, the Committee engaged the firm of Frederic W. Cook & Co., Inc. (“Cook & Co.”) to serve as the independent compensation consultant to the Committee and to provide advice relating to Regions’ executive compensation programs and practices.

As one of the largest independent compensation consulting firms in the country serving as a consultant to a large number of Fortune 500 companies, the Committee believes that the consultants at Cook & Co. can advise the Committee on best practices for compensation governance, including practices outside of the financial services industry. The Committee has reviewed the independence of Cook & Co. as required under standards adopted by the NYSE as required by the SEC under the Dodd-Frank Act. The Committee discussed these considerations and concluded that the work of the consultant did not create any conflict of interest.

While the independent compensation consultant reports directly to the Committee, the Committee has instructed the consultant to work with Regions’ management to obtain information and further the goals of the Committee. Cook & Co. performs no work for executive management and provides no other services to Regions.

The scope of services provided by the independent compensation consultant for the Committee during 2014 included:

•	Attending all Committee meetings;

•	Providing the Committee with competitive market data to assist in establishing appropriate target levels for compensation components, such as base salary levels, annual incentives, and long-term performance awards, as well as benefit levels for executive management;

•	Assisting the Committee with the review of and enhancements to existing annual incentive and long-term incentive programs;

•	Advising the Committee in connection with year-end compensation determinations;

•	Advising the Committee regarding regulatory and compliance issues and on the development of new best practices and market competitive information with respect to compensation guidelines established by the Federal Reserve and other banking regulatory bodies; and

•	Providing current trend information on industry and executive compensation issues.

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COMPENSATION DISCUSSION AND ANALYSIS

Other Policies and Practices Impacting Compensation Decisions

Use of Peer Groups for Benchmarking Purposes. In determining market competitiveness for compensation, the Committee, with the assistance of its independent compensation consultant, regularly reviews the compensation of our Executive Officers against that of the Company’s compensation peer group as well as the financial services industry in general. The compensation peer group used by the Committee for evaluating compensation is not the same as the group of companies that make up the S&P 500 Banks Index, which is the index included in the stock performance chart presented in Regions’ Annual Report on Form 10-K for the year ending December 31, 2014. Our compensation peer group represents a smaller group of financial institutions tailored primarily by asset size and core business services. The Committee believes that the companies listed below have executive positions that are most similar in breadth and scope to Regions and represent the financial institutions that primarily compete with us for our top executive talent. Included in our compensation peer group are the following financial institutions:

• BB&T Corporation • Capital One Financial Corporation • Comerica Incorporated • Fifth Third Bancorp • Huntington Bancshares Incorporated	• KeyCorp • M&T Bank Corporation • The PNC Financial Services Group, Inc. • SunTrust Banks, Inc. • U.S. Bancorp

In addition to annually reviewing specific information with respect to the selected peer group, the Committee’s independent compensation consultant also periodically reviews the Company’s total compensation program against broader financial services industry survey data compiled by other sources (including compensation surveys prepared for the financial services industry by McLagan, a leading compensation consulting firm focused specifically on the financial services industry).

In addition to our compensation peer group, both our short-term annual incentive plan and our long-term plan use a peer group that we measure our performance against. The banks included in the S&P 500 Banks Index have formed the foundation for our performance peer group for a number of years. In 2013, however, the S&P 500 Banks Index experienced a slight change in make-up when First Horizon National Corporation (“First Horizon”) was dropped from the index. In considering the peer group against which to measure our performance for 2014, we chose to continue to include First Horizon in the performance peer group for a number of reasons, including providing continuity of year-over-year comparisons and because they operate a similar business model and are an in market competitor.

Included in our 2014 performance peer group are the following financial institutions:

• BB&T Corporation • Comerica Incorporated • First Horizon National Corporation • Fifth Third Bancorp • Huntington Bancshares Incorporated • Hudson City Bancorp, Inc. • KeyCorp	• M&T Bank Corporation • People’s United Financial, Inc. • The PNC Financial Services Group, Inc. • SunTrust Banks, Inc. • U.S. Bancorp • Wells Fargo & Company • Zions Bancorporation

Say-on-Pay. Regions understands that investors, regulators and other interested parties have a strong interest in executive compensation and attempts to balance the interests of these constituencies. In accordance with the vote of our stockholders, we provide an annual Say-on-Pay advisory vote regarding executive compensation. This year’s proposal is included as Proposal 3 on page 51 of this proxy statement.

In last year’s Say-on-Pay vote, we received majority approval of our executive compensation programs, with more than 96 percent of the votes cast being in favor of our pay programs. While we made changes to our pay programs in 2014, none were as a direct result of stockholder concerns. We believe these changes promote our continued goal of raising the bar with respect to ensuring that we have a robust pay-for-performance culture. The Committee will monitor the results of future advisory votes and will take them into consideration when assessing compensation matters in the future.

Clawbacks. It has long been the Committee’s practice to review past awards in light of any material restatement of our financial results, and we continue to review and seek to strengthen our policies with respect to the recoupment of prior awards and/or adjustment of future awards in these events. A formal clawback policy applies to each of our NEOs as well as a number of other officers of the Company (each a “Covered Officer”). The policy provides that in the event the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under either generally accepted accounting principles or federal securities law, or subsequently finds that the financial information or performance metrics used to determine the amount of incentive compensation for a prior period is materially inaccurate, the Company may seek repayment of compensation or require the forfeiture or reduction of outstanding or future compensation as may be determined by the Committee.

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In addition to allowing for clawback in the case of financial restatement or materially inaccurate performance metrics, the policy allows the Company to recoup compensation in the case of misconduct of a Covered Officer, whether or not there is an accompanying financial restatement. For purposes of the policy, misconduct is defined as: (i) a knowing violation of federal, state or local law, rule or regulation; (ii) material breach of any written Company policy or covenant between Regions and the Covered Officer; (iii) disclosure of the Company’s confidential information or trade secrets; or (iv) commission of an act of fraud, dishonesty or recklessness in the performance of the Covered Officer’s duties, which is not in good faith and which subjects the Company to excessive risk, financial loss or materially disrupts, damages, impairs or interferes with the business of the Company and its affiliates.

Regulatory Oversight. As a bank holding company, we must comply with various regulatory requirements. On June 21, 2010, the Federal Reserve adopted final guidelines on incentive compensation for financial institutions that include the following three main principles:

•	Incentive compensation arrangements should balance risk and financial results in a manner that does not provide employees incentives to take excessive risks on behalf of the banking organization.

•	A banking organization’s risk-management processes and internal controls should reinforce and support the development and maintenance of balanced incentive compensation arrangements.

•	Banking organizations should have strong and effective corporate governance to help ensure sound compensation practices including effective oversight by the Board.

In response to these guidelines, we established a comprehensive governance and oversight process for the design, operation and monitoring of our incentive plans which we believe improves our ability to evaluate and reduce risk or to risk-adjust payouts under the plans. We created an internal cross-functional oversight committee with representation from risk management, finance, human resources, legal and our strategic alignment function to review, consider and approve, as appropriate, certain higher risk plans. This cross-functional oversight committee also works with business group leadership to monitor the performance and effectiveness of all of our incentive plans to ensure that they include features and metrics that are designed to discourage inappropriate risk-taking.

As a part of our oversight process, the internal oversight committee meets on a regular basis and provides a quarterly report to the Compensation Committee with respect to the activities around incentive compensation management. In addition, at least once each year, the Committee meets with our CRO and other members of the risk management team and receives a thorough risk analysis of each of our material incentive plans.

In presenting the risk assessment to the Committee, the CRO noted that the process of limiting risk starts with the Board in setting the risk appetite of the Company, establishing policies, and implementing appropriate limits and continues with management’s role in developing the policies and practices to ensure that the Company operates within its risk appetite and to avoid unnecessary or excessive risk. As we shared in our discussion of Relationship of Compensation Policies and Practices to Risk Management on page 41, we believe that the risks arising from our compensation plans, policies and practices are not reasonably likely to have a material adverse effect on the Company. In making this determination, we consider the impact of: (i) the Board’s role in the determination of the overall risk profile and appetite; (ii) entity level controls in place; (iii) the incentive policies, procedures, and governance activities we follow; and (iv) the changes implemented in our compensation programs during 2014.

Management and the Committee acknowledge that compensation practices are important components of our approach to risk management. Therefore, we are committed to working with the Federal Reserve as well as other regulatory bodies to achieve our objectives. We strive for clarity and transparency in our compensation structure and as we continue the ongoing evaluation of our compensation policies and programs, we will take any steps deemed advisable to further strengthen our compensation risk management framework.

Equity Grant Policies and Practices. A grant of equity compensation to eligible key associates generally is made on an annual basis. Although the Company does not currently issue stock option grants under the 2010 Long Term Incentive Plan, in the event this practice resumes, the plan requires that the exercise price for options be based on the closing price of Regions common stock on the date of the grant. The Committee has adopted a schedule and process of reviewing the program provisions and grant levels in the first quarter of the year to coincide with the annual performance management compensation review process established by the Company for all associates. As a part of that process each year, the Committee will pre-establish a grant date for grants to eligible associates subject to the needs and business considerations of the Company. The equity grants to all eligible key associates in 2014 occurred in April.

The Committee specifically approves all grants of equity compensation to Executive Officers, as well as other officers covered by Section 16(a) of the Exchange Act, including the determination of the grant date for those awards. The Committee has delegated authority to the CEO to determine and approve annual grants to other key associates within the limits and budgets established each year as part of the Committee’s consideration of the annual grant program guidelines.

From time to time, the Company may find it necessary to issue special grants to non-Section 16(a) new hires or key associates outside of the normal grant process. The Committee also has delegated authority to the CEO to determine the need for and value of these grants. For these grants, the Committee’s policy provides that grants will be made on the first business day of the calendar quarter following the hire date or the determination for the need to grant an award for retention purposes. This timing was chosen to prevent even an appearance that either management or the recipient could manipulate the pricing date and also to reduce the administrative and accounting burden for Regions’ personnel that would be created by multiple grant dates. Any grants made by the CEO are reported to the Committee on a regular basis each year.

Policy on Cash versus Non-Cash and Current versus Future Compensation. The Committee does not maintain a stated policy that dictates cash versus non-cash compensation or

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COMPENSATION DISCUSSION AND ANALYSIS

current versus future compensation. However, the allocation of cash and non-cash compensation for each of the NEOs is reviewed by the Committee annually and reflects the Committee’s best efforts to balance short- and long-term objectives of the Company.

Stock Ownership Guidelines and Stock Retention Requirements. Regions has adopted stock ownership guidelines for its Executive Officers and members of the Board to ensure that they have a meaningful economic stake in Regions. These guidelines are designed to maintain stock ownership levels high enough to ensure our Executive Officers’ and Directors’ commitment to creating stockholder value.

The equity stake of our NEOs and Directors is reflected in the beneficial ownership information contained in this proxy statement on pages 19 and 20. The table below summarizes the stock ownership guidelines for our CEO and each of the NEOs (including their compliance with the guidelines):

Name	Ownership Requirement	Approximate Stock Value Required to be held	Holds Required Amount	Percent of Guideline Owned
O. B. Grayson Hall, Jr.	5 X Base Pay	$5,000,000	Yes	216%
David J. Turner, Jr.	3 X Base Pay	$1,896,000	Yes	159%
John B. Owen	3 X Base Pay	$1,941,000	Yes	191%
Fournier J. Gale, III	3 X Base Pay	$1,680,000	No*	86%
C. Matthew Lusco	3 X Base Pay	$1,665,000	No*	96%
*	Mr. Gale and Mr. Lusco currently do not hold the required amount of shares in full but still maintain a significant equity stake in the Company and are adhering to the strict retention requirements in place with respect to equity received under compensatory plans of the Company.

For purposes of meeting the guidelines, the following types of stock ownership are counted: shares directly owned by the Executive Officer or Director without restriction, restricted stock, stock units (except for those that may be subject to future performance requirements), stock equivalents allocated through any deferred stock investment plan, as well as an Executive Officer’s shares held in a 401(k) Plan account and notionally held in a Supplemental 401(k) Plan account. Any Executive Officer who does not meet the ownership guidelines must retain at least 50 percent of the after-tax value of any compensatory equity grant upon vesting until such time as the ownership guidelines are met.

Other Policies Related to Stock Ownership (prohibitions against insider trading, hedging and pledging of Regions stock). The Company has long maintained a General Policy on Insider Trading to guard against improper securities trading by our associates using material nonpublic information and to help avoid the severe consequences associated with violations of the insider trading laws. Under the policy, no Director, officer or other associate of Regions who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities, buy or sell securities of the Company (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1), or engage in any other action to take personal advantage of the material nonpublic information.

In addition, our insider trading policy prohibits all associates from speculative trading in our equity securities including prohibitions on short-selling stock, buying call options and selling put options or from entering into hedging strategies that protect against downside risk of Regions stock ownership. Our policies also prohibit Directors and Section 16 Officers from purchasing Company securities on margin or holding them in a margin account, and prohibit borrowing against any account in which any Company equity securities are held, or pledging Company equity securities as collateral for a loan.

Accounting for Stock-Based Compensation. Regions accounts and reports for stock-based compensation under its long term incentive plans in accordance with the requirements of Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation — Stock Compensation. For further disclosure of Regions’ accounting for stock-based compensation, refer to Note 16 “Share-Based Payments” to the consolidated financial statements included in Regions’ Annual Report on Form 10-K for the year ending December 31, 2014.

Internal Revenue Code Section 162(m) (“IRC 162(m)”). As part of its role, the Committee has historically reviewed and considered the deductibility of executive compensation under IRC 162(m), which provides that public companies generally may not deduct compensation of more than $1,000,000 of non-performance-based compensation paid to certain NEOs. While the Committee believes that compensation awarded in 2014 meets the requirements of IRC 162(m), it has reserved the right to pay executives compensation that is not deductible under IRC 162(m).

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Change-in-Control, Post-Termination and Other Employment Arrangements

Due to continuing consolidation in the financial services industry and for competitive and fairness reasons, we believe it is important to protect key associates (including the NEOs) in the event of certain terminations of employment during a transition period following a change-in-control of Regions. We believe that stockholders will be best served if the interests of our key associates are aligned with them. The occurrence or potential occurrence of a change-in-control could create uncertainty regarding the continued employment of our NEOs and providing employment protection should eliminate, or at least significantly reduce, any potential reluctance of our executives to pursue potential transactions that may be in the best interests of stockholders. As a result, we have entered into agreements with all NEOs that govern some of the terms of their employment and compensation in the event of a qualifying termination after a change-in-control of Regions.

Change-in-Control Agreements. The change-in-control agreements entered into with NEOs generally provide that during the two-year period following a change-in-control of Regions, if the NEO’s employment is terminated other than for “cause,” or if the NEO resigns for “good reason,” he would be paid accrued compensation and benefits, plus an amount equal to a specified multiple of base salary and average annual bonus during the three years preceding the year in which the change-in-control occurs.

Mr. Hall, Mr. Owen and Mr. Gale all are entitled to a three times multiple of pay, while Mr. Turner and Mr. Lusco are entitled to a two times multiple of pay upon termination following a change-in-control. If employment is terminated for “cause,” or due to death, disability or resignation other than for “good reason,” payments would be limited to accrued compensation and benefits. New agreements issued after February 2011 do not include any income tax gross up payments under the excise tax provisions of IRC Section 4999. Mr. Hall, Mr. Owen and Mr. Turner have change-in-control agreements issued in 2007 that provide in the event any payment or benefit would cause the NEO to become subject to the excise tax imposed under IRC Section 4999, then additional payments may become due to the extent necessary to avoid a negative tax consequence to the executive. Mr. Gale and Mr. Lusco entered into agreements after February 2011, and therefore, are not entitled to receive a payment to compensate for excise taxes. None of the NEOs’ agreements provide any type of severance benefits in connection with termination of employment at any other time. For additional information, including definitions of “cause,” “good reason” and “change-in-control,” see the section entitled Potential Payments by Regions Upon Termination or Change-in-Control on pages 76 through 79 of this proxy statement.

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COMPENSATION COMMITTEE REPORT

COMPENSATION COMMITTEE REPORT

Compensation Discussion and Analysis

Regions has the primary responsibility for the Compensation Discussion and Analysis (“CD&A”) which is included in this proxy statement.

On behalf of the Board of Directors, the Compensation Committee oversees the development and administration of Regions’ compensation program for officers and key associates of senior management. As part of this responsibility, the Compensation Committee has reviewed and discussed with

Regions’ management the contents of the CD&A. Based on its review and discussion, and subject to the limitations on the role and responsibility of the Compensation Committee, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into Regions’ Annual Report on Form 10-K for the year ended December 31, 2014.

THE COMPENSATION COMMITTEE

Don DeFosset — Chair

David J. Cooper, Sr.

Ruth Ann Marshall

Susan W. Matlock

Lee J. Styslinger III

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COMPENSATION OF EXECUTIVE OFFICERS

The following tables, narratives and footnotes contain compensation information about our Chairman, President and Chief Executive Officer, our Chief Financial Officer and our three other most highly paid executive officers for the year ended December 31, 2014.

Summary Compensation Table

The Summary Compensation Table that follows contains information with respect to our NEOs. Based on the amounts for 2014 in the following table, salary accounted for approximately 11.9 percent of total compensation (excluding the change in pension value and nonqualified deferred compensation amounts) for our CEO and 23.2 percent on average among all other NEOs, reflecting our performance-based pay philosophy.

In the “Salary” column, the amount represents base salaries paid to each of the NEOs for the fiscal year indicated. Because Regions does not generally issue nonperformance-based or discretionary bonuses, the “Bonus” column does not include any such payment made in 2014.

Equity awards granted in 2014 were composed of PSUs and RSUs and are reported in the Stock Awards column as the grant date fair value of the awards. The grant date fair value amounts for the awards made in 2014 do not correspond with the amounts that may be eventually realized relative to these awards. Any benefit from these awards depends on the future value of Regions stock. For more detail regarding the stock awards for NEOs, see pages 59 and 60 of the CD&A and the Grants of Plan-Based Awards table on page 71 of this proxy statement.

The amounts in the “Non-Equity Incentive Plan Compensation” column represent annual bonuses earned for 2014 performance by each of the NEOs as approved by the Compensation Committee and described in the annual income section of the CD&A beginning on page 56. Also included in this amount is the

2012 Performance Cash Grant that vested December 31, 2014 and will be released effective June 1, 2015. In the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column, the change in pension value for each NEO is the difference in the total present value of accrued benefit on December 31, 2014, minus the total present value of accrued benefit on December 31, 2013. For additional information about pension benefits, refer to pages 61 and 62 in the CD&A and to the Pension Benefits section and table on pages 73 and 74. As for nonqualified deferred compensation earnings, none of the NEOs receive above-market or preferential earnings on their nonqualified deferred compensation accounts. More information regarding the provisions of the nonqualified deferred compensation plans in which the NEOs participate can be found on page 75.

The amount in the “All Other Compensation” column represents the aggregate dollar amount for each NEO for perquisites and other personal benefits. Items may include the value of: excess group liability insurance coverage, group term life insurance coverage, financial planning services, personal use of corporate aircraft, an enhanced executive physical, home security, as well as matching charitable gift contributions for all of our NEOs. It also includes the value of Company contributions to the 401(k) Plan and the Supplemental 401(k) Plan.

Finally, the “Total” column amount represents the sum of all columns for each of the NEOs, which includes amounts paid and amounts deferred.

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Name & Principal Position	Year		Salary ($)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
O. B. Grayson Hall, Jr.	2014		993,750	—	3,443,535	—	3,708,902	6,056,343	218,717	14,421,247
Chief Executive Officer	2013		975,000	—	2,930,572	—	1,918,800	4,328,165	161,888	10,314,425
	2012		922,917	—	4,726,367	—	1,437,750	4,714,352	95,698	11,897,084
David J. Turner, Jr.	2014		627,250	—	826,448	—	1,249,044	1,079,650	106,704	3,889,096
Chief Financial Officer	2013		607,250	—	651,240	—	863,024	261,825	85,515	2,468,854
	2012		583,750	—	1,253,688	—	640,705	522,080	53,620	3,053,843
John B. Owen	2014		641,500	—	826,448	—	1,281,121	1,847,754	95,254	4,692,077
Head of Regional Banking Group	2013		618,750	—	651,240	—	879,368	1,142,999	87,144	3,379,501
	2012		581,250	—	1,090,553	—	666,586	787,391	58,888	3,184,668
Fournier J. Gale, III	2014		555,000	—	619,830	—	990,880	N/A	117,695	2,283,405
General Counsel	2013		533,750	—	488,434	—	700,280	N/A	92,866	1,815,330
	2012		508,750	—	600,933	—	515,342	N/A	67,826	1,692,851
C. Matthew Lusco	2014		550,000	—	619,830	—	985,050	1,102,519	98,570	3,355,969
Chief Risk Officer	2013	(1)	—	—	—	—	—	—	—	—
	2012	(1)	—	—	—	—	—	—	—	—
(1)	Mr. Lusco was not an NEO in 2012 or 2013.

(2)	As reflected in the following table, amounts in this column are the grant date fair value of awards computed in accordance with FASB ASC Topic 718. The value of stock awards made as PSUs is at target and can range from 0% to 150% of target based on performance metrics of absolute and relative Diluted EPS growth and ROATCE established at grant. These amounts also include the grant date fair value RSUs that cliff vest at the end of the three-year vesting period ending April 2017.

	2014 Annual Equity Grant (PSUs & RSUs)				Total Stock Awards Value ($)
	PSUs ($/units) (a)		RSUs ($/units) (b)
Name	Performance Stock ($)	Performance Stock (#)	Restricted Stock ($)	Restricted Stock (#)
O. B. Grayson Hall, Jr.	1,721,768	153,046	1,721,768	153,046	3,443,535
David J. Turner, Jr.	413,224	36,731	413,224	36,731	826,448
John B. Owen	413,224	36,731	413,224	36,731	826,448
Fournier J. Gale, III	309,915	27,548	309,915	27,548	619,830
C. Matthew Lusco	309,915	27,548	309,915	27,548	619,830

(3)	This amount represents annual cash incentives for 2014 performance as approved by the Compensation Committee plus the value of the 2012 Performance Cash Grant that vested at December 31, 2014 and will be released effective June 1, 2015 as detailed in the following table:

	Nonequity Incentive Plan Compensation
Name	2014 Annual Cash Incentive ($)	Value of 2012 Performance Cash Grant at 12/31/14 ($) (a)	Total ($)
O. B. Grayson Hall, Jr.	1,738,069	1,970,833	3,708,902
David J. Turner, Jr.	790,711	458,333	1,249,044
John B. Owen	822,788	458,333	1,281,121
Fournier J. Gale, III	647,130	343,750	990,880
C. Matthew Lusco	641,300	343,750	985,050
(a)	The value of 2012 Performance Cash Grant at 12/31/14 column reflects 137.5% of target earned at December 31, 2014. Mr. Turner, Mr. Owen and Mr. Lusco remain subject to forfeiture of this amount until June 1, 2015 (the 3rd anniversary of the date of grant) should they separate from the Company.

(4)	This amount includes benefits for Mr. Hall, Mr. Owen and Mr. Lusco described on pages 61, 62 and 73 through 75, which are subject to significant vesting requirements not yet met. Therefore, while accrued, neither part of the change in benefit for Mr. Hall nor all of the change in benefit for Mr. Owen and Mr. Lusco has been earned and would not be payable at the present time if they left the Company.

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(5)	All other compensation consists of the following:

Name	Life Insurance, Perquisites, and Other Personal Benefits (a) ($)	Matching Contributions under Qualified Savings Plans (b) ($)	Matching Contributions under Nonqualified Savings Plans (b) ($)	Non-Elective Contributions (b) ($)	Total All Other Compensation ($)
O. B. Grayson Hall, Jr.	70,163	10,400	138,154	—	218,717
David J. Turner, Jr.	36,642	10,400	59,662	—	106,704
John B. Owen	17,719	10,400	61,935	5,200	95,254
Fournier J. Gale, III	30,242	10,400	47,902	29,151	117,695
C. Matthew Lusco	27,388	10,400	55,582	5,200	98,570
(a)	The 2014 amount includes the value of items such as group term life insurance premiums, excess group liability coverage, financial planning services, personal use of the corporate aircraft, an enhanced executive physical, home security, matching charitable gift contributions, and Healthmiles Reward. The total value for personal use of the corporate aircraft by Mr. Hall in 2014 was $28,000.

(b)	These amounts include the value of Company contributions to the 401(k) Plan and the Supplemental 401(k) Plan as follows: Mr. Hall—$148,554, Mr. Turner—$70,062, Mr. Owen—$77,535, Mr. Gale—$87,453, and Mr. Lusco—$71,182.

Grants of Plan-Based Awards

Equity grants issued during 2014 were issued under the Regions Financial Corporation 2010 Long Term Incentive Plan (“Regions 2010 LTIP”). The Regions 2010 LTIP was approved by stockholders at the 2010 annual meeting and permits grants of awards in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance-based awards, dividend equivalents, or other stock-based awards, or any other right or interest relating to stock or cash. Awards under the Regions 2010 LTIP may vest over time or upon the achievement of pre-established performance goals. In addition, awards generally vest on termination of employment within 24 months after a change-in-control of Regions (as defined in the Regions 2010 LTIP to exclude certain merger-of-equals transactions).

The Grants of Plan-Based Awards table provides details on incentive plan awards made in 2014 for the 2013 performance year to the NEOs, which include performance-based cash, PSUs and RSUs. The performance-based cash and PSUs will be issued based on the Company’s absolute and relative Diluted EPS and ROATCE over the three-year period from January 1, 2014, through December 31, 2016. The value at vesting can be reduced to zero in the event achievement of certain performance requirements are not met. The RSUs vest three years from the date of grant subject to up to 40 percent forfeiture if capital and liquidity performance thresholds are not met. Dividends and dividend equivalents accrued on both the PSUs and RSUs will be paid out in cash at vesting based on the number of units actually earned.

For more detail regarding the grants of plan-based awards for NEOs, see pages 59 and 60 of the CD&A.

The following table sets forth equity awards in the Summary Compensation Table and non-equity plan based awards granted to each of the NEOs in 2014:

Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
O. B. Grayson Hall, Jr.	04/01/14	—	1,666,667	2,500,001	—	153,046	229,569	153,046	—	—	3,443,535
David J. Turner, Jr.	04/01/14	—	400,000	600,000	—	36,731	55,097	36,731	—	—	826,448
John B. Owen	04/01/14	—	400,000	600,000	—	36,731	55,097	36,731	—	—	826,448
Fournier J. Gale, III	04/01/14	—	300,000	450,000	—	27,548	41,322	27,548	—	—	619,830
C. Matthew Lusco	04/01/14	—	300,000	450,000	—	27,548	41,322	27,548	—	—	619,830
(1)	The performance cash awards and PSUs included in this column have equally weighted performance requirements based on absolute and relative Diluted EPS growth and ROATCE. In addition, in the event the achievement of the performance criteria for Diluted EPS growth is less than 0 percent on an absolute basis and is in the bottom one-third of the peer group on a relative basis, or the achievement of the performance criteria for ROATCE is less than 8 percent on an absolute basis and is in the bottom one-third of the peer group on a relative basis, the payout will be zero if cumulative net income from continuing operations is less than a number that is one-half of the projection for the three-year performance period. The performance period for these awards is January 1, 2014, through December 31, 2016, with a vest date of April 1, 2017.

Notwithstanding the achievement of the performance requirements, in order to be eligible to receive any cash payout or shares of stock under this award, employment must continue through the third anniversary of the grant date, which is April 1, 2017.

(2)

In addition to service vesting requirements, the RSUs included in this column have performance-vesting requirements based on satisfying the Company’s achievement of certain capital and liquidity performance thresholds during each of the periods from January 1, 2014, to December 31, 2014; January 1, 2015, to December 31, 2015; and January 1, 2016, to December 31, 2016. To the extent that the capital performance threshold

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and/or the liquidity performance threshold has not been satisfied for each performance threshold period, 20 percent for each requirement (up to a maximum of 40 percent total) of the RSUs awarded will be forfeited. For purposes of this award, the Company’s performance will be measured relative to the following capital and liquidity performance thresholds as certified by the Committee:

(i)	“Capital Performance Threshold”: Capital Action Decision Tree Status as defined in the Capital Policy must remain in either “Monitor Capital” or “Capital Deployment” status; and

(ii)	“Liquidity Performance Threshold”: Risk for Primary Liquidity Level must remain at “Moderate” or better as established in the Market & Liquidity Risk Framework document.

Notwithstanding the achievement of the Capital and Liquidity Performance Thresholds, in order to be eligible to receive any shares of stock under this award, employment must continue through the third anniversary of the grant date, which is April 1, 2017.

Outstanding Equity Awards at December 31, 2014

Awards in this table include:

•	Grants of stock options made over time that are exercisable and unexercisable.

•	Grants of restricted stock and RSUs.

•	Grants of PSUs made in 2012, 2013 and 2014 that may pay out if Regions achieves specific performance criteria as measured on an absolute and relative basis.

•	Grants of restricted stock units made in 2013 and 2014 that will pay out in full only if Regions meets certain capital and liquidity thresholds. If the capital and/or liquidity performance thresholds are not satisfied for any year of the three years of the performance threshold periods, 20 percent of the restricted stock units awarded will be forfeited for either or both of those measures up to a maximum of 40 percent.

The following table sets forth outstanding equity-based awards held by each of the NEOs as of December 31, 2014:

		Option Awards (1)					Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: # of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (a) (#)	Market Value of Shares or Units of Stock That Have Not Vested (a) (#)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested (b) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (b) ($)
O. B. Grayson Hall, Jr.	02/08/05	115,065	—	—	32.02	02/08/15	—	—	—	—
	04/03/06	83,966	—	—	34.46	04/03/16	—	—	—	—
	04/24/07	85,715	—	—	35.07	04/23/17	—	—	—	—
	02/28/08	282,019	—	—	21.94	02/27/18	—	—	—	—
	02/22/12	—	—	—	—	—	241,810	2,553,514	—	—
	06/01/12	—	—	—	—	—	221,878	2,343,032	305,082	3,221,669
	04/01/13	—	—	—	—	—	182,704	1,929,354	182,704	1,929,354
	04/01/14	—	—	—	—	—	153,046	1,616,166	153,046	1,616,166
David J. Turner, Jr.	05/02/05	27,590	—	—	33.21	05/02/15	—	—	—	—
	04/03/06	33,810	—	—	34.46	04/03/16	—	—	—	—
	04/24/07	20,000	—	—	35.07	04/23/17	—	—	—	—
	02/28/08	59,822	—	—	21.94	02/27/18	—	—	—	—
	02/22/12	—	—	—	—	—	78,845	832,603	—	—
	06/01/12	—	—	—	—	—	51,599	544,885	70,949	749,217
	04/01/13	—	—	—	—	—	40,601	428,747	40,601	428,747
	04/01/14	—	—	—	—	—	36,731	387,879	36,731	387,879
John B. Owen	02/28/08	128,191	—	—	21.94	02/27/18	—	—	—	—
	02/22/12	—	—	—	—	—	51,724	546,205	—	—
	06/01/12	—	—	—	—	—	51,599	544,885	70,949	749,217
	04/01/13	—	—	—	—	—	40,601	428,747	40,601	428,747
	04/01/14	—	—	—	—	—	36,731	387,879	36,731	387,879
Fournier J. Gale, III	03/01/11	114,065	—	—	7.43	02/28/21	—	—	—	—
	06/01/12	—	—	—	—	—	38,699	408,661	53,211	561,909
	04/01/13	—	—	—	—	—	30,451	321,563	30,451	321,563
	04/01/14	—	—	—	—	—	27,548	290,907	27,548	290,907
C. Matthew Lusco	06/01/12	—	—	—	—	—	38,699	408,661	53,211	561,909
	04/01/13	—	—	—	—	—	30,451	321,563	30,451	321,563
	04/01/14	—	—	—	—	—	27,548	290,907	27,548	290,907
(1)	All outstanding stock options were granted to vest in equal annual installments on each of the first three anniversaries of the date of grant and, as of December 31, 2014, are all fully vested.

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(2)	The vesting of unvested restricted stock and RSUs is as follows:

Grant Date	Vesting Schedule	Restrictions
February 22, 2012	3rd anniversary of grant date	(a) Time vested restricted stock
June 1, 2012	3rd anniversary of grant date

(a)   Time vested RSUs

(b)   Performance vested RSUs set to be earned between 0 percent and 200 percent subject to absolute and relative equally weighted Diluted EPS growth and ROATCE for the period January 1, 2012, through December 31, 2014 that have been earned at 137.5 percent and continue to be subject to release on June 1, 2015, the third anniversary of the grant date.

April 1, 2013 April 1, 2014	3rd anniversary of grant date

(a)   Time vested RSUs, vesting of which is also subject to meeting capital and liquidity thresholds.

(b)   PSUs may be earned between 0 percent and 150 percent subject to achieving required performance levels of equally weighted absolute and relative Diluted EPS growth and ROATCE for the period January 1, 2013, through December 31, 2015 for the grant made April 1, 2013 and the period January 1, 2014, through December 31, 2016 for the grant made April 1, 2014.

Option Exercises and Stock Vested

The following table sets forth the amounts realized by each of the NEOs in the Summary Compensation Table as a result of the exercise of options and vesting of stock awards in 2014:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
O. B. Grayson Hall, Jr.	363,278	2,499,134	156,504	1,602,601
David J. Turner, Jr.	—	—	51,030	522,547
John B. Owen	171,598	1,186,703	56,152	574,996
Fournier J. Gale, III	—	—	38,021	404,543
C. Matthew Lusco	—	—	80,370	818,970
(1)	The value realized on exercise is based on the difference between the fair value of a share of stock on the date of exercise and the fair value of a share of stock on the date of grant, and is not consistent with the amount required to be expensed by the Company under FASB ASC Topic 718. These amounts are not reported in the Summary Compensation Table.

Pension Benefits

The Retirement Plan is a tax-qualified non-contributory defined benefit plan providing for a lifetime monthly annuity following retirement. Benefits earned by our NEOs under the Retirement Plan are generally based on the following formula:

1.3 Percent of “Average Monthly Earnings” up to Covered Compensation	+	1.8 Percent of “Average Monthly Earnings” in excess of Covered Compensation	X	Years of Service up to a maximum of 30 total years

“Average Monthly Earnings” is defined as the average of the highest five consecutive years of base compensation within the last 10 years of service, and “Covered Compensation” is defined as the estimated average maximum amount of a participant’s earnings on which Social Security benefits will be based assuming that in each year of the participant’s working career the participant’s wages equaled the Social Security Taxable Wage Base.

The SERP provides benefits that would otherwise be denied participants under the qualified Retirement Plan because of tax code limitations on qualified plan benefits, as well as additional benefits that serve to attract and retain high quality senior executive talent for the Company. There are two types of retirement benefits in the SERP: a regular benefit and a targeted benefit.

The regular benefit is available to all eligible SERP participants, and calculates benefits using the same formula as the Retirement Plan with the following differences: (1) instead of averaging earnings over five years of service, it is averaged over the highest three consecutive years of service out of the last 10 years of service; (2) in addition to base pay, it includes annual cash incentives as well as 50 percent of any salary stock and restricted stock granted during the period of TARP participation; and (3) the maximum years of service used in the calculation of the regular benefit is 35 years of service instead of 30.

The targeted SERP retirement benefit is available only to a select group of senior officers as a result of a previously

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COMPENSATION OF EXECUTIVE OFFICERS

grandfathered arrangement. This targeted SERP benefit provides a benefit using the following formula:

4 Percent of “Average Monthly Earnings” for the first 10 years of service	+

1 Percent of “Average Monthly

Earnings” for every year in

excess of 10 years of

service up to a maximum of

an additional 25 years of

service (for a maximum

benefit of 65 Percent of “Average

Monthly Earnings” with

35 years of service)

For purposes of this formula, “Average Monthly Earnings” has the same definition as the regular SERP benefit.

Regions’ targeted benefit is offset by both the benefit under the Retirement Plan as well as Social Security. The targeted benefit is subject to significant retentive vesting requirements. Participants will receive the benefit following termination of employment after reaching age 60 and completing a minimum of 10 years of service, except in the case of death, disability or change-in-control. Termination of employment for any other reason prior to age 60 and completion of 10 years of service will result in forfeiture of the targeted benefit. If a participant who is eligible for both the regular benefit and the targeted benefit retires prior to meeting these vesting requirements, he or she will receive a regular benefit.

The following Pension Benefits table reflects the actuarial present value benefit from the Retirement Plan and the SERP:

			Pension Benefits
Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
O. B. Grayson Hall, Jr.	Retirement Plan	30	1,497,196	—
	SERP	33	24,566,471	—
David J. Turner, Jr.	Retirement Plan	9	336,676	—
	SERP	9	2,065,206	—
John B. Owen	NA	NA	NA	NA
	SERP	7	4,826,233	—
Fournier J. Gale, III	NA	NA	NA	NA
	NA	NA	NA	NA
C. Matthew Lusco	NA	NA	NA	NA
	SERP	4	1,102,519	—
(1)	The Retirement Plan (a tax-qualified pension plan) caps the number of years of participant service for purposes of benefit accrual at 30 years. The SERP (a nonqualified plan) caps participant service at 35 years. Mr. Owen and Mr. Lusco do not participate in the qualified pension plan and Mr. Gale does not participate in the qualified or nonqualified pension plans of the Company.

(2)	In 2009, future benefit accruals under the Retirement Plan and SERP were suspended for all participants. Even during the suspension, participants continued to earn service toward vesting and eligibility for early retirement benefits. Effective January 1, 2010, benefit accruals were restarted for Retirement Plan and SERP participants.

The present value of the accumulated Retirement Plan benefits reflects the present value as of December 31, 2014, and was determined using a 4.2 percent discount rate for the qualified plan and the MRP-2007 employee and retiree mortality tables for males and females, no collar with generational projection based on scale MSS-2007. The present value of the accumulated SERP benefits reflects the present value as of December 31, 2014, and was determined using a 3.75 percent discount rate, (4.00 percent to calculate expected lump sum distribution) and the 2015 Pension Protection Act lump sum mortality table. For purposes of the present value calculation, no pre-retirement mortality was assumed and the payment date was assumed to be the earliest unreduced retirement date under the Plan. The payment age of 62 (life only) was assumed for the Retirement Plan and the payment age was assumed to be age 60 for the SERP for Mr. Hall and Mr. Owen and age 62 for Mr. Turner and Mr. Lusco.

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Nonqualified Deferred Compensation

Regions maintains the following nonqualified deferred compensation plans in which our NEOs participate.

Regions Financial Corporation Supplemental 401(k) Plan. Regions sponsors an excess contribution plan for certain executives and other 401(k) Plan participants whose compensation exceeds the annual tax code limit on compensation that can be taken into account for purposes of contributions to the 401(k) Plan. Under this Plan, participants may continue to make contributions on a nonqualified basis. In 2014, Regions contributed up to 4 percent of base and incentive compensation, provided the executive had elected a deferral rate on his or her base or annual incentive compensation of at least 4 percent for the year. All of the NEOs participated in the Supplemental 401(k) Plan during 2014. Mr. Gale is also eligible for a nonqualified 2 percent non-elective Company contribution.

The following table sets forth the NEOs’ contributions, Regions’ contributions and the aggregate earnings, withdrawals and balances during 2014 under the nonqualified deferred compensation plans maintained by Regions:

		Nonqualified Deferred Compensation
Name		Executive Contributions in 2014 ($) (1)	Company Contributions in 2014 ($) (2)	Aggregate Earnings in 2014 ($) (3)	Aggregate Withdrawals / Distributions	Aggregate Balance at December 31, 2014 ($) (4)
O. B. Grayson Hall, Jr.	Supplemental 401(k)	150,003	138,154	104,610	—	2,461,283
David J. Turner, Jr.	Supplemental 401(k)	73,806	59,662	37,580	—	662,546
John B. Owen	Supplemental 401(k)	133,007	61,935	41,211	—	788,906
Fournier J. Gale, III	Supplemental 401(k)	47,511	71,853	3,658	—	214,384
C. Matthew Lusco	Supplemental 401(k)	46,927	55,582	9,611	—	209,888
(1)	This column represents amounts deferred from the applicable NEO’s base salary and annual bonus (if applicable) and are reported in the “Salary” and “Non-Equity Incentive Plan Compensation” (if applicable) columns of the Summary Compensation Table.

(2)	This column includes Company contributions under the Supplemental 401(k) Plan plus the 2 percent non-elective contribution for Mr. Gale. These amounts are also reflected in the “All Other Compensation” column of the Summary Compensation Table.

(3)	This column includes earnings/losses from the Supplemental 401(k) Plan.

(4)	The December 31, 2014, balances do not include true-up Company contributions that were made in early 2015 based on executive deferral elections from 2014 pay. These contributions are included, however, in the column “Company Contributions in 2014.” The aggregate balance at December 31, 2014, includes the balance in the Supplemental 401(k) Plan.

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Potential Payments by Regions Upon Termination or Change-in-Control

Regions maintains certain arrangements, plans and programs under which our NEOs would be eligible to receive severance payments and other benefits upon termination of employment or a change-in-control of Regions.

Change-in-Control Agreements. All of our NEOs hold a change-in-control agreement. Under the change-in-control agreements, certain severance benefits are due if, during the two-year period following a change-in-control, Regions terminates employment without “cause” or the NEO terminates employment with “good reason.”

For Mr. Hall, Mr. Owen and Mr. Gale, if Regions terminates their employment other than for “cause,” or if they resign for “good reason” during the two-year period, they are entitled to receive accrued compensation and benefits, plus severance in an amount equal to three times base salary and average annual bonus during the three years prior to the year in which the change-in-control occurred and benefit continuation for three years following termination. Mr. Turner and Mr. Lusco are covered by a similar change-in-control agreement, but their severance multiple is equal to two times and their benefit continuation period is two years following termination. If a NEO’s employment is terminated by Regions for “cause,” or by reason of death, disability or resignation other than for “good reason” during the two-year period, Regions’ liability is limited to accrued but unpaid compensation and benefits.

If any payment under the change-in-control agreement causes an NEO, with the exception of Mr. Gale and Mr. Lusco, to become subject to the excise tax imposed under Section 4999 of the IRC, then Regions would also make an additional payment covering the excise tax, any income tax on the excise tax payment and any penalty and interest. However, if the payments and benefits provided following a change-in-control do not exceed 110 percent of the greatest amount that could be paid without triggering the excise tax (the “Safe Harbor Amount”), then those payments and benefits will be reduced to that amount. Mr. Gale’s and Mr. Lusco’ s agreements stipulate that in the event they would be subject to the excise tax, amounts payable to them (under their change-in-control agreements or otherwise) would be reduced to the Safe Harbor Amount if that reduction would result in them receiving a greater after tax amount.

Equity-Based Award Plans. Under the terms of the 2010 Long Term Incentive Plan, equity-based awards generally vest at retirement, death, disability and if employment is terminated without “cause” or for “good reason” within the 24-month period following a change-in-control.

Under the terms of performance-based equity grant award agreements, the performance period lapses at death and release/payment is equal to the target performance value. At retirement and disability, the award continues to vest on schedule and is released/paid subject to performance at the end of the performance period. For involuntary termination without “cause,” the award continues to vest on schedule and is released/paid subject to performance at the end of the performance period and is prorated for the portion of the performance period between the grant date and the date employment terminated. Upon the occurrence of a change-in-control, the award is fixed at the target value and releases/pays at the end of the original service vesting period assuming employment continues. If upon the occurrence of a change-in-control, employment is terminated within a 24-month period following the change-in-control, vesting and release/payment are immediate.

Pension and Deferred Compensation Plans. As described previously in the CD&A and under the Pension Benefits and Nonqualified Deferred Compensation sections, Regions maintains a number of tax-qualified and nonqualified retirement and deferred compensation plans under which certain associates, including certain of the NEOs, may receive benefits upon retirement or other terminations of employment. Upon termination of employment for any reason, each NEO would be entitled to receive the amounts set forth under the “Aggregate Balance at December 31, 2014” column of the Nonqualified Deferred Compensation table on page 75 as well as the full value of the pension benefit in the “Present Value of Accumulated Benefit” column of the Pension Benefits table on page 74 of this proxy statement. If Mr. Hall leaves the Company prior to being fully vested in his targeted benefit, he is not eligible for the portion that is an enhancement as a result of a change-in-control.

Welfare and Other Insurance Benefits. Regions sponsors a number of broad-based health, life and disability benefit programs for its associates, in which NEOs also participate, such as short and long-term disability coverage and group term life insurance coverage.

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COMPENSATION OF EXECUTIVE OFFICERS

The following table quantifies certain amounts that would be payable to NEOs upon various types of separation circumstances and that are described previously. The table also quantifies certain additional payments and benefits not described previously that are payable on certain terminations of employment. The amounts reflected in the table assume a December 31, 2014 termination of employment:

Name	Voluntary ($)	Involuntary Without Cause ($)	Early Retirement ($)	For Cause ($)	Following a Change-in- Control (without Cause or for Good Reason) ($) (8)	Death ($) (9)	Disability ($)
O. B. Grayson Hall, Jr. (1)
Compensation:
Cash Severance	—	—	—	—	7,500,000	—	—
Long Term Incentive
Restricted Stock/Units (2)	4,470,344	4,470,344	4,470,344	—	8,442,065	8,442,065	7,023,857
Performance Stock Units (2)	—	—	—	—	6,767,189	6,767,189	—
Performance Cash	—	—	—	—	5,137,500	5,137,500	—
Perquisites:
Financial Planning (3)	29,310	29,310	29,310	—	29,310	29,310	29,310
Outplacement (4)	—	—	—	—	60,000	—	—
280G Tax Gross-up (5)	—	—	—	—	13,016,844	—	—
Benefits:
Value of Continued Welfare Benefits (6)	—	—	—	—	27,308	—	—
Value of Additional Retirement Benefits (7)	—	—	—	—	7,508,312	—	—

Total:	4,499,654	4,499,654	4,499,654	—	48,488,528	20,376,064	7,053,167
David J. Turner, Jr.
Compensation:
Cash Severance	—	—	—	—	2,654,400	—	—
Long Term Incentive
Restricted Stock/Units (2)	—	677,450	—	—	2,194,115	2,194,115	1,867,464
Performance Stock Units (2)	—	—	—	—	1,565,843	1,565,843	—
Performance Cash	—	—	—	—	1,191,666	1,191,666	—
Perquisites:
Financial Planning (3)	—	29,310	NA	—	29,310	29,310	29,310
Outplacement (4)	—	—	—	—	60,000	—	—
280G Tax Gross-up (5)	—	—	—	—	3,159,776	—	—
Benefits:
Value of Continued Welfare Benefits (6)	—	—	—	—	18,096	—	—
Value of Additional Retirement Benefits (7)	—	—	—	—	832,557	—	—

Total:	—	706,760	NA	—	11,705,763	4,980,934	1,896,774
John B. Owen
Compensation:
Cash Severance	—	—	—	—	4,076,100	—	—
Long Term Incentive
Restricted Stock/Units (2)	—	677,450	—	—	1,907,717	1,907,717	1,581,066
Performance Stock Units (2)	—	—	—	—	1,565,843	1,565,843	—
Performance Cash	—	—	—	—	1,191,666	1,191,666	—
Perquisites:
Financial Planning (3)	—	29,310	NA	—	29,310	29,310	29,310
Outplacement (4)	—	—	—	—	60,000	—	—
280G Tax Gross-up (5)	—	—	—	—	7,822,886	—	—
Benefits:
Value of Continued Welfare Benefits (6)	—	—	—	—	27,308	—	—
Value of Additional Retirement Benefits (7)	—	—	—	—	7,386,302	—	—

Total:	—	706,760	NA	—	24,067,132	4,694,536	1,610,376

  ï  2015 Proxy Statement    77

COMPENSATION OF EXECUTIVE OFFICERS

Name	Voluntary ($)	Involuntary Without Cause ($)	Early Retirement ($)	For Cause ($)	Following a Change-in- Control (without Cause or for Good Reason) ($) (8)	Death ($) (9)	Disability ($)
Fournier J. Gale, III (1)
Compensation:
Cash Severance	—	—	—	—	3,395,622	—	—
Long Term Incentive
Restricted Stock/Units (2)	776,143	776,143	776,143	—	1,021,131	1,021,131	776,143
Performance Stock Units (2)	—	—	—	—	1,174,379	1,174,379	—
Performance Cash	—	—	—	—	893,750	893,750	—
Perquisites:
Financial Planning (3)	29,310	29,310	29,310	—	29,310	29,310	29,310
Outplacement (4)	—	—	—	—	60,000	—	—
Benefits:
Value of Continued Welfare Benefits (6)	—	—	—	—	20,601	—	—
Value of Additional Retirement Benefits (7)	—	—	—	—	—	—	—

Total:	805,453	805,453	805,453	—	6,594,793	3,118,570	805,453
C. Matthew Lusco
Compensation:
Cash Severance	—	—	—	—	2,225,429	—	—
Long Term Incentive
Restricted Stock/Units (2)	—	508,086	—	—	1,021,131	1,021,131	776,143
Performance Stock Units (2)	—	—	—	—	1,174,379	1,174,379	—
Performance Cash	—	—	—	—	893,750	893,750	—
Perquisites:
Financial Planning (3)	—	29,310	NA	—	29,310	29,310	29,310
Outplacement (4)					60,000
Benefits:					—	—
Value of Continued Welfare Benefits (6)	—	—	—	—	18,079	—
Value of Additional Retirement Benefits (7)	—	—	—	—	1,932,966	—	—

Total:	—	537,396	—	—	7,355,044	3,118,570	805,453
(1)	Mr. Hall is eligible for early retirement and Mr. Gale is eligible for normal retirement. For purposes of the various termination columns in the table, with the exception of the “For Cause” column, they were assumed to have taken early/normal retirement and therefore are entitled to receive the benefits shown.

(2)	Based on a fair market value of Regions common stock of $10.56 per share on December 31, 2014.

(3)	The service agreement with Regions’ financial planning provider allows for continuation of service for two years following termination due to retirement, death, disability, change-in-control and involuntary termination without cause.

(4)	The change-in-control agreement provides for reasonable outplacement services for up to two years based on a termination date of December 31, 2014.

(5)	280G tax gross-up represents the amount of the excise tax and related gross-up for excise taxes levied under Section 4999 of the IRC on payment and benefits following a change-in-control (otherwise referred to as “excess parachute payments” under Section 280G of the IRC).

(6)	The change-in-control agreement provides for continuation of medical and dental coverage equal to what is provided in accordance with Regions’ employee benefit plans for a period of three years for Mr. Hall, Mr. Owen and Mr. Gale and for a period of two years for Mr. Turner and Mr. Lusco.

(7)	Mr. Hall, Mr. Turner, Mr. Owen and Mr. Lusco participate in the Retirement Plan and/or the SERP. The change-in-control agreement provides for additional years credit for age and service under the Retirement Plan and the SERP that the NEO would have accrued had they remained employed through the second anniversary of the change-in-control. In addition, Mr. Hall and Mr. Owen are each eligible for the alternative target benefit under the SERP, which would normally require the executive to reach age 60 and have a minimum of 10 years of service. Mr. Lusco is eligible for the regular SERP, which would normally require service to age 62. Under the SERP, in the event of an involuntary termination of employment without cause (or termination for good reason) within 24-months following a change-in-control, unvested benefits become fully vested. Because these benefits are already accrued, they are reflected in the Pension Benefits table on page 74 and do not represent additional expense to the Company. The following chart details the value of the benefit attributable to the additional years of age and service as well as the amounts already accrued that will vest upon involuntary termination of employment without cause (or termination with good reason) within 24-months of a change-in-control:

	Value for Targeted/Regular Years of Age and Service Credit	Value for Vesting in Targeted/Regular Benefit	Total Additional Value
	($)	($)	($)
O. B. Grayson Hall, Jr.	2,949,429	4,558,883	7,508,312
David J. Turner, Jr.	832,557	NA	832,557
John B. Owen	2,096,892	5,289,410	7,386,302
Fournier J. Gale, III	NA	NA	NA
C. Matthew Lusco	744,917	1,188,049	1,932,966

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COMPENSATION OF EXECUTIVE OFFICERS

(8)	The following chart summarizes the meaning of “cause,” “good reason/without cause” and “change-in-control” under the change-in-control agreements of the NEOs:

“cause”	(i) willful and continued failure to substantially perform reasonably assigned duties, (ii) breach of fiduciary duty involving personal profit or commission of a felony or a crime involving fraud or moral turpitude, material breach of the agreement, (iii) engaging in illegal conduct or gross misconduct that materially injures Regions, (iv) failure to materially cooperate with an investigation authorized by the Board, a regulatory body, or a governmental department or agency, or (v) disqualification or bar by any governmental or regulatory authority from carrying out duties and responsibilities, or loss of any required licenses.
“good reason” and “without cause”	(i) an adverse change in responsibilities as in effect immediately before the change-in-control, (ii) a material diminution in the budget over which the executive has control, (iii) a material breach of the compensation provisions of the agreement or (iv) requiring the executive to move his principal place of work by more than 50 miles.
“change-in-control”	(i) an acquisition of 20 percent or more of the combined voting power of Regions voting securities, (ii) a change in a majority of the members of the Board, (iii) the consummation of a merger (unless voting securities of Regions outstanding immediately prior to the merger continued to represent at least 55 percent of the combined voting power of the voting securities of the surviving company outstanding immediately after such merger), or (iv) stockholder approval of a complete liquidation or dissolution of Regions.

(9)	Death would result in vesting in the enhanced portion of the benefit for Mr. Hall, Mr. Owen and Mr. Lusco as is displayed in the chart in footnote (7) above.

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PROPOSAL 4 — APPROVAL OF THE REGIONS FINANCIAL CORPORATION 2015 LONG TERM INCENTIVE PLAN

PROPOSAL 4 — APPROVAL OF THE REGIONS FINANCIAL CORPORATION 2015 LONG TERM INCENTIVE PLAN

What am I voting on?

You are voting on a proposal to approve the new Regions Financial Corporation 2015 Long Term Incentive Plan (the “2015 Plan”). In order to provide a sufficient pool of shares of common stock for Regions to continue using equity awards in its compensation program, Regions proposes the adoption of the 2015 Plan, subject to the approval of our stockholders. The 2015 Plan will be effective on April 23, 2015, if it is approved by the stockholders of the Company at the 2015 annual meeting (the “Effective Date”). If the 2015 Plan is not approved by our stockholders, the Effective Date will not occur and no awards will be made under the 2015 Plan.

This proposal gives you as a stockholder the opportunity to vote for or against the following resolution:

“RESOLVED, that the stockholders of Regions Financial Corporation (the ‘Company’) approve the Regions Financial Corporation 2015 Long Term Incentive Plan, as disclosed in Appendix B to the Company’s 2015 Proxy Statement.”

The 2015 Plan will apply only to awards granted on or after the Effective Date and will replace the Regions Financial Corporation 2010 Long Term Incentive Plan (the “2010 Plan”) for all awards granted on or after the Effective Date. The terms and conditions of awards granted under the 2010 Plan prior to the Effective Date will not be affected by the adoption or approval of the 2015 Plan, and the 2010 Plan will remain effective with respect to such awards. No new grants will be made under the 2010 Plan after the Effective Date and the remaining shares of common stock authorized for grant under the 2010 Plan but not yet granted will be cancelled effective as of stockholder approval of the 2015 Plan. If stockholders do not approve the 2015 Plan, it will not be implemented and any future awards will be made from the 2010 Plan. However, Regions’ ability to grant awards under the 2010 Plan will be limited and could interfere with the Company’s ability to attract, motivate or retain associates and Directors.

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative “FOR” vote of a majority of the votes cast. Abstentions have the same effect as a vote cast “Against” this proposal. Broker non-votes have no effect on the voting results for this proposal.

What does the Board recommend?

The Board unanimously recommends that you vote “FOR” approval of the 2015 Plan.

What is the purpose of the 2015 Plan?

The purpose of the 2015 Plan is to align associates’ and Directors’ interests with the long-term interests of stockholders through the grant of equity-based awards and to grant awards designed to comply with Section 162(m) of the Internal Revenue Code. Regions recognizes that its ultimate success is measured by the financial well-being of its stockholders. Accordingly, one of the central principles of Regions’ executive compensation program is tying compensation to Company performance. The Company believes that granting awards in the form of stock-based incentives and incentives that are related to the achievement of performance goals motivates associates and Directors to achieve certain strategic objectives that increase stockholder value.

Does the 2015 Plan reflect best practices?

The 2015 Plan includes several features designed to protect stockholder interests and appropriately reflect our compensation philosophy and developments in our compensation practices in recent years, including: no stock option or stock appreciation right grants with an exercise or reference price below 100 percent of fair market value; no “evergreen” provision; double trigger change-in-control provisions; no repricing of underwater stock options or stock appreciation rights; no dividends or dividend equivalents paid on performance awards unless goals are satisfied; annual limit on awards to Directors; and clawback of certain awards in accordance with Regions’ clawback policy.

What are the features of the 2015 Plan?

The 2015 Plan was designed after taking into consideration Regions’ regulatory environment, competitive pay practices, investor perspectives toward equity compensation and plan cost.

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PROPOSAL 4 — APPROVAL OF THE REGIONS FINANCIAL CORPORATION 2015 LONG TERM INCENTIVE PLAN

The following is a summary of the material terms of the 2015 Plan. It is qualified in its entirety by reference to the terms of the 2015 Plan, a copy of which is attached to this proxy statement as Appendix B.

Number of Shares Available for Awards

If stockholders approve the 2015 Plan, the number of shares of Regions common stock available for issuance under the 2015 Plan will be 60 million shares, minus one share for every share subject to awards granted after December 31, 2014 under the 2010 Plan, plus shares subject to an outstanding award under the 2010 Plan that for any reason are cancelled, terminate, lapse, expire, are forfeited, become unexercisable for any other reason or are settled for cash (in whole or in part), plus any shares with respect to which the Company becomes obligated to make awards through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity. The closing market price of the common stock of the Company as reported by the NYSE was $9.70 per share on March 5, 2015. Shares of Regions common stock that may be awarded may consist, in whole or in part, of authorized and unissued shares or treasury shares.

In determining the number of shares available for issuance under the 2015 Plan, the Compensation Committee worked closely with its independent compensation consultant and considered the number of shares that remain available for issuance under the 2010 Plan, historical equity grant practices and expected dilution to stockholders. If stockholders approve the 2015 Plan, any shares that remain available for grant under the 2010 Plan will be cancelled and no longer available for issuance. However, awards that are outstanding under the 2010 Plan will continue to be governed by the terms of the 2010 Plan and the applicable award agreements.

The Compensation Committee also sought to strike a balance between limiting dilution to stockholders and sufficiently aligning associates’ and Directors’ interests with the long-term interests of stockholders. Accordingly, the Compensation Committee reviewed historic share usage, also known as the “burn rate,” as well as “overhang” as compared to our competitors.

“Burn rate” reflects the percentage of common stock outstanding that is granted in the form of equity-based compensation in a given year. On a quarterly basis, the Compensation Committee reviews the rate at which Regions uses shares available under its equity compensation plans to ensure its burn rate is in line with our competitors. Regions’ average burn rate under the 2010 Plan for the past three years was 0.48 percent, which is considered favorably as a low burn rate.

Year	Rate
2012	0.61%
2013	0.46%
2014	0.39%
Average	0.48%

“Overhang” measures the total shares allocated for compensatory purposes as a percentage of total common stock outstanding. Again, on a quarterly basis, the Compensation Committee reviews overhang to assess the potential dilution to stockholders as a result of Regions use of equity to compensate associates and Directors. If the 2015 Plan is approved by stockholders, the potential “overhang” is estimated to be approximately 7 percent, which is considered reasonable in the financial services industry.

Plan Features that Promote Sound Corporate Governance

The 2015 Plan includes many features that are consistent with sound corporate governance practices.

•	No Discounted Stock Options or Stock Appreciation Rights (“SARs”): The 2015 Plan prohibits the grant of a stock option or SAR with an exercise price less than the fair market value of Regions common stock on the date of grant.

•	No Re-Pricing of Stock Options or SARs: The 2015 Plan prohibits the re-pricing of stock options or SARs either by reducing the exercise or reference price or by substituting or exchanging a new option or SAR at a lower price. The only exception is for exercise price adjustments to reflect mergers, changes in control, stock splits or other changes in capitalization.

•	Vesting: Under the 2015 Plan, options and SARs that are conditioned only on future employment (rather than the attainment of performance goals) must be subject to at least a one-year vesting period after the date of grant. The only exception applies in cases of death, disability and certain terminations of employment within 24 months following a change-in-control.

•	Shares Not Available for Reissuance: The 2015 Plan limits the circumstances under which a share that is subject to an award but not ultimately delivered to the award recipient may become available for reissuance under a new award. The following shares of common stock will not become available for reissuance under the 2015 Plan: (1) stock withheld or tendered as full or partial payment upon exercise of a stock option; (2) stock reserved for issuance upon grant of SARs, to the extent the number of reserved shares exceeds the number of shares issued upon exercise of the SARs; and (3) stock withheld or remitted to satisfy withholding obligations upon exercise of a stock option or SAR or any other payment or issuance of shares.

  ï   2015 Proxy Statement    81

PROPOSAL 4 — APPROVAL OF THE REGIONS FINANCIAL CORPORATION 2015 LONG TERM INCENTIVE PLAN

•	Dividends and Dividend Equivalent Rights on Restricted Stock, Restricted Stock Units (“RSUs”) and Performance Awards: The 2015 Plan provides that to the extent an award of restricted stock or RSUs or an award that is subject to attainment of performance goals entitles the award recipient to dividends or dividend equivalent rights, those dividends or dividend equivalents, as applicable, only become payable if the award vests and is paid. If the restricted stock, RSU or performance award is forfeited without vesting, the applicable dividends or dividend equivalent rights also are forfeited. Dividend equivalents are not granted in conjunction with the grant of stock options or SARs.

•	Clawback Policy: Certain awards granted under the 2015 Plan may be forfeited, reduced or repaid to the Company upon the occurrence of specified events after the awards have been deemed earned, distributed or paid to the award recipient, in accordance with Regions’ clawback policy.

•	Annual Limit on Awards to Non-Employee Directors: The 2015 Plan establishes a $500,000 annual limit on the amount of awards that may be granted to a non-employee Director in a calendar year, which is based on the aggregate fair market value of stock-based awards, determined as of the date of grant.

•	Double Trigger Vesting Following a Change-in-Control: Awards under the 2015 Plan generally become fully vested if there is a “change-in-control” of Regions (as defined in the 2015 Plan) and the award recipient terminates for “good reason” (as defined in the 2015 Plan) or is terminated by Regions without “cause” (as defined in the 2015 Plan) within 24 months following the change-in-control. To the extent an award is subject to performance-based vesting, the performance goals will be deemed to have been earned based on the greater of targeted performance and actual performance attained as of the effective date of the change-in-control and the awards will remain subject to time-based vesting for the remainder of the applicable performance period (subject to accelerated vesting as described above). The Compensation Committee also may determine that all outstanding awards will be cancelled upon a change-in-control, and the value of those awards, as determined by the Compensation Committee in accordance with the terms of the 2015 Plan and the applicable award agreement, will be paid in cash, shares of common stock or other property within a reasonable time subsequent to the change-in-control. Further, in the event of a change-in-control of Regions, the Compensation Committee may, in its sole discretion, terminate stock options and SARs for which the exercise price or reference price is equal to or exceeds the per share value of the consideration to be paid in the change-in-control transaction without payment of consideration.

Eligibility

Associates and non-employee Directors of Regions and its subsidiaries and affiliates are eligible to receive awards under the 2015 Plan. As of December 31, 2014, there were approximately 23,723 associates and 12 non-employee Directors of the Company and its subsidiaries and affiliates. The Compensation Committee selects individuals to whom awards are granted and determines the type and number of awards. Certain consultants also are eligible to receive awards under the 2015 Plan; however, the Compensation Committee does not typically grant awards to consultants.

Types of Awards

The 2015 Plan provides that awards may be granted in any one or a combination of the following forms:

•	Stock Options: The 2015 Plan authorizes the granting of two types of stock options to purchase Regions common stock: incentive stock options (“ISOs”) and non-qualified stock options (“NQSOs”). ISOs may be granted only to associates and provide for special tax treatment (as described below) in accordance with Section 422 of the Internal Revenue Code.

No stock options may be granted under the 2015 Plan after the tenth anniversary of the Effective Date, expected to be April 23, 2025. The option price per share of an ISO or an NQSO will not be less than 100 percent of the fair market value of the common stock on the date of grant. Options may be exercised by payment in cash, or in the discretion of the Compensation Committee, by delivery of shares having a market value equal to the option price, or in any combination of cash and shares. An option may be exercised only subject to such terms as the Compensation Committee may impose at the time the option is granted. In general, an option will be subject to a minimum vesting period of one year and will terminate not later than ten years after the date of grant.

•

SARs: SARs may be granted under the 2015 Plan in connection with all or any part of NQSOs or independent of stock options. SARs permit the recipient to receive from the Company an amount determinable in relation to any increase in fair market value of the Company’s common stock over the SAR’s reference price. The reference price per share of SARs will not be less than 100 percent of the fair market value of the common stock on the date of grant. The amount payable upon exercise of a SAR for each share covered by the exercise is equal to the difference between the exercise price and the fair market value of the share on the date of exercise. The Compensation Committee has the discretion to establish the terms of a SAR at the time of grant, including the method of exercise, method of settlement, form of consideration payable in settlement and any other terms and conditions of the award. Any SAR and its terms and conditions must be evidenced by an award agreement between Regions and the recipient. The aggregate amount due on exercise of a SAR may be paid wholly or partly in cash or in common stock, at the discretion of the

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PROPOSAL 4 — APPROVAL OF THE REGIONS FINANCIAL CORPORATION 2015 LONG TERM INCENTIVE PLAN

Compensation Committee. In general, a SAR will be subject to a minimum vesting period of one year and will terminate not later than ten years after the date of the grant.

•	Restricted Stock: A restricted stock award under the 2015 Plan consists generally of a grant of the Company’s common stock to the recipient subject to conditions determined by the Compensation Committee. The terms determinable by the Compensation Committee in each restricted stock award include the number of shares, the price, if any, to be paid by the recipient, the time within which the award may be subject to forfeiture, the nature of the restrictions, including performance criteria, if any, and the circumstances upon which restrictions will lapse. The recipient of restricted stock may not sell or transfer such shares during the restriction period, and the certificates representing such shares remain in the custody of the Company until the conditions of restriction are satisfied. Upon lapse or removal of the restrictions, the recipient will have unrestricted ownership of the covered shares.

•	RSUs: An RSU is a right to receive a share of Regions common stock, or cash equal to the fair market value of a share, at a designated date or in defined circumstances, which may be the date when the RSU becomes vested or a later date, or the occurrence of a specified event such as termination of employment. The right to receive the share under an RSU is typically conditioned on continued employment or achievement of performance goals.

•	Performance Shares, Performance Share Units and Performance Units: The 2015 Plan provides for the grant of awards in the form of performance shares or performance share units and performance units. The Compensation Committee selects recipients of performance share and performance unit awards and establishes performance objectives, the performance period and the amount and form of the award, which may consist of stock or cash. A performance goal may be established as it relates to the individual recipient, for the Company alone or on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company. Performance awards may also be payable when performance is measured on an absolute or relative basis, as compared to one or more peer companies, or one or more market, sector or business indices, or when the recipient meets or exceeds an objective criterion established by the Committee. At the end of the performance period, the Compensation Committee certifies the extent to which the performance objectives have been satisfied and determines the level of payout of each award. See the section that follows entitled Description of Section 162(m) of the Internal Revenue Code Performance Criteria for a list of the performance criteria applicable to performance awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.

•	Other Stock-Based Awards: The 2015 Plan also grants discretion to the Compensation Committee to make stock-based awards in other forms and to establish the terms and conditions of the award at the time of grant. In general, any other form of stock-based award under the 2015 Plan will be payable in, valued in whole or in part by reference to, or be otherwise based on or related to common stock of the Company. Any such award must be determined by the Compensation Committee to be consistent with the purposes of the 2015 Plan.

Award Limits

The following limits apply to grants of awards under the 2015 Plan:

•	Limit on Grants of Options and SARs: The maximum number of shares of common stock with respect to which stock options and SARs may be granted to any associate during any one calendar year is 950,000 shares. The maximum number of shares of common stock with respect to which ISOs may be granted under the 2015 Plan is 30 million. These limits are subject to adjustment for stock splits and other capital changes.

•	Limit on Grants of Stock-Based Performance Awards: The maximum number of shares of common stock with respect to which any stock-based awards that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (other than stock options, SARs and cash-based performance units) that may be granted in any one calendar year to any associate is 950,000 shares. This limit is subject to adjustment for stock splits and other capital changes.

•	Limit on Grants of Cash-Based Performance Awards: The maximum payment under any performance award denominated in cash that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code that may be granted during any 12-month period to any recipient is $4,000,000 for each calendar year period contained in the performance period for that award.

•	Limit on Grants to Non-Employee Directors: A non-employee Director may not be granted awards under the 2015 Plan in one calendar year valued at more than $500,000 determined as of the date of grant based on the aggregate fair market value of stock-based awards.

Administration

The 2015 Plan is administered by the Compensation Committee, which is composed of non-employee Directors who are independent within the meaning of the NYSE listing standards and who are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code. The Board may, without further approval of the stockholders, suspend, terminate, or amend the 2015 Plan. However, no such action may be taken without stockholder approval if it would (a) increase the total number of shares of common stock that may be issued under the 2015 Plan, (b) increase the benefits accruing to a recipient under an outstanding award, (c) change the

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PROPOSAL 4 — APPROVAL OF THE REGIONS FINANCIAL CORPORATION 2015 LONG TERM INCENTIVE PLAN

requirements for eligibility to receive awards under the 2015 Plan, (d) amend the 2015 Plan to allow for repricing of stock options or SARs, or (e) make any other change for which stockholder approval is required under any applicable law, regulation or exchange requirement. Also, no action may generally be taken without a recipient’s consent, if it would materially impair any then outstanding award.

Description of Section 162(m) of the Internal Revenue Code Performance Criteria

Awards under the 2015 Plan may be granted subject to the satisfaction or performance objectives, and, if designated by the Compensation Committee at the time of grant, as awards intended to comply with the requirements of Section 162(m) of Internal Revenue Code applicable to “performance-based compensation.” See the section that follows entitled Limitation on Corporate Tax Deductions for Covered Employees’ Compensation for a general summary of the key provisions of Section 162(m) of the Internal Revenue Code. For performance-based awards intended to satisfy the performance-based compensation requirements, the performance goal or goals must be based on one or more of the following performance criteria: earnings per share, net earnings, operating earnings, unit volume, market share, balance sheet measurements, revenue, economic profit, cash flow, cash return on assets, stockholder return, return on equity and return on capital. A performance goal may be established as it relates to the individual recipient, for the Company alone or on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company. Performance awards also may be payable when performance, as measured by one or more of the above performance criteria, is measured on an absolute or relative basis, as compared to one or more peer companies, or one or more market, sector or business indices, or when the recipient meets or exceeds an objective criterion established by the Committee. Performance awards that are intended to satisfy the requirements for deductibility under Section 162(m) of the Internal Revenue Code may not be adjusted upward. The Compensation Committee has the discretion to adjust such performance awards downward, on either a formula or discretionary basis or both a formula and discretionary basis.

Dividend Equivalent Rights

As described above, the 2015 Plan permits the grant of dividend equivalents on awards, other than awards of stock options and SARs. Generally, a dividend equivalent entitles the recipient to receive an amount equal to the cash dividends declared on Regions common stock over a specified period. The Compensation Committee has the discretion to set the terms and conditions of a dividend equivalent award at the time of grant, including the number of shares referable to the award, the time period, the form of consideration in which an award is to be settled and the method of settlement.

What are the federal income tax consequences of participating in the 2015 Plan?

The following description of the tax consequences of awards under the 2015 Plan is based on federal income tax laws currently in effect and does not purport to be a complete description of the federal income tax consequences, nor does it address foreign, state, or local tax consequences. Tax laws governing awards are complex and subject to frequent changes, and award recipients are strongly encouraged to consult with a tax advisor regarding the taxation of awards granted under the 2015 Plan.

Stock Options. There are no federal income tax consequences either to the option holder or Regions upon the grant of an ISO or a NQSO. If shares are purchased under an ISO (an ISO is exercised) during employment or within three months thereafter, the option holder will not recognize any income and Regions will not be entitled to a deduction in respect of the option exercise. However, the excess of the fair market value of the shares on the date of exercise over the purchase price of the shares under the option will be includible in the option holder’s alternative minimum taxable income if the option holder does not dispose of the shares in the same calendar year in which the option holder acquired the shares under the ISO, which may give rise to alternative minimum tax liability for the option holder. Generally, if the option holder disposes of shares purchased under an ISO within two years of the date of grant or one year of the date of exercise, the option holder will recognize ordinary income, and Regions will be entitled to a deduction, equal to the excess of the fair market value of the shares on the date of exercise over the purchase price of such shares (but not more than the actual gain realized by the option holder on the disposition of the shares). The current position of the Internal Revenue Service is that income tax withholding and FICA and FUTA taxes do not apply upon the exercise of an ISO or upon any subsequent disposition, including a disqualifying disposition, of shares acquired pursuant to the exercise of the ISO. Any gain after the date on which the option holder purchased the shares will be treated as capital gain to the option holder and will not be deductible by Regions. If the shares are disposed of after the two year and one year periods mentioned above, Regions will not be entitled to any deduction, and the entire gain or loss realized by the option holder will be treated as capital gain or loss.

When shares are purchased under a NQSO, the excess of the fair market value of the shares on the date of purchase over the purchase price of such shares under the option will generally be taxable to the option holder as ordinary income and deductible by Regions. The disposition of shares purchased under a NQSO generally will result in a capital gain or loss for the option holder but will have no tax consequences for Regions.

SARs, Performance Share, Performance Unit, RSU and Other Awards. There are no federal income tax consequences either to the recipient or Regions upon the grant of SARs, performance share units, performance units, RSUs and other awards. If and when money is paid or shares of stock are issued pursuant to the exercise of a SAR or pursuant to a performance share unit, performance unit, RSU

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PROPOSAL 4 — APPROVAL OF THE REGIONS FINANCIAL CORPORATION 2015 LONG TERM INCENTIVE PLAN

or other award, the recipient generally will recognize ordinary income, and Regions generally will be entitled to a tax deduction equal to the fair market value of the shares on the date on which the shares are issued (or the amount of cash received if the award is settled in cash) less any amount paid for them by the recipient or netted out to reflect the reference price for SARs.

Restricted Stock and Performance Share Awards. The recipient of a restricted stock or performance share award will not recognize taxable income at the time the restricted stock or performance shares are issued unless the recipient makes a special election in accordance with Section 83(b) of the Internal Revenue Code to be taxed (at ordinary income rates) on the fair market value of the shares at that time, in which case Regions would be entitled to a deduction at the same time equal to the amount of income recognized by the recipient but would not be entitled to deduct any dividends thereafter paid on the shares. Absent such an election, the recipient of a restricted stock or performance share award will not recognize taxable income until the shares become transferable or cease to be subject to a substantial risk of forfeiture, at which time the recipient will recognize ordinary income, and Regions generally will be entitled to a corresponding deduction equal to the excess of the fair market value of the shares at that time over the amount (if any) paid by the recipient for the shares. Dividends paid to the recipient on the restricted shares prior to that time will be ordinary compensation income to the recipient and deductible by Regions.

Limitation on Corporate Tax Deductions for Covered Employees’ Compensation. Under Section 162(m) of the Internal Revenue Code, the amount that Regions may deduct on its federal income tax returns for compensation paid to the chief executive officer and its three other highest paid executive officers other than the chief executive officer and the chief financial officer (“covered employees”) in any taxable year is limited to $1,000,000 per individual. However, compensation that qualifies as “performance-based compensation” is not subject to the $1,000,000 deduction limit. “Performance-based compensation” is defined as (i) compensation that is payable on account of the attainment of one or more pre-established, objective performance goals, (ii) the performance goals are determined by a compensation committee of the board of directors, which consists of two or more outside directors, (iii) the material terms of the plan under which the compensation is to be paid are disclosed to stockholders and approved by a majority vote in a separate stockholder vote and (iv) before any payment of compensation, the compensation committee certifies that the performance goals have been satisfied.

The 2015 Plan authorizes the Compensation Committee to grant awards that qualify as “performance-based compensation” as well as awards that do not. As a result, Regions may not be entitled to any deduction if the individual in question is the chief executive officer or another covered employee, the compensation does not qualify as “performance-based compensation,” and the compensation, when added to the covered employee’s other taxable compensation that is not “performance-based” in the same taxable year, exceeds $1,000,000. Regions reserves the right to grant compensation that is not deductible.

Section 409A of the Internal Revenue Code. Certain types of awards under the 2015 Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Internal Revenue Code. If an award constitutes deferred compensation and certain requirements set forth in Section 409A of the Internal Revenue Code are not satisfied, the recipient may have to include in income an amount determined in accordance with Section 409A of the Internal Revenue Code and pay an additional 20 percent tax on the amount and possibly interest penalties.

What are the 2015 Plan benefits?

The type and number of awards that may be granted under the 2015 Plan are subject to the Compensation Committee’s discretion, and accordingly, it is not possible to determine at this time the amount of the awards that may be granted under the 2015 Plan, assuming stockholder approval is obtained. However, for illustrative purposes, the following table sets forth amounts granted to each of our NEOs, all Executive Officers, all non-employee Directors, and all other associates in 2014 from the 2010 Plan. The Company expects to make future grants under the 2015 Plan in a manner consistent with its past practices.

	Stock-Based Awards
Participant	Dollar Value ($)	Number of Shares/Units (#)	Cash-Based Awards ($)	Total Awards ($)
O. B. Grayson Hall, Jr., Chief Executive Officer	3,333,333	306,092	1,666,667	5,000,000
David J. Turner, Jr., Chief Financial Officer	800,000	73,462	400,000	1,200,000
John B. Owen, Head of Regional Banking Group	800,000	73,462	400,000	1,200,000
Fournier J. Gale, III, General Counsel	600,000	55,096	300,000	900,000
C. Matthew Lusco, Chief Risk Officer	600,000	55,096	300,000	900,000
All Executive Officers as a group	5,000,000	459,126	2,500,000	7,500,000
All non-employee Directors as a group	1,140,000	112,980	—	1,140,000
All other associates as a group	45,412,500	4,169,879	1,705,000	47,117,500

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PROPOSAL 4 — APPROVAL OF THE REGIONS FINANCIAL CORPORATION 2015 LONG TERM INCENTIVE PLAN

Equity Compensation Plan Information

The following table sets forth information about the common stock that may be issued upon the exercise of options, warrants and rights under all of Regions’ existing equity compensation plans as of December 31, 2014, exclusive of shares that may be authorized for issuance under the proposed 2015 Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity Compensation Plans Approved by Stockholders	9,412,113		$12.96	41,909,410	(b)
Equity Compensation Plans Not Approved by Stockholders	15,904,563	(c)	$29.05	—
Total	25,316,676	(d)	$23.07	41,909,410
(a)	Does not include outstanding restricted stock awards. As of December 31, 2014, the number of shares to be issued under outstanding restricted stock awards and performance stock awards was 18,427,409 shares.
(b)	Consists of shares available for future issuance under the Regions Financial Corporation 2010 Long Term Incentive Plan. In 2010, all prior long-term incentive plans were closed to new grants.
(c)	Consists of outstanding stock options issued under plans assumed in connection with the Regions-AmSouth merger, which were previously approved by AmSouth stockholders but not pre-merger Regions stockholders. In each instance, the number of shares subject to option and the exercise price of outstanding options have been adjusted to reflect the applicable exchange ratio. See Note 16 “Share-Based Payments” to the consolidated financial statements included in Regions’ Annual Report on Form 10-K for the year ended December 31, 2014. Does not include 91,388 shares issuable pursuant to outstanding rights under AmSouth deferred compensation plans assumed by Regions.
(d)	As of December 31, 2014, the weighted average remaining contractual term of the outstanding stock options was 2.83 years.

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OTHER MATTERS

OTHER MATTERS

Important Notice Regarding Delivery of Security Holder Documents

The SEC has issued rules regarding the delivery of proxy statements and information statements to households. These rules spell out the conditions under which annual reports, information statements, proxy statements, prospectuses and other disclosure documents of a particular company that would otherwise be mailed in separate envelopes to more than one person at a shared address may be mailed as one copy in one envelope addressed to all holders at that address (i.e., “householding”). However, stockholders who participate in householding will receive separate proxy cards.

Because we are using the SEC’s Notice and Access rule again this year, we are not householding our proxy materials. This means that stockholders of record who share an address will each be mailed a separate Notice of Internet Availability of Proxy Materials.

However, certain brokerage firms, banks, or similar entities holding our common stock for their customers may household proxy materials or notices. Stockholders sharing an address whose shares of our common stock are held in street name should contact their broker if they now receive (1) multiple copies of our proxy materials or notices and wish to receive only one copy of these materials per household in the future, or (2) a single copy of our proxy materials or notices and wish to receive separate copies of these materials in the future.

If at any time you would like to receive a paper copy of the annual report or proxy statement, please email investors@regions.com, write to Investor Relations, Regions Financial Corporation, 1900 Fifth Avenue North, Birmingham, Alabama 35203, or call 205-326-5807.

Cost of Proxy Solicitation

We will bear the entire cost of soliciting your proxy, including the cost of preparing, assembling, printing, mailing or otherwise distributing the Notice of Internet Availability of Proxy Materials and these proxy materials, as well as soliciting your vote. In addition to solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy materials or Notice of Internet Availability of Proxy Materials to the beneficial owners of Regions common stock and secure their voting instructions. We will reimburse the record holders for their reasonable expenses in taking those actions.

We also have made arrangements with Innisfree M&A Incorporated to assist us in soliciting proxies and have agreed to pay $15,000 plus reasonable and customary expenses for these services. If necessary, we may also use several of our regular employees, without additional compensation, to solicit proxies from our stockholders, either personally or by telephone, facsimile, e-mail or letter on Regions’ behalf.

This is the first distribution of proxy solicitation materials to stockholders.

Submission of Stockholder Proposals or Nominations for 2016 Annual Meeting of Stockholders

Stockholder proposals submitted for inclusion in our 2016 proxy statement pursuant to Rule 14a-8 of the Exchange Act must be received by us by November 12, 2015.

The By-Laws of Regions include provisions requiring advance notice of a stockholder’s nomination of persons for election to the Board of Directors or the proposal of other business to be considered by the stockholders even if not to be included in our 2016 proxy statement. To be timely outside of Rule 14a-8 of the Exchange Act, such notice must be delivered no earlier than November 12, 2015 and no later than December 11, 2015 for our 2016 Annual Meeting. However, in the event that: (a) the number of Directors to be elected to the Board at the 2016 Annual Meeting is increased by virtue of an increase in the size of the Board, and (b) the Company has not publicly disclosed by January 14, 2016, either (i) all of the nominees for Director at the 2016 Annual Meeting or (ii) the size of the increased Board, then such notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it has been delivered no later than the close of business on the 10th day following the first date all of such nominees or the size of the increased Board of Directors has been publicly announced or disclosed.

Pursuant to our By-Laws, a stockholder’s notice regarding nomination for election as a Director shall set forth the following information as to each proposed nominee:

•	All information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act.

•	A statement signed by the candidate confirming that the candidate will serve if nominated by the Board and elected by the stockholders, consents to being named in the proxy statement as a nominee, will comply with the Company’s Code of Business Conduct and Ethics, General Policy on Insider Trading, Corporate Governance Principles and any other rule, regulation, policy or standard of conduct applicable to the Directors, and will provide any information required or requested by the Company or its subsidiaries, or banking or other regulators, including, without limitation, all information requested by the form of Directors questionnaire used by the Company.

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OTHER MATTERS
•	Whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K under the Securities Act of 1933, as amended, (or the corresponding provisions of any successor regulation) and the relevant listing standards of any exchange where the Company’s equity securities are listed.

As to the proposal of business that the stockholder proposes to bring forth before the meeting (other than nominations of persons for election to the Board of Directors), such stockholder’s notice must include:

•	The text of the proposal to be presented, including the text of any resolutions to be proposed for consideration by stockholders.

•	A brief written statement of the reasons why such stockholder favors the proposal.

•	Any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made.

Any notice regarding nominations for Director or other proposal of business must include the following information:

(a)	As to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

•	The name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner.
•	A representation that the stockholder is a holder of the Company’s voting stock (including the number and class or series of shares held).

•	With respect to nominations, a disclosure of any hedging or other arrangement with respect to any share of the Company’s stock (including any short position on or any borrowing or lending of shares of stock) made by or on behalf of the stockholder (A) to mitigate loss to or manage risk of stock price changes for the stockholder or (B) to increase or decrease the voting power of the stockholder.

•	With respect to nominations, a description of all arrangements or understandings among the stockholder and the candidate and any other person or persons (naming such person or persons and including any person that may be deemed to be acting in concert with such stockholder under applicable federal or state securities or banking laws) pursuant to which the proposal is made by the stockholder.

(b)	The names and addresses of any other stockholders or beneficial owners known to be supporting such nomination or proposal of business by the proposing stockholder on whose behalf the nomination or proposal is made.

Proposals should be addressed to the Secretary as follows: Regions Financial Corporation, 1900 Fifth Avenue North, Birmingham, Alabama 35203, and Attention: Fournier J. Gale, III, Corporate Secretary.

Other Business

Regions does not know of any business to be presented for action at the annual meeting other than those items listed in the Notice of 2015 Annual Meeting of Stockholders on page 1 and referred to herein. If any other matters properly come before the annual meeting or any adjournment or postponement thereof, it is intended that the proxies will be voted in respect thereof by and at the discretion of the persons named as proxies on the electronic proxy or proxy card.

March 10, 2015

By Order of the Board of Directors

Fournier J. Gale, III

Corporate Secretary

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APPENDIX A

APPENDIX A

GAAP TO NON-GAAP AND OTHER RECONCILIATIONS

Adjusted Returns on Average Assets and Tangible Common Equity (Non-GAAP)

The table that follows presents a reconciliation of net income from continuing operations available to common stockholders (GAAP) to adjusted income from continuing operations available to common stockholders for incentive purposes (non-GAAP). Adjusted income from continuing operations available to common stockholders for incentive purposes excludes the items listed in the table. Regions believes that their exclusion from income from continuing operations available to common stockholders provides a meaningful base for period-to-period comparisons, which management believes will assist stakeholders in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Management and the Compensation Committee utilize these non-GAAP financial measures for the evaluation of performance. Regions believes that presenting these non-GAAP financial measures will permit stakeholders to assess the performance of the Company on the same basis as that applied by management and the Board. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes these selected items does not represent the amount that effectively accrues directly to stockholders.

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APPENDIX A

The following table also provides a calculation of “Adjusted return on average assets (non-GAAP)” and “Adjusted return on average tangible common equity (non-GAAP)”, as well as a reconciliation of average stockholders’ equity (GAAP) to average tangible common stockholders’ equity (non-GAAP). Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Because tangible common stockholders’ common equity and the related ratio are not formally defined by GAAP, these measures are considered to be non-GAAP financial measures and other entities may calculate them differently than Regions’ disclosed calculations. Because analysts, banking regulators and the Compensation Committee may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on these same bases.

(Unaudited) ($ amounts in millions)		Year Ended December 31, 2014
Net income from continuing operations available to common stockholders (GAAP)	A	$1,090
Adjustments:
Gain on sale of TDRs held for sale, net of tax		(21)
Branch consolidation and property and equipment charges, net of tax (1)		6
Professional, legal and regulatory expenses, net of tax (2)		58
Securities gains, net of tax		(17)
Loss on early extinguishment of long-term debt, net of tax (3)		(13)
Adjusted income from continuing operations available to common stockholders for incentive purposes (non-GAAP)	B	$1,103
Average assets	C	$118,468
Adjusted return on average assets (non-GAAP)	B/C	0.93%
Average stockholders’ equity (GAAP)		$16,735
Adjustments:
Average intangible assets (GAAP)		(5,103)
Average deferred tax liability related to intangibles (GAAP)		182
Average preferred equity (GAAP)		(754)
Average tangible common stockholders’ equity (non-GAAP)	D	$11,060
Adjusted return on average tangible common stockholders’ equity (non-GAAP)	B/D	9.97%

(1)	Certain branch consolidation and property and equipment charges were included in the 2014 target. This adjustment reflects the portion of the charges recorded in actual, but not included in the target.

(2)	Regions recorded $100 million of contingent legal and regulatory accruals during the fourth quarter of 2014 related to previously disclosed matters. In the fourth quarter of 2013, Regions recorded a non-tax deductible charge of $58 million related to previously disclosed inquiries from government authorities. The 2013 matters were settled in the second quarter of 2014 for $7 million less than originally estimated and a corresponding recovery was recognized.

(3)	Loss on early extinguishment of long-term debt that was included in the 2014 target but not recorded in actual. Adjustment has been made to the actual amounts as if this transaction occurred in 2014 in order to neutralize the impact.

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APPENDIX A

Adjusted Pre-Tax Pre-Provision Income From Continuing Operations to Risk-Weighted Assets (Non-GAAP)

The Adjusted Pre-Tax Pre-Provision Income from Continuing Operations to Risk-Weighted Assets table below presents computations of pre-tax pre-provision income (PPI) from continuing operations excluding certain adjustments (non-GAAP). Regions believes that the presentation of PPI and the exclusion of certain items from PPI provides a meaningful base for period-to-period comparisons, which management believes will assist stakeholders and the Compensation Committee in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit stakeholders and the Compensation Committee to assess the performance of the Company on the same basis as that applied by management. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of income that excludes certain adjustments does not represent the amount that effectively accrues directly to stockholders.

Under the risk-based capital framework, a company’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to one of four broad risk categories. The aggregated dollar amount in each category is then multiplied by the risk-weighted category. The resulting weighted values from each of the four categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. The amount disclosed as risk-weighted assets was calculated consistent with banking regulatory requirements.

(Unaudited) ($ amounts in millions)		Year Ended December 31, 2014
Net income from continuing operations available to common stockholders (GAAP)		$1,090
Preferred dividends (GAAP)		52
Income tax expense (GAAP)		457
Income from continuing operations before income taxes (GAAP)		1,599
Provision for loan losses (GAAP)		69
Pre-tax pre-provision income from continuing operations (non-GAAP)		1,668
Other adjustments:
Gain on sale of TDRs held for sale, net		(35)
Branch consolidation and property and equipment charges		16
Professional, legal and regulatory expenses (1)		93
Securities gains, net		(27)
Leveraged lease termination gains, net		(10)
Adjusted pre-tax pre-provision income from continuing operations (non-GAAP)	A	$1,705
Risk weighted assets—average of the four quarters in 2014 (regulatory) (2)	B	$98,171
Adjusted pre-tax pre-provision income as a percentage of risk weighted assets (non-GAAP)	A/B	1.74%

(1)    Regions recorded $100 million of contingent legal and regulatory accruals during the fourth quarter of 2014 related to previously disclosed matters. In the fourth quarter of 2013, Regions recorded a non-tax deductible charge of $58 million related to previously disclosed inquiries from government authorities. The 2013 matters were settled in the second quarter of 2014 for $7 million less than originally estimated and a corresponding recovery was recognized.

(2)    Based on average of quarter-end risk-weighted assets determined as follows:

March 31		$97,418
June 30		98,098
September 30		98,381
December 31 (estimated)		98,787
Average		$98,171

  ï   2015 Proxy Statement    A-3

APPENDIX A

Criticized and Classified Loans

($ amounts in millions)		Year Ended December 31, 2014
Total commercial (1)		$ 2,098
Total investor real estate (1)		601
Total consumer (2)		778
Total criticized and classified loans	A	$ 3,477
Total loans, net of unearned income	B	77,307
Criticized loans/loans	A/B	4.50%
(1)	Amount can be obtained from page 122 of Regions’ Annual Report on Form 10-K for the year ended December 31, 2014 as the sum of the applicable subtotals of the special mention, substandard accrual and non-accrual columns.

(2)	Amount is from internal management reports.

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APPENDIX B

APPENDIX B

REGIONS FINANCIAL CORPORATION

2015 LONG TERM INCENTIVE PLAN

1.	GENERAL PURPOSE

The purpose of the Regions Financial Corporation 2015 Long Term Incentive Plan (the “Plan”) is to promote the success, and enhance the value, of Regions Financial Corporation and its Subsidiaries, by linking the personal interests of their employees, officers and directors to those of Company stockholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company by increasing its ability to motivate, attract, and retain the services of employees, officers and directors upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. Accordingly, the Plan permits the grant of incentive awards from time to time to selected employees, officers and directors. If approved by stockholders of Regions Financial Corporation, the Plan will replace the Regions Financial Corporation 2010 Long Term Incentive Plan (“2010 Plan”) for Awards granted after the Effective Date. Beginning on the Effective Date, no further awards will be made under the 2010 Plan, but this Plan will not affect the terms or conditions of any awards made under the 2010 Plan before the Effective Date.

2.	DEFINITIONS & INTERPRETATION

(a)    For purposes of the Plan, the following terms have the meanings assigned below:

“Acquisition Awards” has the meaning assigned in Section 4(c).

“Affiliate” means any entity other than the Company and its Subsidiaries that is designated by the Board as a participating employer under the Plan, provided that the Company directly or indirectly owns at least 20% of the combined voting power of all classes of shares of such entity or at least 20% of the ownership interests in such entity.

“Award” means an award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards or Other Awards under the Plan, which Awards may be issued in consideration of service rendered to the Company, its Subsidiaries and or its Affiliates.

“Award Agreement” means any written or electronic agreement, contract or other instrument or document evidencing any Award, and which may, but need not be (as determined by the Committee) executed or acknowledged by a Grantee as a condition to receiving an Award or the benefits under an Award, and which sets forth the terms and provisions applicable to Awards granted under the Plan to such Grantee.

“Beneficial Owner” (and all variations thereof) will have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Cause” means (i) termination of the Grantee’s employment by the Company or a Subsidiary due to a material violation of (A) the Company’s Code of Business Conduct and Ethics, (B) the Grantee’s fiduciary duties to the Company, or (C) any law, provided such violation has materially harmed the Company, (ii) the willful and continued failure of the Grantee to perform substantially the Grantee’s duties with the Company or a Subsidiary (other than any such failure resulting from the Grantee’s incapacity due to physical or mental illness), or (iii) the occurrence of any event constituting “cause” within the meaning of a Grantee’s then-applicable employment agreement with the Company or one of its Subsidiaries.

“Change in Control” with respect to any Award has the meaning assigned to the term in the change in control agreement, if any, between the Grantee and the Company, provided, however that if there is no such change in control agreement, it shall mean any of the following events:

(i)    the acquisition by any “Person” (as the term “person” is used for the purposes of Section 13(d) or 14(d) of the Exchange Act) of direct or indirect beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% of the combined voting power of the then-outstanding securities of the Company entitled to vote in the election of directors (the “Voting Securities”); or

(ii)    individuals who, as of the date hereof, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election, was approved by a vote of at least a majority of the Incumbent Directors then on the Board, or the Nominating and Corporate Governance Committee of the Board, shall be an Incumbent Director, unless such individual is initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

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(iii)    the consummation of a merger, consolidation, reorganization, statutory share exchange, or similar form of corporate transaction involving the Company, the sale or other disposition of all or substantially all of the Company’s assets, or the acquisition of assets or stock of another entity by the Company (each a “Business Combination”), unless such Business Combination is a “Non-Control Transaction.” A “Non-Control Transaction” is a Business Combination immediately following which the following conditions are met:

(A)    the stockholders of the Company immediately before such Business Combination own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then-outstanding voting securities entitled to vote in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such Business Combination owns the Company or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries) (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Company Voting Securities immediately before such Business Combination;

(B)    at least a majority of the members of the board of directors of the Surviving Corporation were Incumbent Directors at the time of the Board’s approval of the execution of the initial Business Combination agreement; and

(C)    no person other than (1) the Company or any of its subsidiaries, (2) the Surviving Corporation or its ultimate parent corporation, or (3) any employee benefit plan (or related trust) sponsored or maintained by the Company immediately prior to such Business Combination beneficially owns, directly or indirectly, fifty percent (50%) or more of the combined voting power of the Surviving Corporation’s then-outstanding voting securities entitled to vote in the election of directors; or

(iv)    approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) and after such acquisition of Voting Securities by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities, then a Change in Control shall occur.

Notwithstanding the foregoing provisions of this definition, with respect to any Award (or portion of an Award) that provides for a deferral of compensation that is subject to Code Section 409A, to the extent necessary to prevent such compensation from being includible in gross income pursuant to subparagraph (a)(1)(A) of that Code Section (and only to that extent), a “Change in Control” shall be deemed to have occurred only if and when (i) any one or more of the conditions set forth in paragraph (i), (ii), (iii) or (iv) above of this definition shall have been satisfied, and (ii) as to the Grantee to whom the Award was granted, the event in question also constitutes a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” within the meaning of subparagraph (a)(2)(A) of Code Section 409A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board, as constituted at any time, or any successor to such committee, or any other committee of the Board appointed or designated by the Board, as described in Section 3 or as otherwise provided in Section 3.

“Company” means Regions Financial Corporation, a Delaware corporation, or any successor corporation.

“Disability” means, unless the applicable Award Agreement provides otherwise, a physical or mental condition which is expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months and which renders the Grantee incapable of performing the work for which he is employed or similar work, as evidenced, if applicable, by eligibility for and actual receipt of benefits payable under a group long-term disability plan or policy maintained by the Company or any of its Subsidiaries that is by its terms applicable to the Grantee. Notwithstanding the foregoing, with respect to any Award (or portion of an Award) that provides for a deferral of compensation that is subject to Code Section 409A, to the extent necessary to prevent such compensation from being includible in gross income pursuant to subparagraph (a)(1)(A) of that Code Section (and only to that extent), “Disability” means a disability as defined above that also qualifies the Grantee as “Disabled” within the meaning of subparagraph (a)(2)(C) of Code Section 409A.

“Effective Date” has the meaning assigned in Section 17.

“Eligible Recipient” means any full time or part time employee (including an officer or director who is also an employee) of the Company or any Subsidiary or Affiliate, any individual to whom an offer of employment has been extended, a member of the Board or a member of the board of directors of a Subsidiary, or a consultant or other individual providing services to the Company or any Subsidiary or Affiliate as selected by the Committee. References to “employment” and related terms in the Plan will include the provision of services in any capacity.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Fair Market Value” means, as of any given date, the closing sale price of a share of Stock on the date in question as reported by the principal consolidated transactions reporting system for securities listed on the principal securities exchange on which the Stock is traded or, if there is no such sale on the relevant date, then on the last previous day on which a sale was reported.

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“Good Reason” means the occurrence of one or more of the following after a Change in Control:

(i)    a material reduction in the Grantee’s base salary and annual bonus opportunity, in each case, as in effect immediately before the Change in Control; or

(ii)    the Company requiring the Grantee to be based at any location that is more than 50 miles from his or her regular place of employment immediately before the Change in Control, except to the extent that such change in work location results in a commute from the Grantee’s primary residence that is the same or reduced as compared to the Grantee’s commute prior to such change.

Notwithstanding the foregoing, no termination of the Grantee’s employment shall be for Good Reason unless (i) termination of the Grantee’s employment (or notice of the Grantee’s intent to terminate employment) occurs during the 24 month period following the Change in Control, and (ii) the Grantee gives the Company written notice within 90 days of the Grantee obtaining knowledge of circumstances giving rise to Good Reason (describing in reasonable detail the circumstances and the Good Reason event that has occurred) and the Company does not remedy these circumstances within 30 days of receipt of such notice. In addition, an event will not give rise to Good Reason if it is made with the Grantee’s express written consent. Further, if a Grantee is a party to an employment agreement or change in control severance agreement or plan that includes a definition of “good reason”, then Good Reason for purposes of Awards granted to such Grantee shall have the same meaning as set forth in such employment agreement or change in control severance agreement or plan.

“Grantee” means a person who has been granted an Award under the Plan that remains outstanding, even if such person is no longer an Eligible Recipient.

“Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and will include adoptive relationships of the Grantee and family limited partnerships, trusts or similar entities which are primarily for the benefit of the Grantee and his or her Immediate Family.

“Incentive Stock Option” means any Stock Option that is intended to be designated as an “incentive stock option” within the meaning of Sections 421 and 422 of the Code and that is designated as an “Incentive Stock Option” in the applicable Award Agreement. Unless a Stock Option is specifically designated as an Incentive Stock Option, it will not be considered an Incentive Stock Option.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option, including any Stock Option that provides (as of the time such Stock Option is granted) that it will not be treated as an Incentive Stock Option.

“Other Awards” means an award granted pursuant to Section 12.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations in the chain (other than the Company) owns shares possessing a majority of the combined voting power of all classes of shares in one of the other corporations in the chain.

“Performance Award” means an Award granted under Section 11.

“Performance Criteria” has the meaning assigned in Section 11.

“Plan” has the meaning assigned in Section 1.

“Restricted Period” has the meaning assigned in Section 9.

“Restricted Stock” means shares of Stock subject to restrictions granted pursuant to Section 9.

“Restricted Stock Units” means the right pursuant to an Award granted under Section 10.

“Retirement” means, except as otherwise provided in an Award Agreement, that a Grantee experiences a separation from service (other than for Cause) at a time when the Grantee is (i) at least sixty five (65) years old or (ii) at least fifty five (55) years old and has at least 10 years of service with the Company or any of its Subsidiaries.

“Securities Act” means the U.S. Securities Act of 1933.

“Stock” means a share of Common Stock of the Company, par value $.01 per share.

“Stock Appreciation Right” or “SAR” means the right pursuant to an Award granted under Section 8.

“Stock Option” or “Option” means an option to purchase Stock granted pursuant to Section 7.

“Subsidiary” means a corporation or other entity in which the Company has a direct or indirect ownership or other equity interest.

(b)    References in this Plan (i) to Sections are to sections of this Plan unless otherwise stated; (ii) to any contract (including any Award) are to the contract as amended, modified, supplemented or replaced from time to time; (iii) to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes,

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APPENDIX B

include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section; and (iv) to any governmental authority include any successor to the governmental authority. The various headings in this Plan are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Plan. Unless the context requires otherwise, words describing the singular number include the plural and vice versa, words denoting any gender include all genders and the words “include”, “includes” and “including” will be deemed to be followed by the words “without limitation.”

3.	ADMINISTRATION

(a)    The Plan will be administered by the Committee, which will consist of at least three members of the Board who will be appointed by, and will serve at the pleasure of, the Board. Except as otherwise determined by the Board, the members of the Committee will be “non-employee directors” to the extent required by Rule 16b-3 of the Exchange Act, “independent directors” within the meaning of Section 303A.02 of the New York Stock Exchange Listed Company Manual, and “outside directors” to the extent required by Section 162(m) of the Code (however, the failure of the Committee to be so comprised will not cause any Award to be invalid). The Committee may delegate any of its powers under the Plan to a subcommittee of the Committee (which hereinafter will also be referred to as the Committee). The Committee may also delegate to any person who is not a member of the Committee or to any administrative group within the Company, any of its powers, responsibilities or duties. In delegating its authority, the Committee will consider the extent to which any delegation may cause Awards to fail to be deductible under Section 162(m) of the Code or to fail to meet the requirements of Rule 16(b)-3(d)(1) or Rule 16(b)-3(e) under the Exchange Act. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards (including grants to directors) or administer the Plan, in which case the Board will have all of the authority and responsibility granted to the Committee herein. If so determined by the Committee, any Award made to any Grantee who is an “officer” within the meaning of Rule 16a-1(f) under the Exchange Act or member of the Board will be made by the full Board or a committee or subcommittee of the Board composed of at least two “non-employee” directors within the meaning of Rule 16b-3 under the Exchange Act.

(b)    The Committee will have the power and authority to grant Awards under the Plan to Eligible Recipients pursuant to the terms of the Plan and to exercise all other powers granted to it under the Plan, subject to the terms of the Plan. In particular, but without limitation, the Committee will have the authority:

(i)        to select those Eligible Recipients who will be Grantees;

(ii)       to determine whether, to what extent, and which Awards are to be granted to Grantees under the Plan;

(iii)      to determine the number of shares of Stock to be covered by each Award granted under the Plan;

(iv)      to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted under the Plan, including the waiver or modification of any such terms or conditions;

(v)       to determine the terms and conditions, not inconsistent with the terms of the Plan, which will govern all written instruments evidencing Awards granted under the Plan, including Award Agreements relating hereto, as well as the waiver or modification of any such terms or conditions;

(vi)      to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it will from time to time deem advisable;

(vii)     to construe, interpret and implement the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreements relating thereto) and to otherwise supervise the administration of the Plan;

(viii)    to determine the dates on which Awards may be exercised and on which the risk of forfeiture or deferral period relating to Awards will lapse or terminate, and the acceleration of any such dates;

(ix)      to determine the expiration date of any Award;

(x)       to determine, at any time, whether, to what extent, and under what circumstances an Award may be settled, or the option or reference price of an Award may be paid, in cash, shares of Stock, other Awards, or other property or canceled, forfeited or suspended and the method or methods by which an Award may be settled, canceled, forfeited or suspended;

(xi)      to determine whether a termination of employment has occurred with respect to any Grantee for purposes of the Plan and any Awards;

(xii)     to establish any “blackout” period that it deems necessary or advisable;

(xiii)    to prescribe Award Agreements (such Award Agreements need not be identical for each Grantee) and amendments thereto;

(xiv)    to correct any defect, supply any omission and reconcile any inconsistency in the Plan; and

(xv)     to make all other determinations necessary or advisable for administering the Plan.

(c)    Without limiting the foregoing, the Committee may, in its absolute discretion, without amendment to the Plan, extend the period to exercise an Award (but not beyond its original term) or waive any condition imposed under the Plan, with respect to any

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Award, and/or waive or amend the operation of Plan provisions respecting exercise after termination of employment or otherwise adjust any of the terms of any Award.

(d)    All decisions made in good faith by the Committee pursuant to the provisions of the Plan will be final, conclusive and binding on all persons, including the Company and the Grantees.

(e)    No member of the Board or the Committee or any employee of the Company or any of its Affiliates (each such person a “Covered Person”) will have any liability to any person (including, without limitation, any Grantee) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person will be indemnified and held harmless by the Company against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person; provided that, the Company will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company will have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification will not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or dishonesty or willful criminal act or omission. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Certificate of Incorporation, Memorandum of Association (or other foundational document) or By-Laws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

4.	SHARES OF STOCK AVAILABLE UNDER THE PLAN; SHARE COUNTING

(a)    The Committee may make Awards under this Plan for up to a total of: (1) sixty (60) million shares of Stock (reduced by one share for every share subject to awards granted after December 31, 2014 under the 2010 Plan, provided that no awards may be granted under the 2010 Plan after the Effective Date of this Plan), plus (2) any shares of Stock subject to an outstanding award under the 2010 Plan that for any reason is cancelled, terminate, lapse, expire, are forfeited, become unexercisable for any other reason or are settled for cash (in whole or in part) to the extent of such cancellation, termination, lapse, expiration, forfeiture, unexercisability or cash settlement, plus (3) any additional shares that become available for issuance under this Plan in accordance with Section 4(c), which may be either treasury shares, authorized but unissued shares or shares purchased by the Company in the open market or otherwise. Effective as of the Effective Date of this Plan, the portion of the share authorization under the 2010 Plan for any shares of Stock thereunder that are not issuable under an outstanding award under the 2010 Plan shall be cancelled and no longer available for grant. The number of shares of Stock that may be issued under this Plan shall be adjusted by the Committee as appropriate to account for the events provided for in Section 5. Awards payable only in cash or property other than shares of Stock will not reduce the total remaining number of shares of Stock available under the Plan, and shares of Stock relating to any other Awards that are settled in cash or property other than shares, when settled, will be added back to the number of shares of Stock available under the Plan. To the extent that (i) an Award under this Plan will be exchanged or will expire, lapse, terminate or be cancelled for any reason without the issuance of shares of Stock, or (ii) Restricted Stock under this Plan will revert back to the Company prior to the lapse of the applicable restrictions, then the Committee may also grant Awards with respect to such shares of Stock or Restricted Stock.

(b)    Each share of Stock underlying an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award or Other Award will count as one share of Stock.

(c) Any shares of Stock with respect to which the Company becomes obligated to make Awards through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity (“Acquisition Awards”), will not count against the shares of Stock available to be delivered pursuant to Awards under this Plan.

(d)    The total number of shares of Stock as to which Awards of Stock Options and Stock Appreciation Rights may be granted to any individual Grantee who is an employee during any calendar year may not, subject to adjustment as provided in Section 5, exceed Nine Hundred and Fifty Thousand (950,000) shares in the aggregate. The total number of shares of Stock as to which Awards of Incentive Stock Options may be granted under this Plan may not, subject to adjustment as provided in Section 5, exceed Thirty Million (30,000,000) shares in the aggregate.

(e)    The total number of shares of Stock subject to Awards (other than Stock Options and Stock Appreciation Rights) granted to any Grantee during any calendar year may not, subject to adjustment as provided in Section 5, exceed Nine Hundred and Fifty Thousand (950,000) shares. The maximum payment under any Award denominated in cash under the Plan that may be granted during any 12-month period to any Grantee shall be $4,000,000 for each calendar year period contained in the performance period for such Award. The foregoing grant limits will (i) apply to an Award other than a Stock Option or Stock Appreciation Right only if the Award is intended to be “performance-based compensation” as that term is used in Section 162(m) of the Code and (ii) be adjusted upward or downward, as applicable, on a pro rata basis for each full or partial fiscal year of the Company in the applicable performance period.

(f)    In order to retain and compensate non-employee directors for their services, and to strengthen the alignment of their interests with those of the stockholders of the Company, the Plan permits the grant of cash-based and stock-based awards to non-employee

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directors. The aggregate value of Awards that may be granted to any one non-employee director during any calendar year, solely with respect to his or her service as a non-employee director, may not exceed $500,000, based on the aggregate Fair Market Value of stock-based Awards, determined as of the date of grant.

(g)    From and after the Effective Date, the following shall not reduce the number of authorized shares of Stock available for issuance under this Plan:

(1)    Stock reserved for issuance upon exercise or settlement, as applicable, of Awards granted under the Plan to the extent the Awards expire or are canceled or surrendered;

(2)    Restricted Stock granted under the Plan, to the extent such Restricted Stock is forfeited or is otherwise surrendered to the Company before the restricted period expires; and

(3)    Awards, to the extent the payment is actually made in cash.

(h)    From and after the Effective Date, the following shares of Stock shall not become available for issuance under the Plan:

(1)    Stock withheld or tendered by Participants as full or partial payment to the Company upon exercise of a Stock Option granted under this Plan;

(2)    Stock reserved for issuance upon grant of stock-settled SARs, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the SARs; and

(3)    Stock withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the exercise of Stock Options or SARs granted under the Plan or upon any other payment or issuance of shares under the Plan.

5.	EQUITABLE ADJUSTMENTS

In the event of any change in the number of issued shares of Stock (or issuance of shares other than shares of Stock) by reason of any forward or reverse stock split, subdivision or consolidation, or share dividend or bonus issue, recapitalization, reclassification, merger, amalgamation, consolidation, split-up, spin-off, reorganization, combination, exchange of shares of Stock, the issuance of warrants or other rights to purchase shares of Stock or other securities, or any other change in corporate structure or in the event of any extraordinary distribution (whether in the form of cash, shares of Stock, other securities or other property) (each, an “Adjustment Event”), then the Committee shall equitably adjust the number or kind of shares that may be issued under the Plan, and any or all of the terms of an outstanding Award (including the number of shares of Stock covered by such outstanding Award, the type of property to which the Award is subject and the exercise or reference price of such Award), and such adjustments will be final, conclusive and binding for all purposes of the Plan. In determining adjustments to be made under this Section 5, the Committee may take into account such factors as it determines to be appropriate, including (i) the provisions of applicable law, (ii) the potential tax or accounting consequences of an adjustment (including, as applicable, under Section 162(m) of the Code and/or Section 409A of the Code) and (iii) the preservation of the benefits or potential benefits intended to be made pursuant to Awards and, in light of such factors or others, may make adjustments that are not uniform or proportionate among outstanding Awards; provided that no such adjustment shall be made if or to the extent that it would cause any outstanding Award to fail to comply with Section 409A of the Code. In connection with any adjustment pursuant to this Section 5, the Committee may provide, in its sole discretion, for the cancellation of any outstanding Awards in exchange for payment in cash or other property equal to the Fair Market Value of the shares of Stock covered by such Awards, reduced by the option or reference price, if any. After any adjustment made pursuant to this Section 5, the number of shares subject to each outstanding Award will be rounded down to the nearest whole number.

6.	ELIGIBILITY

Eligible Recipients will be eligible to be granted any Award or any combination of Awards under the Plan at the same or different times, except that Incentive Stock Options will only be granted to Eligible Recipients who are employees of the Company or one of its Subsidiaries.

7.	STOCK OPTIONS

Stock Options may be granted alone or in addition to other Awards granted under the Plan. Any Stock Option granted under the Plan will be in such form as the Committee may from time to time approve, and the provisions of Stock Option awards need not be the same with respect to each Grantee. If requested by the Committee, Grantees who are granted Stock Options will enter into an Award Agreement with the Company, in such form as the Committee will determine. The Stock Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options. To the extent that any Stock Option that is intended to be an Incentive Stock Option does not qualify as an Incentive Stock Option, it will constitute a Non-Qualified Stock Option. Stock Options granted under the Plan will be subject to the following terms and conditions and to the relevant Award Agreement:

(a)    Option Price. The option price per share of Stock purchasable under a Stock Option will be determined by the Committee in its sole discretion at the time of grant but, except as otherwise permitted by Section 5 or in the case of an Acquisition Award, will not be less than 100% of the Fair Market Value of a share of Stock on such date (or in the case of Incentive Stock Options, 110% of the Fair Market Value per share on such date if, on such date, the Eligible Recipient owns, or is deemed to own under the Code, shares possessing more than ten percent of the total combined voting power of all classes of Company Voting Securities (a “Ten Percent Owner”)).

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(b)    Option Term. The term of each Stock Option will be fixed by the Committee, but no Stock Option will be exercisable more than ten years (or in the case of Incentive Stock Options granted to a Ten Percent Owner (as determined on the date of grant), five years) after the date such Stock Option is granted.

(c)    Minimum Vesting; Other Terms and Conditions. Stock Options granted under the Plan shall be subject to a minimum of one year of vesting, except in the event of death, Disability or Change in Control (in each such case, the minimum vesting requirement may not apply). The form, terms and conditions of each Stock Option will be determined by the Committee and will be set forth in the Award Agreement. Such additional terms and conditions may include provisions relating to the vesting and exercisability of such Stock Options as well as the conditions or circumstances upon which such Stock Options may be accelerated, extended, forfeited or otherwise modified. The Committee will specify in the applicable Award Agreement the circumstances in which Stock Options will vest, remain exercisable or be forfeited in the event of a Grantee’s termination of employment; provided that with respect to Incentive Stock Options, a Grantee will not be deemed to have terminated employment if the Grantee is on a bona fide leave of absence for not longer than three months or has a right to re-employment that is guaranteed by statute or contract.

(d)    Method of Exercise. Subject to any vesting conditions established under Section 7(c), Stock Options may be exercised in whole or in part at any time during the option term, by giving written notice of exercise to the Company specifying the number of shares of Stock to be purchased, accompanied by payment in full of the option price in cash (by certified check or as otherwise permitted by the Committee). As determined by the Committee, in its sole discretion, payment in whole or in part may also be made (i) in the form of unrestricted shares of Stock already owned by the Grantee that have a Fair Market Value on the date of tender equal to the aggregate option price of the shares of Stock as to which such Stock Option will be exercised (in the case of an Incentive Stock Option, the right to make payment in shares of Stock must be authorized only at the time of grant); (ii) any other form of consideration approved by the Committee and permitted by applicable law; or (iii) any combination of the foregoing.

(e)    Annual Limit on Incentive Stock Options; Time Limit to Exercise. In addition to the limitation applicable to Incentive Stock Options in Section 4(c), to the extent that the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of shares of Stock with respect to which Incentive Stock Options granted to a Grantee under this Plan and all other option plans of the Company or of any Parent or Subsidiary become exercisable for the first time by the Grantee during any calendar year exceeds $100,000 (or, if different, the maximum limitation in effect at the time of grant under Section 422 of the Code, or any successor provision), the portion of such Incentive Stock Options in excess of $100,000 (or, if different, such maximum limitation) will be treated as Non-Qualified Stock Options. The portion of any Incentive Stock Option not exercised within 90 days after termination of employment will be treated as a Non-Qualified Stock Option.

(f)    Settlement of an Option. When a Stock Option is exercised pursuant to paragraph (d), the Committee, in its sole discretion, may elect, in lieu of issuing shares of Stock pursuant to the terms of the Stock Option, to settle the Stock Option by paying the Grantee an amount equal to the product obtained by multiplying (i) the excess of the Fair Market Value of one share of Stock on the date the Stock Option is exercised over the option price of the Stock Option (the “Option Spread”) by (ii) the number of shares of Stock with respect to which the Stock Option is exercised. The amount payable to the Grantee in these circumstances will be paid by the Company either in cash or a combination of cash and Stock, as the Committee will determine at the time the Stock Option is exercised and/or at the time the Stock Option is granted.

(g)    No Repricing. Except as otherwise permitted by Section 5, the Committee shall not, without the approval of the Company’s stockholders (a) lower the exercise price per share of an Option after it is granted, (b) cancel an Option when the exercise price per share of Stock exceeds the Fair Market Value of one Share in exchange for cash or another Award (other than in connection with a Change in Control), or (c) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the New York Stock Exchange.

8.	STOCK APPRECIATION RIGHTS

Stock Appreciation Rights may be granted alone or in addition to other Awards granted under the Plan. Any SAR granted under the Plan will be in such form as the Committee may from time to time approve, and the provisions of SAR Awards need not be the same with respect to each Grantee. If requested by the Committee, Grantees who are granted SARs will enter into an Award Agreement with the Company, in such form as the Committee will determine. Stock Appreciation Rights granted under the Plan will be subject to the following terms and conditions and to the relevant Award Agreement:

(a)    Reference Price. The reference price per share of Stock underlying each SAR will be determined by the Committee in its sole discretion at the time of grant but, except as otherwise permitted by Section 5 or in the case of an Acquisition Award, will not be less than 100% of the Fair Market Value of a share of Stock on such date.

(b)    SAR Term. The term of each SAR will be fixed by the Committee, but no SAR will be exercisable more than ten years after the date such SAR is granted.

(c)    Minimum Vesting; Terms and Conditions. Stock Appreciation Rights granted under the Plan shall be subject to a minimum of one year of vesting, except in the event of death, Disability or Change in Control (in each such case, the minimum vesting requirement may not apply). The form, terms and conditions of each SAR will be determined by the Committee and will be set forth in an Award Agreement. Such additional terms and conditions may include, without limitation, provisions relating to the vesting and exercisability of such Stock Appreciation Rights as well as the conditions or circumstances upon which such

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Stock Appreciation Rights may be accelerated, extended, forfeited or otherwise modified. Settlement of each Stock Appreciation Right will be in cash, shares of Stock, other Awards or other property, or any combination of the foregoing, in the sole discretion of the Committee. The Committee will specify in the applicable Award Agreement the circumstances in which Stock Appreciation Rights will vest, remain exercisable or be forfeited in the event of a Grantee’s termination of employment.

(d)    Method of Exercise. Upon the exercise of a SAR, the Grantee will be entitled to receive up to, but not more than, an amount in cash or that number of shares of Stock (or any combination of cash and shares of Stock, as determined by the Committee) equal in value to the excess of the Fair Market Value of one share of Stock as of the date of exercise over the reference price per share of Stock specified in the SAR Award Agreement, with the Committee having the right to determine the form of payment.

(e)    No Repricing. Except as otherwise permitted by Section 5, the Committee shall not without the approval of the Company’s stockholders (a) lower the reference price per share of Stock underlying a SAR after it is granted, (b) cancel a SAR when the reference price per share of Stock exceeds the Fair Market Value of one share of Stock in exchange for cash or another Award (other than in connection with a Change in Control), or (c) take any other action with respect to a SAR that would be treated as a repricing under the rules and regulations of the New York Stock Exchange.

9.	RESTRICTED STOCK

Restricted Stock may be granted alone or in addition to other Awards granted under the Plan. Any Award of Restricted Stock granted under the Plan will be in such form as the Committee may from time to time approve, and the provisions of Restricted Stock Awards need not be the same with respect to each Grantee. If requested by the Committee, Grantees who are granted Restricted Stock will enter into an Award Agreement with the Company, in such form as the Committee will determine. Restricted Stock granted under the Plan will be subject to the following terms and conditions and to the relevant Award Agreement:

(a)    Purchase Price. The price per share of Restricted Stock, if any, that a Grantee must pay for Restricted Stock purchasable under an Award will be determined by the Committee in its sole discretion at the time of grant.

(b)    Terms and Conditions. The form, terms and conditions applicable to each share of Restricted Stock will be determined by the Committee and will be set forth in an Award Agreement. Such terms and conditions may include the restrictions upon such Restricted Stock, the dates as of which restrictions upon such Restricted Stock will lapse (any period prior to such lapse with respect to a share of Restricted Stock, the “Restricted Period”), and the conditions or circumstances upon which such Restricted Stock will be forfeited or the otherwise modified with respect to the applicable terms. The Committee will specify in the applicable Award Agreement the circumstances in which Restricted Stock will vest or be forfeited in the event of a Grantee’s termination of employment.

(c)    Awards and Certificates. In the event that a stock certificate is issued in respect of Restricted Stock, such certificate will be registered in the name of the Grantee and will bear an appropriate legend referring to the terms, conditions, and restrictions applicable to any such Award; provided that, unless the Committee will determine otherwise, the stock certificates evidencing Restricted Stock granted under the Plan will be held in the custody of the Company until the restrictions thereon will have lapsed, and, as a condition of any Restricted Stock Award, the Grantee will be required to deliver a stock power or stock transfer form, endorsed in blank, relating to the Restricted Stock covered by such Award.

(d)    Forfeiture of Restricted Stock. In the event that any Restricted Stock should be forfeited by the Grantee, any stock certificate or certificates representing such Restricted Stock will be cancelled and the shares of Restricted Stock will either be cancelled or returned to the Company and belong thereafter to the Company. Upon the reversion of such shares of Restricted Stock to the Company, the Company will repay to the employee or (in the case of death) to the representative of the employee’s estate, the full cash amount paid, if any, to the Company by the employee for such Restricted Stock pursuant to Section 9(a).

(e)    Right to Vote and Receive Dividends on Restricted Stock. Each Grantee will, during the Restricted Period, be the beneficial and record owner of such shares of Restricted Stock and will have full voting rights with respect thereto. Unless the Committee determines otherwise in an Award Agreement, during the Restricted Period, all ordinary cash dividends (as determined by the Committee in its sole discretion) paid upon any share of Restricted Stock will be retained by the Company for the account of the relevant Grantee. Such dividends will revert back to the Company if for any reason the Restricted Stock upon which such dividends were paid reverts back to the Company. Upon the expiration of the Restricted Period, all such dividends paid on such Restricted Stock and retained by the Company will be paid to the relevant Grantee. Unless the applicable Award Agreement provides otherwise, additional shares of Stock or other property distributed to the Grantee in respect of Restricted Stock, as dividends or otherwise, will be subject to the same restrictions applicable to such Restricted Stock. Notwithstanding anything herein or in an Award Agreement to the contrary, dividends on Restricted Stock awards that vest based on the achievement of performance goals shall only be paid at the time and only to the extent that the underlying Restricted Stock is earned.

10.	RESTRICTED STOCK UNITS

Restricted Stock Units may be granted alone or in addition to other Awards granted under the Plan. Any Restricted Stock Units granted under the Plan will be in such form as the Committee may from time to time approve, and the provisions of Restricted Stock Unit Awards need not be the same with respect to each Grantee. If requested by the Committee, Grantees who are granted Restricted

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Stock Units will enter into an Award Agreement with the Company, in such form as the Committee will determine. Restricted Stock Units granted under the Plan will be subject to the following terms and conditions and to the relevant Award Agreement:

(a)    Terms and Conditions. The form, terms and conditions of each Restricted Stock Unit will be determined by the Committee and will be set forth in an Award Agreement. Such terms and conditions may include, the conditions or circumstances upon which such Restricted Stock Unit will vest, be forfeited or otherwise modified, and the date or dates upon which any shares of Stock, cash or other property will be delivered to the Grantee in respect of the Restricted Stock Units. The Committee will specify in the applicable Award Agreement the circumstances in which Restricted Stock Units will be paid or forfeited in the event of a Grantee’s termination of employment.

(b)    Settlement of Restricted Stock Units. The Committee, in its sole discretion, may instruct the Company to pay on the date when shares of Stock would otherwise be issued pursuant to a Restricted Stock Unit, in lieu of such shares of Stock, a cash amount equal to the number of such shares multiplied by the Fair Market Value of a share of Stock on the date when shares would otherwise have been issued. If a Grantee is entitled to receive other shares, securities or other property as a result of an adjustment, pursuant to Section 5, the Committee, in its sole discretion, may instruct the Company to pay, in lieu of such other shares, securities or other property, cash equal to the fair market value thereof as determined in good faith by the Committee. Until the delivery of such shares of Stock, cash, securities or other property, the rights of a Grantee with respect to a Restricted Stock Unit will be only those of a general unsecured creditor of the Company.

(c)    Right to Receive Dividend Equivalents on Restricted Stock Units. If provided for in the applicable Award Agreement, during the period prior to payment of the Restricted Stock Unit, all ordinary cash dividends (as determined by the Committee in its sole discretion) that would have been paid upon any share of Stock underlying a Restricted Stock Unit had such shares of Stock been issued will be paid only at the time and to the extent such Restricted Stock Unit is vested. Notwithstanding anything herein or in an Award Agreement to the contrary, dividend equivalents on Restricted Stock Unit awards that vest based on the achievement of performance goals shall only be paid at the time and only to the extent that the underlying Restricted Stock Unit is earned.

11.	PERFORMANCE AWARDS

Performance Awards may be granted alone or in addition to other Awards granted under the Plan. Any Performance Award granted under the Plan will be in such form as the Committee may from time to time approve, and the provisions of Performance Awards need not be the same with respect to each Grantee. If requested by the Committee, Grantees who are granted Performance Awards will enter into an Award Agreement with the Company, in such form as the Committee will determine. Performance Awards granted under the Plan will be subject to the following terms and conditions and to the relevant Award Agreement:

(a)    General. Performance Awards may be denominated as a cash amount, a number of shares of Restricted Stock, a number of Restricted Stock Units, Other Awards or a combination thereof and are awards which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award, will constitute a Performance Award by conditioning the right of a Grantee to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. Except as described in Section 11(b) below, the Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. In the event that a stock certificate is issued in respect of Performance Awards, such certificates will be registered in the name of the Grantee but will be held by the Company until the time such Performance Awards are earned. The performance conditions and the performance period applicable to each Performance Award will be determined by the Committee and set forth in an Award Agreement.

(b)    Certain Performance Awards. To the extent a Performance Award is intended to satisfy the requirements for deductibility under Section 162(m) of the Code, the Committee will establish written performance goals (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25% of the relevant performance period. At the same time as the performance goals are established, the Committee will prescribe a formula to determine the amount of the Qualified Performance-Based Award that may be payable based upon the level of attainment of the performance goals during the performance period. A performance goal may be established as it relates to the individual Grantee, for the Company alone or on a consolidated basis, and/or for specified Subsidiaries or Affiliates or other business units of the Company and will be comprised of specified levels of one or more of the following performance criteria as the Committee may deem appropriate: earnings per share, net earnings, operating earnings, unit volume, market share, balance sheet measurements, revenue, economic profit, cash flow, cash return on assets, stockholder return, return on equity and return on capital (“Performance Criteria”). Performance Awards may also be payable when performance, as measured by one or more of the above Performance Criteria, is measured on an absolute or relative basis, as compared to one or more peer companies, or one or more market, sector or business indices, meets or exceeds an objective criterion established by the Committee. Performance Awards that are intended to satisfy the requirements for deductibility under Section 162(m) of the Code may not be adjusted upward. The Committee has the discretion to adjust such Performance Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

(c)    Adjustment. The Committee may disregard or offset the effect of any special charges or gains or cumulative effect of a change in accounting in determining the attainment of Performance Criteria. In addition, the Committee is authorized to make

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adjustments in the terms and conditions of Performance Awards, including to any applicable Performance Criteria, in recognition of unusual or nonrecurring events (including Adjustment Events, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any Subsidiary or Affiliate, or any business unit of the Company, or the financial statements of the Company, any Subsidiary or Affiliate, or any business unit, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Subsidiary or Affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Grantee, and any other circumstances deemed relevant; provided that the Committee will consider the extent to which any such adjustment may cause Awards to fail to be deductible under Section 162(m) of the Code.

(d)    Settlement of Performance Awards; Other Terms. Settlement of Performance Awards will be in cash, shares of Stock, other Awards or other property, or any combination of the foregoing, in the sole discretion of the Committee. The Committee will specify in the applicable Award Agreement the circumstances in which Performance Awards will be paid or forfeited in the event of a Grantee’s termination of employment. Any payment of a Performance Award intended to satisfy the requirements for deductibility under Section 162(m) of the Code will be conditioned on the written certification of the Committee in each case that the Performance Criteria and any other material conditions were satisfied.

12.	OTHER AWARDS

The Committee may grant other types of equity-based or equity-related Awards (including unrestricted shares of Stock) in such amounts and subject to such terms and conditions as the Committee will determine and may include, without limitation, Awards that upon grant are fully vested and non-forfeitable. Such Other Awards may entail the issue or transfer of actual shares of Stock or otherwise of amounts based on the value of shares of Stock. The terms and conditions applicable to Other Awards will be as determined by the Committee and set forth in an Award Agreement.

13.	CHANGE IN CONTROL

(a)    Except as otherwise provided in an applicable Award Agreement, in the event of a Change in Control, unless otherwise specifically prohibited under law or by the rules and regulations of a national security exchange applicable to the Company, if the employment of the Grantee is terminated by the Company without Cause or by the Grantee for Good Reason within the twenty-four (24) month period following such Change in Control:

(i)      any and all Stock Options and Stock Appreciation Rights granted under the Plan will become both vested and immediately exercisable as of the date of such termination of employment;

(ii)     any Restricted Period and other restrictions imposed on Restricted Stock or Restricted Stock Units will lapse, and Restricted Stock Units will become both vested and immediately payable as of the date of such termination of employment;

(iii)    any outstanding Performance Awards (including Awards intended to be qualify for deductibility under Section 162(m) of the Code) will become both vested and immediately payable as of the date of such termination of employment; and

(iv)    any Other Awards will become both vested and immediately payable as of the date of such termination of employment.

(b)    In the event of a Change in Control, the payout opportunities attainable under all outstanding Performance Awards (including Awards intended to be qualify for deductibility under Section 162(m) of the Code) will be deemed to have been earned based on the greater of targeted performance and actual performance being attained as of the effective date of the Change in Control and such Performance Awards will remain subject to time-based vesting for the remainder of the applicable performance period, subject to accelerated vesting in accordance with Section 13(a).

(c)    In the event of a Change in Control, the Committee may determine that all outstanding Awards will be cancelled upon a Change in Control, and the value of such Awards, as determined by the Committee in accordance with the terms of the Plan and the Award Agreement, will be paid out in cash, shares of Stock or other property within a reasonable time subsequent to the Change in Control; provided, that (i) no such payment will be made on account of an Incentive Stock Option using a value higher than the Fair Market Value of a share of Stock on the date of settlement and (ii) prior to the occurrence of a Change in Control, the Committee may determine to cancel without any payment or other consideration any Stock Options and SARs having, as applicable, an exercise price or reference price per share at the time of the Change in Control that is equal to or greater than the value of the consideration received by stockholders of the Company in respect of a share of Stock in connection with the Change in Control.

14.	AMENDMENT AND TERMINATION

The Committee or the Board may at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan in whole or in part; provided that, except as provided at Section 5 hereof, no amendment by the Committee or the Board will (a) increase the total number of shares of Stock which may be issued subject to the Plan, (b) increase the benefits accruing to a Grantee under an outstanding Award, (c) change the requirements for Plan eligibility, (d) amend Sections 7(g) or 8(e) to allow for repricing of Stock Options or SARs, respectively, or (e) make any other change for which stockholder approval is required under any applicable law, regulation or exchange requirement, in each case, unless such change is approved by the stockholders of the Company in accordance with applicable law, regulation, or exchange requirement. Except as provided in Section 16(h), no action taken pursuant to this Section 14 of the Plan will, without the consent of the Grantee, be effective with respect to any Award which has been previously

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granted to a Grantee if it materially impairs such Award, except that the Committee and the Board have full discretion to amend the Plan to the extent necessary to preserve equity accounting treatment with respect to any Award and any outstanding Award Agreement will be deemed to be so amended without obtaining the consent of any Grantee. For purposes of the Plan, any action of the Board or the Committee that alters or affects the tax treatment of any Award will not be considered to materially impair the rights of any Grantee.

15.	UNFUNDED STATUS OF PLAN

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Grantee by the Company, nothing contained herein will give any such Grantee any rights that are greater than those of a general creditor of the Company.

16.	GENERAL PROVISIONS

(a)    Compliance with Applicable Law. Stock will not be issued (and no payment in any other form will be made) pursuant to the exercise or settlement of any Award granted under the Plan unless the exercise or settlement of such Award and the issuance and delivery of such Stock or other payment pursuant thereto will comply with all relevant provisions of applicable law, including, without limitation, the Securities Act, the Exchange Act, and the requirements of any stock exchange upon which the Stock may then be listed (collectively, “Applicable Law”), and will be further subject to the approval of counsel for the Company with respect to such compliance. The Committee may require any Grantee to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations. This Plan and each Award and Award Agreement are subject to and shall be, to the fullest extent possible, interpreted to be consistent with Applicable Law. In the event of any conflict, the provisions of Applicable Law control over the terms of this Plan and any Award or Award Agreement. Notwithstanding anything in this Plan or any Award Agreement to the contrary, in no event shall any Award, payment or benefit under this Plan or any Award Agreement vest or be settled, paid or accrued, if any such vesting, settlement, payment or accrual would be in violation of Applicable Law. In the event of any such violation, the Company and any Award recipient will cooperate in good faith to endeavor to meet the requirements of Applicable Law in a manner which preserves to the greatest extent possible the intent and purposes of this Plan and the applicable Award, payment or benefit.

(b)    Certificate Legends. The certificates for shares of Stock may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Stock issued or delivered under the Plan will be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is are then listed, and any applicable foreign, federal or state securities law, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

(c)    No Right to Employment. The adoption of the Plan will not confer upon any Eligible Recipient any right to continued employment or service with the Company or any Parent or Subsidiary, as the case may be, nor will it interfere in any way with the right of the Company or any Parent or Subsidiary to terminate the employment or service of any of its Eligible Recipients at any time.

(d)    No Rights as a Stockholder. Except as otherwise provided in an Award Agreement, no Grantee (or other person having rights pursuant to such Award) will have any of the rights of a stockholder of the Company with respect to Stock subject to such Award until such Stock is issued to such person, and, if requested by the Company, until such person has given the representation described in Section 16(a). Except as otherwise provided in an Award Agreement or pursuant to Section 5, no adjustment will be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such stock certificate is issued.

(e)    Non-Transferability. Except as otherwise provided by the Committee or in a Grantee’s Award Agreement, Awards may not be sold, pledged, assigned, encumbered, hypothecated, transferred, or disposed of in any manner other than by will, by the laws of descent or distribution, and as applicable, may be exercised, during the lifetime of the Grantee, only by the Grantee or the Grantee’s legal representative. Any attempt to dispose of any Awards in contravention of any such restrictions will be null and void and without effect. Notwithstanding the foregoing, the Committee in its discretion may permit a Grantee to transfer a Non-Qualified Stock Option by instrument to an inter vivos or testamentary trust in which the Stock Options are to be passed to beneficiaries upon the death of the Grantee, or by gift to Immediate Family. Notwithstanding anything herein or in an Award Agreement to the contrary, any permitted transfer of an Award shall be for no consideration.

(f)    Payment of Taxes/Right of Offset. As a condition to the receipt of any shares of Stock pursuant to any Award or the lifting of restrictions on any Award, or in connection with any other event that gives rise to a withholding obligation on the part of the Company relating to an Award (including, without limitation, for FICA taxes and any other federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such Award), the Company will require that the Grantee remit to the Company, or make arrangements satisfactory to the Committee regarding payment of, an amount sufficient in the opinion of the Committee to satisfy such withholding obligation. If the event giving rise to the withholding obligation involves the issue or transfer of shares of Stock, then, unless the applicable Award Agreement provides otherwise, the Committee may permit the Grantee to satisfy the withholding obligation by electing to have the Company withhold shares of Stock or by tendering previously owned shares of Stock, in each case having a Fair Market Value equal to the minimum statutory amount of tax to be withheld (or by any other mechanism as may be required or appropriate to conform with local tax and other rules). For this purpose, Fair Market Value will be determined as of the date on which the amount of tax to be withheld is determined (and the Company may cause any fractional share amount to be settled in cash). The

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obligations of the Company under the Plan will be conditional on the making of such payments or arrangements, and the Company will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Grantee.

(g)    Tax Notifications. Each Grantee will promptly notify the Company of any election the Grantee makes under Section 83(b) of the Code or any disposition of shares of Stock delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions).

(h)    Section 409A. Notwithstanding anything to the contrary in this Plan or an Award Agreement, if a Grantee is a “specified employee” as determined pursuant to Section 409A of the Code as of the date of his or her “separation from service” (within the meaning of Final Treasury Regulation 1.409A-1(h)) and if any Award or payment or settlement of an Award provided hereunder both (i) constitutes a “deferral of compensation” within the meaning of Section 409A and (ii) cannot be paid or provided in the manner otherwise provided without subjecting the Grantee to “additional tax”, interest or penalties under Section 409A, then any such payment or settlement that is payable or that would be settled during the first six months following Grantee’s “separation from service” shall be paid or provided to Grantee on the first business day of the seventh calendar month following the month in which his or her “separation from service” occurs or, if earlier, at Grantee’s death. In addition, any payment or benefit due upon a termination of Grantee’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid or provided to Grantee upon a “separation from service”. For the purposes of this Agreement, each Award made pursuant hereto shall be deemed to be a separate payment. This provision does not prohibit the vesting of any Award or the vesting of any right to eventual payment or distribution of any amount or benefit under the Plan or any Award Agreement. In the event a Grantee is subject to income inclusion, additional interest or taxes, or any other adverse consequences under Section 409A of the Code, neither the Company, the Board, the Committee, nor its or their employees, designees, agents or contractors shall be liable to any Grantee or other persons in connection with any adverse consequences under Section 409A of the Code.

(i)    Lapse or Forfeiture at or Following Termination of Employment. Unless otherwise provided in an Award Agreement or as determined by the Committee in its discretion:

(i)    Any Award, including, without limitation, Awards that are unvested, vested and unexercised, or subject or not subject to restrictions, shall automatically and immediately lapse and be forfeited if the Grantee’s employment is terminated by the Company for Cause.

(ii)    In the case of a Stock Option or Stock Appreciation Right, the following shall determine the date such Stock Option or Stock Appreciation Right shall lapse on account of termination of employment, provided that in no case shall an Stock Option or Stock Appreciation Right extend beyond the original expiration date specified in the grant thereof:

(A)    Except as provided below, any Stock Option or Stock Appreciation Right that is not vested and fully exercisable on the date a Grantee’s employment terminates shall lapse.

(B)    If the Grantee’s employment is terminated for reasons other than (I) by reason of Disability or death or Retirement, or (II) by the Company for Cause, for that Grantee and with respect to any Stock Option or Stock Appreciation Right that is vested and fully exercisable on the date of termination of employment, the period for exercising that Stock Option or Stock Appreciation Right shall end 90 days after the date of the Grantee’s termination of employment and any unexercised Stock Option or Stock Appreciation Right shall lapse at the end of such 90-day period.

(C)    If the Grantee’s employment terminates by reason of Disability, for that Grantee and with respect to any Stock Option or Stock Appreciation Right that is vested and fully exercisable on the date of termination of employment, the period for exercising that Stock Option or Stock Appreciation Right shall end one year after the date of the Grantee’s termination of employment and any unexercised Stock Option or Stock Appreciation Right shall lapse at the end of such one-year period.

(D)    If the Grantee’s employment terminates by reason of death, or if the Grantee dies during the applicable 90-day or one-year period described above, respectively, for that Grantee and with respect to any Stock Option or Stock Appreciation Right that is vested and fully exercisable on the date of termination of employment, the period for exercising such Stock Option or Stock Appreciation Right shall end one year after the date of the Grantee’s death and any unexercised Stock Option or Stock Appreciation Right shall lapse at the end of such one-year period. Upon the Grantee’s death, the Stock Option or Stock Appreciation Right may be exercised by the Grantee’s beneficiary.

(E)    If the Grantee’s employment is terminated by reason of Retirement, then each of that Grantee’s then outstanding Stock Options and Stock Appreciation Rights shall immediately vest and remain exercisable for the original term of each such Stock Option and Stock Appreciation Right.

(iii)    In the case of any Restricted Stock or Restricted Stock Unit as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Other Award that is subject to any transfer restriction hereunder:

(A)    If the Grantee’s employment is terminated by reason of death, Disability or Retirement, then the restrictions will lapse, and the unearned or unvested portion of the Award will become immediately vested, earned and nonforfeitable.

(B)    If the Grantee’s employment is terminated for any reason other than by reason of death, Disability, or Retirement, then the restricted or unearned portion of the Award shall automatically and immediately be cancelled and forfeited.

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(iv)    In the case of any Performance Award as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, such Performance Award shall be payable as set forth in Section 11 above and the applicable Award Agreement.

(v)    Whether military, government or other service or other leave of absence shall constitute a termination of employment shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive; provided that a Grantee’s employment shall be deemed to be terminated upon the first date following the passage of six months of leave unless the Grantee’ has a statutory or contractual right to reemployment. A termination of employment shall not occur in a circumstance in which a Grantee’ transfers from the Company to one of its Parents or Subsidiaries, transfers from a Parent or Subsidiary to the Company, transfers from one Parent or Subsidiary to another Parent or Subsidiary or, in the discretion of the Committee as specified at or prior to such occurrence, in the case of a spin-off, sale or disposition of the Grantee’s employer from or by the Company. The Committee may in its sole discretion take any further action that it deems to be equitable under the circumstances or in the best interests of the Company, including, without limitation, waiving or modifying any limitation or requirement with respect to any Award under this Plan. A Grantee shall not be considered retired if and so long as he or she continues to serve as a director of the Company or a Subsidiary of the Company.

(vi)    Without limiting in any way the generality of the Committee’s power to specify any terms and conditions of an Award consistent with applicable law, the Committee may specify in an Award Agreement that the Grantee’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, without limitation, the Grantee’s failure to accept the terms of the Award Agreement, termination of employment under certain or all circumstances, violation of material Company policies, breach of noncompetition, confidentiality, nonsolicitation, noninterference, corporate property protection, or any supplementary policy or agreement that may apply to the Grantee, or other conduct by the Grantee that is detrimental to the business or reputation of the Company and its Affiliates.

(j)    Deferral of Awards; Dividend Equivalent Rights. The Committee will be authorized to establish procedures pursuant to which the payment of any Award may be deferred at the election of a Grantee. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award (including, without limitation, any deferred Award), other than Awards of Stock Options and SARs, may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash dividends, or cash payments in amounts equivalent to other dividends or distributions on shares of Stock, with respect to the number of shares of Stock covered by the Award, as determined by the Committee, in its sole discretion; provided, however, that the recipient of a Performance Award shall only be paid any dividends or dividend equivalent rights upon vesting of the applicable Performance Award. The Committee may provide that such amounts (if any) will be deemed to have been reinvested in additional shares of Stock or otherwise reinvested.

(k)    Nature of Payments; Other Payments or Awards. Any and all grants of Awards and issuances of Stock under the Plan will constitute a special incentive payment to the Grantee and will not be taken into account in computing the amount of salary or compensation of the Grantee for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or under any Agreement with the Grantee, unless such plan or Agreement specifically provides otherwise. Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any Award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

(l)    Binding on Successors. The terms of this Plan will be binding upon and inure to the benefit of the Company and its successors and assigns.

(m)    Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements, as to the persons to receive Awards under the Plan, and the terms and provisions of Awards under the Plan.

(n)    Severability. If any of the provisions of this Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable under the Plan.

(o)    Waiver of Claims; Clawback. Before being selected by the Committee to receive an Award, no Eligible Recipient has any right to any benefits under the Plan. Accordingly, in consideration of the Grantee’s receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the Company or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to the Plan or an Award Agreement to which his or her consent is expressly required by the express terms of the Plan or an Award Agreement). Awards under the Plan shall be subject to the clawback, recapture or recoupment policy, if any, that the Company may adopt from time to time to the extent provided in such policy and, in accordance with such policy, as in effect from time to time, may be subject to the requirement that the Awards be forfeited, reduced, or repaid to the Company after they have been distributed or paid to the Grantee.

  ï  2015 Proxy Statement    B-13

APPENDIX B

(p)    Right of Offset. Except with respect to Awards that are intended to be “deferred compensation” subject to Section 409A, the Company will have the right to offset against its obligation to deliver shares of Stock (or cash, other securities or other property) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Grantee then owes to the Company as determined by the Committee.

(q)    No Third Party Beneficiaries. Except as expressly provided therein, neither the Plan nor any Award Agreement will confer on any person other than the Company and the Grantee of any Award any rights or remedies thereunder. The exculpation and indemnification provisions of Section 3(e) will inure to the benefit of a Covered Person’s estate and beneficiaries and legatees.

17.	EFFECTIVE DATE OF PLAN

The Plan will become effective on the date it is initially approved by the Company’s stockholders (the “Effective Date”).

18.	TERM OF PLAN

No Award will be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date (or, in the case of Incentive Stock Options, the tenth anniversary of the earlier of the Effective Date and Board approval of the Plan) or any earlier termination of the Plan as provided in Section 14, but Awards granted before the earlier of such dates may extend beyond that date.

19.	GOVERNING LAW

The Plan and all determinations made and actions taken pursuant hereto will be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflict of laws.

B-14       ï  2015 Proxy Statement

REGIONS FINANCIAL CORPORATION ATTN: INVESTOR RELATIONS 1900 5TH AVENUE NORTH BIRMINGHAM, AL 35203

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M81792-P60108	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

REGIONS FINANCIAL CORPORATION	THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposals:
Election of Directors	For	Against	Abstain
Proposal 1. Nominees:
1a. 1b. 1c. 1d. 1e. 1f. 1g. 1h. 1i. 1j. 1k. 1l.

 George W. Bryan

 Carolyn H. Byrd

 David J. Cooper, Sr.

 Don DeFosset

 Eric C. Fast

 O. B. Grayson Hall, Jr.

 John D. Johns

 Ruth Ann Marshall

 Susan W. Matlock

 John E. Maupin, Jr.

 Charles D. McCrary

 Lee J. Styslinger III

	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐
				The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
				Proposal 2. Ratification of Selection of Ernst & Young LLP as the Independent Registered Public Accounting Firm for 2015.	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:
				Proposal 3. Nonbinding Stockholder Approval of Executive Compensation.	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:
				Proposal 4. Approval of the Regions Financial Corporation 2015 Long Term Incentive Plan.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐
Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

REGIONS FINANCIAL CORPORATION

Annual Meeting of Stockholders

April 23, 2015

9:00 A.M. Central Time

Upper Lobby Auditorium of Regions Bank

1901 Sixth Avenue North

Birmingham, AL 35203

Admission Ticket

to the

Regions Financial Corporation 2015 Annual Meeting of Stockholders

PLEASE BRING THIS ADMISSION TICKET AND A VALID GOVERNMENT-ISSUED PHOTO IDENTIFICATION FOR ADMISSION TO THE MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report on Form 10-K and Chairman’s Letter are available at www.proxyvote.com.

M81793-P60108

PROXY CARD

REGIONS FINANCIAL CORPORATION

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Fournier J. Gale, III and Jeffrey A. Lee, and each of them, proxies with full power of substitution, to vote all of the shares of common stock of Regions Financial Corporation held of record by the undersigned at the Annual Meeting of Stockholders to be held on Thursday, April 23, 2015, and at any adjournments thereof. This card also provides voting instructions for shares held in the Regions Financial Corporation 401(k) Plan or the Computershare Investment Plan for Regions Financial Corporation and held of record by the trustees or agents of such plans. This proxy, when properly executed, will be voted in the manner directed by you. If you sign and return this proxy but do not give any directions, then the proxies will vote FOR Proposal 1, Election of all Director Nominees, FOR Proposal 2, Ratification of Selection of Ernst & Young LLP as the Independent Registered Public Accounting Firm for 2015, FOR Proposal 3, Nonbinding Stockholder Approval of Executive Compensation, and FOR Proposal 4, Approval of the Regions Financial Corporation 2015 Long Term Incentive Plan. The proxies, in their discretion, are further authorized to vote (i) for the election of a person to the Board of Directors, if any nominee named herein becomes unable or unwilling to serve and (ii) on any other matter that may properly come before the meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on reverse side)